UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

BLUE COAT SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.0001 per share, of Blue Coat Systems, Inc. (the “common stock”)

(2)	Aggregate number of securities to which transaction applies: 42,935,788 outstanding shares of common stock, outstanding warrants to purchase an aggregate of 385,356 shares of common stock, outstanding senior convertible notes convertible into an aggregate of 3,853,565 shares of common stock, “in-the-money” options to purchase an aggregate of 3,134,112 shares of common stock, restricted stock units representing an aggregate of 1,564,721 shares of common stock and 383,459 shares of common stock underlying purchase rights outstanding under Blue Coat’s Employee Stock Purchase Plan (the “ESPP”), each as of December 12, 2011.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of (A) 42,935,788 issued and outstanding shares of common stock multiplied by $25.81 per share, (B) 385,356 shares of common stock subject to warrants multiplied by $5.05 per share (which is the difference between $25.81 and the strike price with respect to such warrants of $20.76 per share), (C) 3,853,565 shares of common stock issuable upon the conversion of outstanding senior convertible notes multiplied by $25.81 per share, (D) “in-the-money” options to purchase 3,134,112 shares of common stock with exercise prices below $25.81 multiplied by $8.63 (which is the difference between $25.81 and the weighted average exercise price with respect to such options of $17.18 per share), (E) restricted stock units representing 1,564,721 shares of common stock multiplied by $25.81 per share and (F) 383,459 shares of common stock underlying purchase rights outstanding under the ESPP as of December 12, 2011, multiplied by the excess of the $25.81 over $13.63 (the expected purchase price for each share of common stock under the ESPP). The amount of the filing fee was calculated by multiplying the transaction value by 0.0001146.

(4)	Proposed maximum aggregate value of transaction: $1,281,670,167.73

(5)	Total fee paid: $146,879.40

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear stockholder:

The Board of Directors of Blue Coat Systems, Inc. has adopted an Agreement and Plan of Merger dated as of December 8, 2011 among Blue Coat, Project Barbour Holdings Corporation and Project Barbour Merger Corp. providing for the merger of Project Barbour Merger Corp. with and into Blue Coat, with Blue Coat surviving the merger as a wholly owned subsidiary of Project Barbour Holdings Corporation. Project Barbour Holdings Corporation and Project Barbour Merger Corp. are controlled affiliates of Thoma Bravo, LLC and its co-investors. If the merger is completed, each share of Blue Coat common stock that you own will be converted in to the right to receive $25.81 in cash, without interest and less applicable withholding tax, unless you exercise and perfect your appraisal rights under the Delaware General Corporation Law.

You will be asked, at a special meeting of Blue Coat’s stockholders, to consider and vote on a proposal to approve the merger agreement.

At the special meeting, you also will be asked to consider and vote upon a proposal to approve, by an advisory vote, the agreements and understandings of Blue Coat and its named executive officers concerning compensation that is based on or otherwise relates to the merger contemplated by the merger agreement, and the aggregate total of all such compensation that may be paid or become payable to or on behalf of such executive officers, as disclosed in the accompanying proxy statement under the heading “The Merger—Interests of Executive Officers and Directors of Blue Coat in the Merger.”

After careful consideration, our Board of Directors adopted the merger agreement and the transactions contemplated by the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the stockholders of Blue Coat. THE BOARD OF DIRECTORS OF BLUE COAT RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT, FOR THE APPROVAL, BY ADVISORY VOTE, OF THE EXECUTIVE COMPENSATION PAYABLE IN CONNECTION WITH THE MERGER AND FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of Blue Coat’s stockholders. Blue Coat encourages you to read the entire proxy statement carefully. You may also obtain more information about Blue Coat from documents Blue Coat has filed with the Securities and Exchange Commission.

THIS PROXY STATEMENT IS DATED [****] AND IS FIRST BEING MAILED TO STOCKHOLDERS OF BLUE COAT SYSTEMS, INC. ON OR ABOUT [*****]

Your vote is important. Adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote will have the same effect as a vote against adopting and approving the merger agreement. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or over the Internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR adoption and approval of the merger agreement and adjourning or postponing the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,

Gregory S. Clark

Chief Executive Officer and President

BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [******], 2012

To the Stockholders of Blue Coat Systems, Inc.:

A special meeting of stockholders of Blue Coat Systems, Inc. (“Blue Coat”), a Delaware corporation, will be held at 9:00 a.m., local time, on [*****], 2012, at Blue Coat’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085 for the following purposes:

1.	Adoption and Approval of the Merger Agreement. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger dated as of December 8, 2011, among Project Barbour Holdings Corporation, a controlled affiliate of Thoma Bravo, LLC and its co-investors, Project Barbour Merger Corp., a wholly-owned subsidiary of Project Barbour Holdings Corporation, and Blue Coat, as it may be amended from time to time, pursuant to which Project Barbour Merger Corp. will be merged with and into Blue Coat, with Blue Coat surviving the Merger as a wholly-owned subsidiary of Project Barbour Holdings Corporation (the “Merger”);

2.	Approval of Executive Compensation Payable in Connection with the Merger. To consider and vote on a proposal to approve, by an advisory vote, the agreements and understandings of Blue Coat and its named executive officers concerning compensation that is based on or otherwise relates to the Merger, and the aggregate total of all such compensation that may be paid or become payable to or on behalf of such executive officers, as disclosed in the proxy statement under the heading “The Merger—Interests of Executive Officers and Directors of Blue Coat in the Merger”; and

3.	Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Only stockholders of record at the close of business on [******], 2012 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person. To ensure your representation at the meeting in case you cannot attend, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose or submitting your proxy by telephone or through the Internet. Any stockholder attending the special meeting may vote in person even if he or she has returned or otherwise submitted a proxy card.

Stockholders of Blue Coat who do not vote in favor of adopting and approving the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written demand for appraisal to Blue Coat prior to the time the vote is taken on the Merger Agreement and comply with all other requirements of the Delaware General Corporation Law (“DGCL”). A copy of the applicable DGCL statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under “Appraisal Rights” in the accompanying proxy statement.

The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Blue Coat common stock. The failure to vote will have the same effect as a vote against the Merger. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of adoption and approval of the Merger Agreement, approval, by an advisory vote, of the executive compensation payable in connection with the Merger and adjourning or postponing the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will effectively be counted as a vote against adoption and approval of the Merger Agreement.

BY ORDER OF THE BOARD OF DIRECTORS,

Betsy E. Bayha

Senior Vice President, General Counsel and Secretary

Sunnyvale, California

[*******], 2012

i

ii

BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

Special Meeting of Stockholders

to be held on [****], 2012 at 9:00 AM

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by Blue Coat Systems, Inc. (“Blue Coat” or the “Company”, “we”, “us” or “our”), on behalf of Blue Coat’s Board of Directors (the “Board”), to be used at a special meeting of stockholders, which will be held on [******], [*****], 2012 at 9:00 a.m. local time at Blue Coat’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085. The purpose of the special meeting is for our stockholders to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of December 8, 2011 (the “Merger Agreement”), among Blue Coat, Project Barbour Holdings Corporation (“Parent”), a controlled affiliate of Thoma Bravo, LLC and its co-investors (“Thoma Bravo”), and Project Barbour Merger Corp. (“Merger Sub”), providing for the merger of Merger Sub with and into Blue Coat (the “Merger”), with Blue Coat surviving the Merger as a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning [*****], 2012.

SUMMARY

This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement and the other documents referred to in this proxy statement in order to fully understand the Merger Agreement and the proposed Merger. See “Where You Can Find More Information” on page 78 of this proxy statement. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail, where applicable.

Parties to the Merger

Blue Coat Systems, Inc.

Blue Coat designs, develops and sells a family of proxy and other appliances, and related software and services, that secure, accelerate and optimize the delivery of business applications, Web content and other information to distributed users over a wide area network (“WAN”), or across an enterprise’s gateway to the public Internet.

The principal trading market for Blue Coat common stock (NASDAQ: BCSI) is the Nasdaq Global Select Market. Blue Coat’s principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California 94085. Its telephone number is (408) 220-2200.

Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for 30 years. Thoma Bravo applies its investment strategy across multiple industries, with a particular focus on the software and service sectors, and works in partnership with management to implement its operating and consolidation expertise to build long-term value. In software, Thoma Bravo has completed more than 46 add-on acquisitions across 18 platform companies with total annual earnings of approximately $1 billion.

Thoma Bravo’s principal executive offices are located at 600 Montgomery Street, 32nd Floor, San Francisco, California 94111. Its telephone number is (415) 263-3660.

Project Barbour Holdings Corporation (“Parent”)

Parent is a Delaware corporation and is a controlled affiliate of Thoma Bravo and its co-investors. Parent was formed at the direction of Thoma Bravo solely for the purpose of acquiring Blue Coat and consummating the transactions contemplated by the Merger Agreement, including the related financings. Parent has de minimis assets and no operations.

Parent’s principal executive offices are located at 600 Montgomery Street, 32nd Floor, San Francisco, California 94111. Its telephone number is (415) 263-3660.

Project Barbour Merger Corp. (“Merger Sub”)

Merger Sub is a Delaware corporation and is a wholly-owned subsidiary of Parent. Merger Sub was formed at the direction of Parent in anticipation of the Merger. Subject to the terms of the Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Merger Sub will merge with and into Blue Coat and cease to exist, with Blue Coat continuing as the surviving corporation and as a subsidiary of Parent. Merger Sub has de minimis assets and no operations.

Merger Sub’s principal executive offices are located at 600 Montgomery Street, 32nd Floor, San Francisco, California 94111. Its telephone number is (415) 263-3660.

The Proposed Transaction

•

Stockholder Votes. You are being asked to vote to adopt and approve the Merger Agreement pursuant to which Blue Coat would be acquired by Parent. Adoption and approval of the Merger Agreement requires the Stockholder Approval, as described herein.

•

Price for Your Stock. Upon completion of the Merger, holders of Blue Coat common stock will receive $25.81 in cash, without interest and less applicable withholding tax, for each share of Blue Coat common stock.

Treatment of Blue Coat Options, Restricted Shares, Restricted Share Units and Warrants (see page 52)

Blue Coat stock options, restricted shares, restricted share units and warrants outstanding at the effective time of the Merger will be treated as follows under the Merger Agreement:

•

Stock Options. At or immediately prior to the effective time of the Merger, each outstanding Blue Coat stock option, whether or not exercisable or vested, that has an exercise price less than $25.81 per share, will be canceled and converted into the right to receive an amount in cash equal to the product of (x) the excess of $25.81 over the per share exercise price of the stock option and (y) the total number of shares of Blue Coat common stock subject to such stock option. Blue Coat stock options (whether vested or unvested) with a per share exercise price of $25.81 or higher will be canceled without any cash payment.

•

Restricted Shares. Immediately prior to the effective time of the Merger, each outstanding share of Blue Coat common stock subject to vesting or other lapse restrictions shall vest in full and become free of such restrictions as of the effective time of the Merger (and so will represent the right to receive $25.81 per share).

•

Restricted Share Units. At or immediately prior to the effective time of the Merger, each outstanding restricted share unit with respect to shares of Blue Coat common stock shall be canceled and converted into the right to receive $25.81 per share of Blue Coat common stock subject to such restricted share unit.

•

Warrants. At the effective time of the Merger, each warrant outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive, for each share of Blue Coat common stock subject to such warrant, $5.05 in cash, without interest, which is the difference between $25.81 and the strike price with respect to shares subject to such warrant of $20.76 per share.

Employee Matters (see page 64)

The Merger Agreement contains provisions relating to the benefits that Blue Coat’s employees (including executive officers) will receive in connection with and following the Merger. In particular, under the Merger Agreement:

•

For one year after completion of the Merger, Parent has agreed to provide the U.S.-based Blue Coat employees who remain in the employment of the surviving corporation with base pay and benefits (excluding equity-based compensation and benefits and change in control arrangements) which are substantially comparable, in the aggregate, to that provided by Blue Coat to U.S.-based employees as of the effective time of the Merger; and

•

Parent has agreed to provide Blue Coat’s employees with credit for their service to Blue Coat for purposes of certain compensation and benefit programs, policies or arrangements maintained by the surviving corporation or any of its affiliates in which Blue Coat’s employees become participants.

Senior Convertible Notes (see page 48)

The holders of $80.0 million principal amount of Blue Coat’s Zero Coupon Convertible Senior Notes due June 2, 2013 (the “Senior Notes”) have the right at any time to convert all or any portion of their Senior Notes into shares of Blue Coat common stock at a conversion price equal to $20.76 per share. At the effective time of the Merger, each holder, to the extent such noteholder has not exercised its right to require the surviving corporation to repurchase such note pursuant to the terms of the Senior Notes, has the right to convert such note into the right to receive $25.81 for each share of Blue Coat common stock that would have been issuable upon conversion of such Senior Note immediately prior to the effective time of the Merger.

Board Recommendation (see page 28)

The Board has determined that it is advisable and in the best interests of Blue Coat and its stockholders to consummate the Merger and the other transactions contemplated by the Merger Agreement, and recommends that stockholders vote FOR the proposal to adopt and approve the Merger Agreement, FOR the approval, by an advisory vote, of the executive compensation payable in connection with the Merger and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Reasons for the Merger (see page 28)

The Board considered a number of factors in making its determination that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Blue Coat and its stockholders, including the following:

•

the Merger consideration to be received by Blue Coat’s common stockholders, including the fact that a price of $25.81 per share represents a premium of approximately 48% and 54%, respectively, to the closing price on the last trading day prior to, and the average closing price for the 30-day period prior to, announcement of the execution of the Merger Agreement;

•

Blue Coat’s prospects as an independent public company, including the significant inherent risks and uncertainties associated with achieving its strategic plan, and that the Merger consideration permits the Blue Coat stockholders to immediately realize an attractive price without incurring these risks and uncertainties;

•

the extensive process conducted during the nine months prior to the signing of the Merger Agreement, the fact that the $25.81 per share price was the highest price available from any of the potential buyers and the lack of assurance as to when or whether another favorable opportunity to sell Blue Coat would arise;

•

the financial analysis presented by Goldman, Sachs & Co. (“Goldman Sachs”) and its oral opinion (which was subsequently confirmed in writing) that, as of December 8, 2011 and based on and subject to the factors and assumptions to be set forth in its written opinion, the $25.81 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Blue Coat common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the subsection entitled “The Merger—Opinion of Blue Coat’s Financial Advisor—Opinion of Goldman, Sachs & Co.” The full text of this opinion is attached to this proxy statement as Annex B;

•	the terms of the Merger Agreement, including Blue Coat’s ability to respond to and accept a superior proposal and the agreement’s termination provisions;

•

the unanimous vote in favor of the Merger Agreement and the Merger by Blue Coat’s directors who are not employees and not affiliated with Francisco Partners II, L.P. (together with its affiliates, “Francisco Partners”); and

•	the closing conditions included in the Merger Agreement and the likelihood that the Merger would be completed.

The Board also identified and considered a number of countervailing factors and risks to Blue Coat and its stockholders relating to the Merger and the Merger Agreement, including the following:

•	the possibility that the Merger may not be completed and the potential adverse consequences to Blue Coat;

•

the fact that Blue Coat’s stockholders will not participate in the future growth of Blue Coat during the pre-closing period or following the closing of the Merger because they will be receiving cash for their stock;

•	the fact that Parent requires financing to complete the Merger, and the ongoing uncertainty in financing markets generally;

•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of Parent’s equity investors;

•	limitations on the conduct of Blue Coat’s business prior to closing of the Merger imposed by the interim operating covenants of the Merger Agreement;

•	the $39.0 million termination fee payable to Parent if the Merger Agreement is terminated under certain circumstances;

•	the possible disruptive effect of the Merger on Blue Coat’s customers, suppliers, vendors and employees, as well as the likelihood of litigation challenging the Merger;

•	the fact that the Merger will be a taxable transaction to our stockholders; and

•	potential conflicts of interest of Blue Coat’s directors and executive officers.

Opinion of Blue Coat’s Financial Advisor (see page 36)

Goldman, Sachs & Co. delivered its opinion to Blue Coat’s Board of Directors that, as of December 8, 2011 and based upon and subject to the factors and assumptions set forth therein, the $25.81 per share of Blue Coat common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Blue Coat common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 8, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of Blue Coat’s Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Blue Coat’s common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Blue Coat and Goldman Sachs, Blue Coat has agreed to pay Goldman Sachs a transaction fee of approximately $17 million, $5 million of which became payable upon the announcement of the execution of the Merger Agreement and the remaining approximately $12 million of which is payable upon consummation of the Merger.

Financing (see page 45)

Blue Coat and Parent estimate that the total amount of funds necessary to pay the consideration under the Merger Agreement is approximately $1.3 billion, assuming full conversion of the Senior Convertible Notes prior to the effective time of the Merger. On December 8, 2011, Parent entered into a debt commitment letter with Jefferies Finance LLC, which provides for a fully committed term loan of $415.0 million and a $50.0 million revolving credit facility of which no more than $40.0 million may be drawn at the closing of the Merger, subject to customary conditions, to fund the cash consideration for the Merger and related fees and costs. Parent also received equity commitment letters pursuant to which certain investors individually committed to contribute cash aggregating to $514 million to Parent at or prior to the consummation of the Merger, subject to certain conditions. Parent has represented that, with the aggregate proceeds of this debt and equity financing and Blue Coat’s available cash, Parent will have sufficient funds at the closing of the Merger to fund the payment of the Merger consideration. For a more complete description of Parent’s financing for the Merger, see the section entitled “The Merger—Financing.”

Under the Merger Agreement, Blue Coat has agreed to allow Parent and its financing sources a period of 15 consecutive business days to market the debt financing, provided such 15 day period shall commence no earlier than January 3, 2012. For details on this marketing period, see the section entitled “The Merger Agreement—Financing.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 48)

In general, the Merger will be a taxable transaction for holders of shares of Blue Coat’s common stock. For U.S. federal income tax purposes, you will generally recognize capital gain or loss measured by the difference, if any, between the cash you receive in the Merger and your tax basis in the shares exchanged in the Merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). You should consult your own tax advisor as to the specific tax consequences to you of the Merger, including the effect of applicable foreign, state, local and other tax laws.

Required Antitrust Approvals (see page 49)

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Merger may not be consummated until notification and report forms have been filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission by Parent and Blue Coat, and the applicable waiting period has expired or been terminated. Parent and Blue Coat will file the notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division promptly following the filing of this proxy statement. The associated initial waiting period will expire 30 days after such filings are made, unless a request is made for additional information or documentary material or the waiting period is earlier terminated. There can be no assurance as to the outcome of the review.

The antitrust or merger control statutes or regulations of certain foreign countries in which Blue Coat operates may also require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. Blue Coat will seek further information regarding the applicability of any such statutes or regulations and currently intends to take such action as they may require, but no assurance can be given that any necessary approvals will be obtained. Blue Coat will not be obligated to complete the Merger until any required approvals or exemptions have been obtained or any applicable waiting periods have expired.

The Special Meeting of Blue Coat’s Stockholders (see page 16)

•	Date, Time and Place. The special meeting will be held at 9:00 a.m. local time, on [******], 2012, at Blue Coat’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085.

•

Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of Blue Coat common stock you own of record as of [****], 2012, which is the record date for the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were [*******] shares of Blue Coat common stock outstanding.

•

Vote Required. The adoption and approval of the Merger Agreement requires the affirmative vote of a majority of the holders of the outstanding shares of Blue Coat common stock at the close of business on the record date (the “Stockholder Approval”). A failure to vote or a vote to abstain has the same effect as a vote AGAINST approval of the Merger Agreement.

•

Procedure for Voting. You can vote shares you hold of record by attending the special meeting and voting in person, by mailing the enclosed proxy card, or by voting over the telephone or over the Internet. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted.

•

How to Revoke Your Proxy. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise Blue Coat’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Appraisal Rights (see page 73)

If certain criteria are satisfied, the Delaware General Corporation Law (“DGCL”) provides you with the right to seek an appraisal of your shares, provided that you perfect those rights in the manner provided for in the DGCL. This means that if you are not satisfied with the amount you are receiving in the Merger, you may be entitled to have the value of your shares determined by a Delaware court and to receive payment based on that valuation. The amount you ultimately receive as a dissenting stockholder in an appraisal proceeding may be more, the same as or less than the amount you would be entitled to receive under the terms of the Merger Agreement.

Blue Coat’s Stock Price (see page 70)

Shares of Blue Coat’s common stock are listed on The Nasdaq Global Select Market (the “Nasdaq”) under the trading symbol “BCSI.” On December 8, 2011, which was the last trading day before the announcement of the Merger, Blue Coat’s common stock closed at $17.48 per share. On [*******], 2012, which was the last practicable trading day before this proxy statement was printed, Blue Coat’s common stock closed at $[**] per share.

Non-Solicitation of Other Offers (see page 61)

The Merger Agreement contains restrictions on Blue Coat’s ability to solicit or engage in discussions or negotiations with any third party regarding a proposal to acquire a significant interest in Blue Coat. Notwithstanding these restrictions, under certain limited circumstances, the Board may respond to an unsolicited competing proposal and terminate the Merger Agreement to enter into an acquisition agreement with respect to a “superior proposal” (as defined in the section entitled “The Merger Agreement—Other Acquisition Proposals”).

Termination of the Merger Agreement (see page 66)

The Merger Agreement can be terminated under certain circumstances, including:

•	by mutual written consent of Blue Coat and Parent;

•	by either Parent or Blue Coat, if:

•	the Merger has not been consummated on or before April 6, 2012; except that such end date cannot occur sooner than three business days after the end of the marketing period provided to the

Financing Facility’s arranger to syndicate the Financing Facility (the “End Date”), and provided that such right to terminate the Merger Agreement is not available to any party whose breach of the Merger Agreement has resulted in the failure of the Merger to be consummated by the End Date;

•	there is a legal prohibition in effect that makes completion of the Merger illegal or otherwise prohibited or that permanently enjoins Parent, Merger Sub or Blue Coat from completing the Merger; or

•	the Stockholder Approval is not obtained at the special meeting or any postponement or adjournment thereof.

•	by Parent, if:

•

Blue Coat’s Board: (i) fails to make, withdraws, modifies or qualifies in any manner adverse to Parent its recommendation that stockholders adopt and approve the Merger Agreement; (ii) approves, adopts or recommends or proposes to approve, adopt or recommend an alternative acquisition proposal; or (iii) fails to publicly recommend against an alternative acquisition proposal (the occurrence of any of (i), (ii) or (iii) being an “adverse recommendation change”); provided that Parent exercises such right prior to the special meeting;

•

Blue Coat’s Board fails to reaffirm its recommendation within five business days after a written request to do so by Parent; provided that Parent exercises such right prior to the special meeting and within five business days of such failure to reaffirm;

•

Blue Coat materially breaches any of its representations or warranties or fails to materially perform any covenant or obligation in the Merger Agreement, and such breach cannot be cured by the End Date; or

•	Blue Coat breaches its covenant not to solicit alternative acquisition proposals (other than immaterial or inadvertent breaches not intended to result in an Acquisition Proposal).

•	by Blue Coat, if:

•	the Board authorizes Blue Coat to enter into an alternative acquisition agreement, provided that Blue Coat pays the applicable termination fee;

•

if Parent or Merger Sub breaches any of its representations or warranties or fails to perform any covenant or obligation contained in the Merger Agreement, and such breach cannot be cured by the End Date; or

•	if the Merger is not consummated within three business days after Blue Coat’s delivery of notice that the conditions to closing the Merger have been satisfied.

Termination Fees and Expenses (see page 67)

If the Merger Agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 67:

•	Blue Coat may be obligated to pay a termination fee of $39.0 million; or

•

Parent may be obligated to pay Blue Coat a termination fee of $73.0 million. Thoma Bravo Fund IX, L.P. and Ontario Teachers’ Pension Plan Board (“Teachers”) have provided limited guarantees of the obligation of Parent to pay this termination fee. Teachers’ guarantee was determined based upon the relative size of its equity commitment to Parent.

Interests of Blue Coat’s Directors and Executive Officers in the Merger (see page 31)

You should be aware that some of Blue Coat’s directors and executive officers have interests in the Merger that are different from, or are in addition to, the interests of Blue Coat’s stockholders generally. These interests relate to equity securities held by such persons and their affiliates; change of control severance and retention arrangements covering Blue Coat’s executive officers; and indemnification of Blue Coat’s directors and officers by the surviving corporation following the Merger.

Shares Held by Directors and Executive Officers (see page 71)

As of the close of business on December 12, 2011, the current directors and executive officers of Blue Coat on such date were deemed to beneficially own 3,485,156 shares of Blue Coat common stock, which represented approximately 7.66% of the shares of Blue Coat common stock outstanding on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), as described below under “Security Ownership of Certain Beneficial Owners and Management.”

Procedure for Receiving Merger Consideration (see page 53)

Parent will appoint an exchange agent to coordinate the payment of the cash Merger consideration following the Merger. If you own shares of Blue Coat common stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares. If you hold certificated shares, the exchange agent will send you written instructions for surrendering your certificates and obtaining the cash Merger consideration at or about the date on which Blue Coat completes the Merger. Do not send in your share certificates now.

Conditions to the Merger (page 65)

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of various conditions, including the following:

•	the approval of the Merger Agreement by Blue Coat’s stockholders;

•	the absence of any injunctions or other legal prohibitions preventing the consummation of the Merger; and

•

the expiration or termination of the waiting period under the HSR Act and the obtaining of any other approvals or clearances required to consummate the Merger with respect to any foreign antitrust laws.

Parent’s obligation to complete the Merger is subject to the satisfaction or waiver of additional conditions, including the following:

•	Blue Coat’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects;

•	the accuracy of Blue Coat’s representations and warranties in the Merger Agreement to varying standards depending on the representation and warranty;

•	the delivery to Parent of an officer’s certificate from Blue Coat confirming that the conditions described in the immediately preceding two bullets have been satisfied;

•

the absence, since December 8, 2011, of any condition, event, change, occurrence, state of facts or effect which has had or would be reasonably expected to have, a Material Adverse Effect (as defined under “The Merger Agreement—Representations and Warranties”) on Blue Coat; and

•	Blue Coat’s having filed with the SEC all documents required to be filed with the SEC that are required to contain financial statements.

Blue Coat’s obligation to complete the Merger is subject to the satisfaction or waiver of additional conditions, including the following:

•

the accuracy, in all material respects, of Parent’s and Merger Subs’ representations and warranties in the Merger Agreement, unless such inaccuracies, individually or in the aggregate, have not and would not prevent, materially delay or impede the performance of Parent and Merger Sub of its obligations under the Merger Agreement; and

•	the delivery to Blue Coat of an officer’s certificate from Parent confirming that the condition described in the immediately preceding bullet has been satisfied.

Questions

If you have additional questions about the Merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact Alliance Advisors, LLC, Blue Coat’s proxy solicitation agent. The address of Alliance Advisors, LLC is 200 Broadacres Drive, 3rd Fl., Bloomfield, NJ 07003. You can call Alliance Advisors, LLC toll-free at 877-777-8588 or collect at 973-873-7700.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the proposed transaction?

A: The proposed transaction is the acquisition of Blue Coat by Parent under the Merger Agreement dated as of December 8, 2011 among Blue Coat, Parent and Merger Sub. Once the Merger Agreement has been approved by Blue Coat’s stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Blue Coat. Blue Coat will be the surviving corporation in the Merger and will become wholly owned by Parent. Parent is a controlled affiliate of Thoma Bravo and its co-investors. The Merger Agreement is attached as Annex A to this proxy statement.

Q: What will Blue Coat’s stockholders receive in the Merger?

A: If the Merger contemplated by the Merger Agreement is completed, the holders of Blue Coat common stock will receive $25.81 in cash, without interest and less applicable withholding tax, for each share of Blue Coat common stock that they own immediately prior to the effective time of the Merger, unless they exercise and perfect their appraisal rights under the DGCL.

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by Blue Coat’s stockholders or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Blue Coat common stock in connection with the Merger. Instead, Blue Coat will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq. If the Merger Agreement is terminated under specified circumstances, Blue Coat may be required to pay Parent a termination fee of $39.0 million and if the Merger is terminated under certain other circumstances, Parent may be required to pay Blue Coat a termination fee of $73.0 million as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses.”

Q: Where and when is the special meeting?

A: The special meeting will take place at 9:00 a.m., local time, on [******], 2012, at Blue Coat’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085.

Q: Who is eligible to vote?

A: Holders of Blue Coat common stock as of the close of business on [******], 2012, the record date for the special meeting, are eligible to vote.

Q: How many votes do Blue Coat’s stockholders have?

A: Holders of Blue Coat common stock have one vote for each share of Blue Coat common stock that such holder owned at the close of business on [******], 2012, the record date for the special meeting.

Q: What vote of Blue Coat’s stockholders is required to approve the Merger Agreement?

A: The following are the vote requirements for the proposals:

•	Adoption of the Merger Agreement. In order to complete the Merger, holders of a majority of the outstanding shares of Blue Coat common stock must vote FOR the adoption of the Merger Agreement.

•

Advisory vote approving the executive compensation payable in connection with the Merger. The affirmative vote of holders of a majority of the votes cast at the special meeting and entitled to vote thereon will be required to approve, by an advisory vote, the executive compensation payable in connection with the Merger.

•

Adjournment (if necessary). The affirmative vote of holders of a majority of the votes cast at the special meeting and entitled to vote thereon will be required to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q: Why am I being asked to cast an advisory (non-binding) vote to approve the executive compensation payable in connection with the Merger?

A: The SEC has recently adopted new rules that require Blue Coat to seek an advisory (non-binding) vote with respect to certain payments that could become payable to Blue Coat’s named executive officers in connection with the Merger.

Q: What will happen if the stockholders do not approve the executive compensation payable in connection with the Merger?

A: Approval of the executive compensation payable in connection with the Merger is not a condition of the completion of the Merger. The vote with respect to the executive compensation payable in connection with the Merger is an advisory vote and will not be binding on Blue Coat. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable as executive compensation in connection with the Merger will still be paid to Blue Coat’s named executive officers as long as any other conditions applicable thereto are satisfied.

Q: What constitutes a quorum for the special meeting?

A: A majority of the outstanding shares of Blue Coat common stock entitled to vote being present in person or represented by proxy constitutes a quorum for the special meeting. If a quorum shall fail to attend the meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date or time.

Q: How does Blue Coat’s Board recommend that I vote?

A: Blue Coat’s Board has determined that it is advisable and in the best interests of Blue Coat and its stockholders to consummate the Merger and the other transactions contemplated by the Merger Agreement, and recommends that stockholders vote FOR the proposal to adopt the Merger Agreement, FOR the approval, by advisory vote, of the executive compensation payable in connection with the Merger and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. The Board is soliciting stockholder votes consistent with the Board’s recommendation. You should read the section entitled “The Merger—The Recommendation of Blue Coat’s Board and Blue Coat’s Reasons for the Merger” for a discussion of the factors that the Board considered in deciding to recommend voting FOR adoption of the Merger Agreement.

Q: What do I need to do now?

A: Please read this proxy statement carefully, including its annexes, to consider how the Merger affects you. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope or submit your proxy over the telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting of Blue Coat’s stockholders. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR adoption and approval of the Merger Agreement, FOR approval, by advisory vote, of the executive compensation payable in connection with the Merger, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q: What happens if I do not return a proxy card or otherwise vote?

A: The failure to return your proxy card or to otherwise vote will have the same effect as voting against the Merger. A vote to abstain will also have the same effect as voting against the Merger.

Q: How do I vote?

A: If you are a stockholder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. If you vote by proxy, your shares will be voted as you specify on the proxy card, over the telephone or on the Internet. Whether or not you plan to attend the meeting, Blue Coat urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and you will be given a ballot when you arrive.

•

To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Blue Coat before the special meeting, Blue Coat will vote your shares as you direct.

•

To vote over the telephone, dial toll-free the telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [*****], Pacific Time, on [*****], 2012 to be counted.

•

To vote on the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [*****], Pacific Time, on [*****], 2012 to be counted.

If your shares of common stock are held in “street name” by your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Blue Coat. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares following the procedures provided by your broker. Without such instructions, your shares will not be voted, which will have the same effect as voting against the Merger. See “The Special Meeting of Blue Coat’s Stockholders—Voting by Proxy.”

Blue Coat provides Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q: What does it mean if I receive more than one set of materials?

A: This means you own shares of Blue Coat common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards that you receive, or vote all of your shares over the telephone or over the Internet in accordance with the instructions above in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope and control number(s); if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card, and if you vote by telephone or via the Internet, use the control number(s) on each proxy card.

Q: May I vote in person?

A: If you are the stockholder of record of shares of Blue Coat common stock, you have the right to vote in person at the special meeting with respect to those shares. If you are the beneficial owner of shares of Blue Coat common stock, you are invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you obtain a legal proxy from your broker, bank or nominee giving you the right to vote the shares at the special meeting. Even if you plan to attend the special meeting as a stockholder of record, we recommend that you also submit your proxy card or voting instructions as described in the above Q&A entitled “How do I vote?” so that your vote will be counted if you later decide not to attend the special meeting.

Q: Am I entitled to appraisal rights?

A: Under Section 262 of the DGCL, Blue Coat’s stockholders will be entitled to dissent and to seek appraisal for their shares only if certain criteria are satisfied. See “Appraisal Rights” and Annex C of this proxy statement.

Q: Is completion of the Merger subject to any conditions?

A: Yes. Parent and Blue Coat are not required to complete the Merger unless a number of conditions are satisfied or waived. These conditions include the adoption of the Merger Agreement by Blue Coat’s stockholders and expiration of the waiting period under the HSR Act. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see “The Merger Agreement—Conditions of the Merger.”

Q: Is the Merger expected to be taxable to owners of our common stock?

A: In general, your receipt of the cash consideration for each of your shares of Blue Coat common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under foreign, state, local or other tax laws. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor as to the specific tax consequences to you of the Merger in light of your particular circumstances.

Q: When do you expect the Merger to be completed?

A: Parent and Blue Coat are working to complete the Merger as quickly as possible after the special meeting. In order to complete the Merger, we must obtain the required Stockholder Approval, and a number of other closing conditions under the Merger Agreement must be satisfied or waived. See “The Merger Agreement—Conditions to the Merger.”

Q: Should I send in my stock certificates now?

A: No. At or about the date of completion of the Merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Parent’s exchange agent in order to receive the Merger consideration. You should use the letter of transmittal to exchange stock certificates for the Merger consideration to which you are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

If you own shares of Blue Coat common stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares following the completion of the Merger.

Q: Who can help answer my questions?

A: The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes. If you would like additional copies of this proxy statement, without charge, or if you have questions about the Merger, including the procedures for voting your shares, you should contact Alliance Advisors, LLC, Blue Coat’s proxy solicitation agent. The address of Alliance Advisors, LLC is 200 Broadacres Drive, 3rd Fl., Bloomfield, NJ 07003. You can call Alliance Advisors, LLC toll-free at 877-777-8588 or collect at 973-873-7700.

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the Merger, the Merger Agreement or other matters discussed in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Blue Coat, the expected completion and timing of the Merger and other information relating to the Merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary”, “The Merger”, and “Opinion of Blue Coat’s Financial Advisors—Opinion of Goldman, Sachs & Co.” and in statements containing the words “believes”, “expects”, “anticipates”, “intends”, “plans”, “predicts”, “may”, “will”, “should”, “would”, “could”, “potential”, “continue”, “ongoing”, “estimates” or other similar expressions. For each of these statements, Blue Coat claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although Blue Coat believes that the expectations reflected in these forward-looking statements are reasonable, Blue Coat cannot assure you that the actual results or developments it anticipates will be realized, or even if realized, that they will have the expected effects on the business or operations of Blue Coat. These forward-looking statements speak only as of the date on which the statements were made. Blue Coat undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement. In addition to other factors and matters contained or incorporated in this document, Blue Coat believes the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the effect of the announcement of the Merger on Blue Coat’s business relationships, operating results and business generally, including Blue Coat’s ability to retain key employees;

•	the financial performance of Blue Coat through the completion of the Merger, including in particular Blue Coat’s revenue and earnings per share;

•	competitive pressures in the markets in which Blue Coat competes, particularly the Security, WAN Optimization and Cloud markets;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay $39.0 million as a termination fee to Parent;

•	volatility in the stock markets and Blue Coat’s history of variable financial results;

•	the timing of, and regulatory and other conditions associated with, the completion of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the possibility that the Merger does not close, including, but not limited to, due to the failure to obtain approval of Blue Coat’s stockholders;

•	the loss of key employees;

•	general economic and political conditions, natural disasters, health concerns, and technological developments;

•	the potential adverse effect on Blue Coat’s business, properties and operations because of certain covenants Blue Coat agreed to in the Merger Agreement;

•	risks related to failure to protect Blue Coat’s intellectual property and litigation in which Blue Coat is currently or may become involved; and

•	other factors that are described from time to time in Blue Coat’s periodic filings with the SEC.

THE SPECIAL MEETING OF BLUE COAT’S STOCKHOLDERS

Date, Time and Place

The special meeting will take place at 9:00 a.m., local time, on [****], 2012, at Blue Coat’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085.

Purpose

At the special meeting, Blue Coat’s stockholders will be asked to:

•	consider and adopt the Merger Agreement;

•	approve, by an advisory vote, the executive compensation payable in connection with the Merger; and

•

approve the adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement.

Blue Coat does not expect that any matter other than the proposals listed above will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their judgment.

Blue Coat Board Recommendation

The Board has determined that it is advisable and in the best interests of Blue Coat and its stockholders to consummate the Merger and the other transactions contemplated by the Merger Agreement, and recommends that the stockholders vote FOR the proposal to adopt the Merger Agreement, FOR the proposal to approve, by an advisory vote, the executive compensation payable in connection with the Merger and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Who Can Vote at the Special Meeting

Only holders of record of Blue Coat common stock as of the close of business on [****], 2012, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were [******] shares of common stock outstanding.

Vote Required; Quorum

The approval of the Merger Agreement requires Blue Coat to obtain the Stockholder Approval. The Stockholder Approval requires the affirmative vote of a majority of the outstanding shares of Blue Coat common stock. Because the required votes of Blue Coat’s stockholders are based upon the number of outstanding shares of common stock, and not based on the number of outstanding shares represented in person or by proxy at the special meeting, failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST approval of the Merger Agreement. A vote to abstain will have the same effect.

The affirmative vote of a majority of the votes cast at the special meeting and entitled to vote thereon will be required to approve, by an advisory vote, the executive compensation payable in connection with the Merger. Because the vote is advisory in nature only, it will not be binding on Blue Coat, and failure to receive the vote required for approval will not in itself change Blue Coat’s obligations to pay the executive compensation payable in connection with the Merger. Abstentions or broker non-votes will have no effect on this proposal.

The affirmative vote of a majority of the votes cast at the special meeting and entitled to vote thereon will be required to approve the adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies. Abstentions or broker non-votes will have no effect on this proposal.

If your shares of common stock are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Under applicable regulations, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the approval of the Merger Agreement. As a result, if you do not instruct your broker to vote your shares of common stock, your shares will not be voted.

Voting by Proxy

This proxy statement is being sent to you on behalf of the Board for the purpose of requesting that you allow your shares of Blue Coat common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Blue Coat common stock represented at the meeting by properly executed proxy cards, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board. The Board recommends a vote FOR adoption of the Merger Agreement, FOR the proposal to approve, by an advisory vote, the executive compensation payable in connection with the Merger and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise Blue Coat’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of, among other things, soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement. Any adjournment to a date not more than 30 days after the date originally fixed for the special meeting may be made without notice, other than by an announcement made at the special meeting of the time and place of the adjourned meeting. If a quorum is present at the meeting, any such adjournment must be approved by the affirmative vote of the majority of the votes cast at the special meeting. If no instructions are indicated on your proxy card, your shares of common stock will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Blue Coat’s stockholders who have already sent in their proxies to revoke them at any time before voting occurs at the special meeting as adjourned. Under the Merger Agreement, Blue Coat is permitted to adjourn or postpone the special meeting in the following cases:

•

after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to Blue Coat’s stockholders within a reasonable amount of time in advance of the special meeting;

•	as otherwise required by applicable laws; or

•

if as of the time for which the special meeting is scheduled, there are insufficient shares of Blue Coat common stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting.

House-holding

Certain Blue Coat stockholders who share an address are being delivered only one copy of this proxy statement unless Blue Coat or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a Blue Coat stockholder at a shared address to which a single copy of this proxy statement was delivered, Blue Coat will promptly deliver a separate copy of such document to the requesting Blue Coat stockholder. Written requests should be made to Blue Coat Systems, Inc., Attention: Investor Relations, 420 North Mary Avenue, Sunnyvale, CA 94085, and oral requests may be made by calling Investor Relations of Blue Coat at (408) 220-2200. In addition, Blue Coat stockholders who wish to receive a separate copy of Blue Coat’s proxy statements and annual reports in the future should notify Blue Coat either in writing addressed to the foregoing address or by calling the foregoing telephone number.

Blue Coat stockholders sharing an address who are receiving multiple copies of Blue Coat’s notice of internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by writing Blue Coat at the address above or calling Blue Coat at the telephone number above.

Solicitation of Proxies

Blue Coat will pay all of the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Blue Coat may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. Blue Coat will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Blue Coat has engaged Alliance Advisors, LLC to assist in the solicitation of proxies for the special meeting and will pay Alliance Advisors, LLC a fee of approximately $11,500, plus reimbursement of out-of-pocket expenses. The address of Alliance Advisors, LLC is 200 Broadacres Drive, 3rd Fl., Bloomfield, NJ 07003. You can call Alliance Advisors, LLC toll-free at 877-777-8588 or collect at 973-873-7700.

THE MERGER

The following is a discussion of the Merger, including the process undertaken by Blue Coat and Blue Coat’s Board in identifying and determining whether to engage in the proposed transaction. This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

Blue Coat designs, develops and sells a family of proxy and other appliances, and related software and services, that secure, accelerate and optimize the delivery of business applications, Web content and other information to distributed users over a wide area network (“WAN”), or across an enterprise’s gateway to the public Internet. Blue Coat’s Board, together with senior management, regularly evaluates Blue Coat’s business strategy, strategic alternatives, prospects for growth and opportunities to create value for Blue Coat’s stockholders.

In June 2008 Blue Coat expanded its presence in the WAN acceleration market with its acquisition of Packeteer, Inc., a leading provider of WAN application delivery systems. A portion of Blue Coat’s financing for the acquisition was obtained from one of Packeteer’s significant stockholders, an affiliate of the hedge fund Elliott Associates, L.P., and from an affiliate of the private equity firm Francisco Partners, which in June 2006 had made an equity investment in Blue Coat. Keith Geeslin, a partner at Francisco Partners, joined the Blue Coat Board in connection with Francisco Partners’ 2006 investment and has been a member of the Board since that time. The 2008 financing took the form of an aggregate of $80 million in zero coupon senior convertible notes and warrants. Immediately following the Packeteer acquisition, Elliott and Francisco Partners beneficially owned approximately 5.8% and 5.3%, respectively, of Blue Coat’s common stock.

In late 2010, Elliott began taking an activist role with Blue Coat. It contacted management in October to urge a sale of Blue Coat and it filed a Schedule 13D with the SEC in December, disclosing that it had amassed beneficial ownership of 9.0% of Blue Coat’s common stock. Also in December, Elliott provided the Board with a presentation prepared by Elliott criticizing Blue Coat’s strategic initiatives and again urging the Board to put Blue Coat up for sale. Elliott later disclosed on March 11, 2011 that its beneficial holdings had risen to 9.9% of Blue Coat’s common stock.

Since the fourth quarter of fiscal 2010, Blue Coat has faced increased challenges to its business. Blue Coat’s revenue growth rate slowed from 45.6% in fiscal 2009 to 11.6% for the fiscal year ended April 30, 2010, and revenues declined 1.8% for the fiscal year ended April 30, 2011 as compared to the previous fiscal year. Based on its review, management attributed the weakening results to an increasingly competitive environment in the mid-enterprise portion of Blue Coat’s web security business, together with a variety of internal execution challenges.

The Board met with senior management on March 24, 2011 and April 14, 2011 to review the year-end strategic analysis prepared by management to better understand Blue Coat’s operational challenges and to assist in evaluating various strategies, including internal changes and potential acquisitions, targeted to return Blue Coat to revenue growth. The Board also reviewed a financial plan and strategic roadmap covering fiscal 2012 through fiscal 2014. The Board concluded that focusing the company’s efforts on its secure web gateway, WAN optimization and cloud businesses was the strategic approach that would provide Blue Coat with the strongest opportunity for growth.

In connection with Blue Coat’s strategic planning during early 2011, the Board discussed with management and its advisors, on multiple occasions, the risks that Elliott’s increasing holdings posed to Blue Coat. On February 15, the Board met with Davis Polk & Wardwell LLP, Blue Coat’s legal advisor, to discuss Blue Coat’s defensive profile, developments in Blue Coat’s stockholder base, and the fiduciary duties owed by the Board in the event of an unsolicited takeover offer, with the goal of enhancing Blue Coat’s preparedness and facilitating a Board process to maximize stockholder value if such an offer was made. The Board considered Elliott’s Schedule 13D filing as indicative of Elliott’s potential interest in attempting to force a change in control of Blue Coat in the event that Elliott did not agree with Blue Coat’s choice of strategic alternatives.

In the March 24 meeting the Board discussed with management the advisability of engaging in more detailed discussions with Elliott regarding Blue Coat’s strategic direction. The Board authorized management to enter into a non-disclosure agreement with Elliot to facilitate such discussions. The Board also discussed Elliott’s articulated concerns with respect to Blue Coat, appropriate steps that might be taken by Blue Coat to both address those concerns and to preserve and enhance the value of Blue Coat and its assets, and the possible retention of a financial advisor to assist in reviewing Blue Coat’s strategic alternatives.

The Board met again on April 7 with representatives from Goldman, Sachs & Co. and Davis Polk to address Elliott’s activities. Goldman Sachs advised the Board on the environment for activist investors, tactics potentially at the disposal of Elliott and other activist investors to force a change in control of Blue Coat, past tactics utilized by Elliott against others, Blue Coat’s overall vulnerability to an unsolicited tender offer and ways in which Blue Coat could prepare for such tactics. The Board discussed with its financial and legal advisors the potential for disruption that a public contest for control of Blue Coat could have on its employees, customers and partners, and its ability to achieve its strategic plan, as well as ways that Blue Coat could prepare so that the Board would have sufficient time and control over the process to review Blue Coat’s potential strategic alternatives and choose the alternative that maximizes stockholder value.

On April 29, after meetings in March and April with potential financial advisors, Blue Coat retained Goldman Sachs to assist Blue Coat in preparing for potential acquisition proposals and any attempts by third parties to acquire Blue Coat or to commence a proxy contest. The Board directed management to continue to engage in a meaningful dialogue with Elliott.

On May 9 Blue Coat executed a non-disclosure agreement with Elliott. On May 12 management met with Elliott, which reiterated its view that Blue Coat’s most compelling strategic option was a sale of the Company. On May 24 and June 3 the Board met with management to discuss the Elliott meeting and follow-up discussions that had been held between management and Goldman Sachs. The non-employee members of the Board also met separately to discuss Elliott’s position and Blue Coat’s strategic options. Two non-employee members of the Board, James Barth and James Tolonen, also joined management in a meeting with Elliott on June 28, at which Elliott continued to emphasize its position.

During June, several discussions took place among management, the Board, Goldman Sachs and Davis Polk to assess alternatives. On May 26 Blue Coat had released disappointing earnings results for the fourth fiscal quarter ended April 30, reporting sequential and year-over-year declines in quarterly revenue. Blue Coat also reduced guidance for the first fiscal quarter ending July 31. Although the Board continued to support management’s recently developed strategic plan, the Board noted that significant execution risks remained and that management’s efforts to date had not had the desired impact. The Board also was concerned that Blue Coat could suffer significant competitive pressures and employee retention issues if Elliott determined to launch an unsolicited bid for control of Blue Coat.

The Board therefore determined that it was in the best interests of Blue Coat and its stockholders to authorize Goldman Sachs to gauge the interest of third parties in a potential strategic transaction, including a possible sale of Blue Coat. Goldman Sachs reviewed with the Board a broad list of companies viewed to be a potential strategic fit with Blue Coat, that had demonstrated an interest in acquisitions, and that were believed financially capable of consummating a transaction. At this stage in the process, the Board directed management and Goldman Sachs to focus on combinations with potential strategic buyers, since it believed that the potential operational synergies of such a combination could result in a more attractive valuation than could be realized from a private equity acquirer. The non-employee members of the Board also met separately on June 23 to discuss these developments.

Goldman Sachs was in contact with nine potential strategic buyers in June and July to gauge interest. Of these nine strategic buyers, five, including one strategic buyer referred to as S1, declined to proceed beyond preliminary discussions and did not enter into a non-disclosure agreement. The remaining four strategic buyers, referred to as S2, S3, S4 and S5, entered into non-disclosure agreements with Blue Coat between July and September. Management held one meeting with each of S4 and S5 in July, but both companies dropped out of the process and neither made an acquisition proposal. Management and Goldman Sachs held multiple meetings with S2 and S3 in July through September and made diligence materials available to both companies via a virtual data room at the end of September. Both S2 and S3 dropped out of the process in October without making an acquisition proposal. An additional strategic buyer, S6, expressed an interest in pursuing an acquisition at the end of August but did not then enter into a non-disclosure agreement with Blue Coat.

On August 2 the Board met with management to receive an update on discussions with potential strategic buyers. The non-employee members of the Board also met separately to discuss recent developments.

Blue Coat’s results continued to suffer during the first quarter of fiscal 2012, which ended July 31, 2011, with product revenues declining 22.5% over the comparable quarter in the prior year. On August 3 the non-employee members of the Board, other than Brian NeSmith, met separately to consider whether a management change was necessary, given Blue Coat’s continued operating problems. The Board determined that a change in the chief executive officer position would be in the best interests of Blue Coat and its stockholders. In making its determination, the Board considered the potential distraction a management change could pose to Blue Coat’s strategic outreach process and its dialogue with Elliott.

On August 16 Blue Coat announced preliminary results for the first fiscal quarter and announced that Gregory S. Clark would join Blue Coat as its chief executive officer and a member of its Board, replacing Michael Borman, who had served as Blue Coat’s chief executive officer since September 1, 2010. Mr. Clark had served as chief executive officer of Mincom, a leading global provider of software and services to asset-intensive industries, from May 2008 until its acquisition by ABB on July 29, 2011. In addition Mr. Clark had broad executive experience at several companies in industries related to Blue Coat’s industry. Prior to its acquisition by ABB, Mincom had been a portfolio company of Francisco Partners, which had introduced Mr. Clark to the Board as a candidate for a position on the Board. As discussions evolved and Mr. Clark became a candidate for chief executive officer, Mr. Clark was informed that Blue Coat was engaged in a process of considering strategic alternatives, but that the Board had not determined to pursue a change of control transaction, that no proposals had been received and that the prospect of such a transaction was highly uncertain. In approving Mr. Clark’s compensation, which included equity awards and certain change in control benefits, the Board considered the stage of the strategic review process and the impact of a potential change in control.

As Mr. Clark was unavailable until September 12, Blue Coat appointed Carol G. Mills, a non-employee director of Blue Coat, as interim CEO pending Mr. Clark’s arrival.

Blue Coat’s common stock price fell from $17.68 per share at closing on August 16 to $13.31 per share at closing on the following day.

On August 23, in light of the few potential strategic buyers who remained in the process, the Board determined that it was in the best interests of Blue Coat and its stockholders to broaden the process to include private equity firms. Mr. Geeslin informed the Board that if private equity alternatives were to be considered by Blue Coat, Francisco Partners would be interested in evaluating the opportunity. As a result of that interest, Mr. Geeslin thereafter was recused from all Board discussions regarding the evaluation of strategic alternatives and did not participate in any of the subsequent Board discussions described in this proxy statement, including discussions among non-employee directors.

In addition to engaging with private equity firms, the Board directed management and Goldman Sachs to continue their efforts to engage with those potential strategic buyers still in the process. Goldman Sachs and management maintained contact and held meetings with potential strategic buyers throughout August, September and November.

After the August 23 meeting Goldman Sachs, together with the Board, identified a list of private equity firms considered to be plausible acquirers of Blue Coat, based on their resources, stated investment strategy and track record. These firms included Thoma Bravo, Francisco Partners and Elliott (although it was believed that

Elliott was more likely to partner with a private equity firm than to be the lead bidder in any transaction). Ultimately, from August until the execution of the Merger Agreement, Goldman Sachs made contact with 20 private equity firms, some of whom initially contacted Goldman Sachs on an unsolicited basis. The Board weighed its desire for a sufficiently robust process against the substantial burden on management and potential resulting disruption to the ongoing business operations entailed by engaging with a large number of bidders in parallel and, ultimately, Blue Coat entered into non-disclosure agreements with six private equity firms. During August and September management and Goldman Sachs held a number of meetings and calls with each interested firm, as well as with those strategic buyers that remained engaged. These meetings focused on Blue Coat’s operating plans and strategy, product development, intellectual property portfolio and projected results of operations, among other topics. Goldman Sachs had granted access to the virtual data room to all six of the remaining private equity firms by the end of September.

As part of this expanded process, in order to facilitate discussions with Elliott, to allow Elliott to conduct further due diligence and to avoid potential disruption to the process being managed by the Board, Blue Coat entered into a confidentiality and standstill agreement with Elliott on August 30. This agreement, among other things, restricted Elliott’s ability to increase its beneficial holdings of Blue Coat’s securities or launch a proxy fight without the Board’s consent until October 25. Elliott disclosed the existence of this agreement in a Schedule 13D amendment filed on September 1, 2011. Later that day, Blue Coat’s common stock price increased by 9.2%, closing at $16.03 per share.

Prior to Mr. Clark’s arrival the Board and management had concluded that, in light of Blue Coat’s recent disappointing results and a continued assessment of the company’s competitive position, the three-year financial and operating plan developed in March and April 2011 under Mr. Borman’s tenure was no longer realistic. In order to have a financial model that could provide better guidance to potential bidders as to management’s current expectations, management began to develop new three-year preliminary financial projections for fiscal 2012 through 2014, with the intention of furnishing such preliminary projections to Goldman Sachs and potential bidders so that they could continue their valuation work and diligence, with the understanding that management would update the projections if the bidding process proceeded.

On September 1 the Board met with members of management, Goldman Sachs and Davis Polk to review and discuss the process for the evaluation of strategic alternatives and the methodology that Goldman Sachs would employ to present various valuation analyses. The Board also discussed the status of management’s efforts to develop the three-year preliminary financial projections.

In mid-September, Blue Coat made the preliminary financial projections available to Goldman Sachs and subsequently to potential bidders.

On September 19 the Board met with management, Goldman Sachs and Davis Polk to define a process and timeline by which to solicit formal indications of interest in a transaction and to update the Board on contacts with potential bidders. Management also reviewed with the Board the current draft of management’s preliminary financial projections.

Management and Goldman Sachs maintained contact and a periodic dialogue with Elliott throughout the process of evaluating strategic alternatives that led to the signing of the Merger Agreement. Elliott attended a meeting with management, Goldman Sachs and Francisco Partners on August 31 to discuss the bidding process and a potential transaction. Elliott also had regular phone and email correspondence with Goldman Sachs to discuss high-level status and timing of the process, as well as several meetings with management and a discussion with David Hanna, Blue Coat’s chairman of the Board, regarding Elliott’s thoughts on Blue Coat’s strategic alternatives. Elliott communicated to Goldman Sachs that it was interested in partnering with Francisco Partners for the purpose of bidding to acquire Blue Coat, but it also indicated that it would be open to partnering with another private equity firm.

In order to expand the equity financing capability of the other private equity bidders in the process, Goldman Sachs notified these firms of Elliott’s interest and the possibility, at the bidders’ option and subject to their reaching mutually acceptable agreements with Elliott, of their ultimately partnering with Elliott. At the same time, Blue Coat established ground rules to ensure that the Board would continue to control the process in the interests of all Blue Coat stockholders. Under those ground rules, Elliott was permitted to work with Francisco Partners on diligence and transaction terms, but was not apprised of the identity of the other private equity bidders and was prohibited from contacting other private equity firms to coordinate a bid. Management and Goldman Sachs regularly updated the Board on the status of discussions with Elliott and Elliott’s participation in a potential transaction in order for the Board to make fully informed decisions on the bid process.

On September 20 Goldman Sachs furnished the bidders who remained in the process with a detailed bid process letter instructing them to submit preliminary proposals by October 12. The potential bidders were also asked to indicate their preferences with respect to acquisition partners, if any, and to provide letters from financing sources indicating a high confidence of providing any required acquisition financing.

On September 30 the Board established a transaction advisory committee (the “Committee”) to facilitate oversight of the strategic alternatives review process between Board meetings, and appointed two non-employee directors, James Barth and James Tolonen, to the Committee. In addition, the Board met with management, Goldman Sachs and Davis Polk for an update on the status of discussions with potential bidders. Goldman Sachs discussed common themes and concerns raised by the potential bidders, as well as additional requests for information and meetings. Goldman Sachs reported that six potential private equity bidders (including Elliott) and two potential strategic bidders remained active in the process and the remaining identified bidders had declined to move forward in the process. The Board instructed management and Goldman Sachs to continue to work with all of the remaining bidders.

Goldman Sachs received an inquiry from a new potential strategic bidder, S7, on October 3. Blue Coat entered into a non-disclosure agreement with S7 and S7 participated in a conference call with management in mid-October. However, after several additional conversations among Goldman Sachs and S7, S7 disengaged from the process and did not submit an acquisition proposal.

Prior to the October 12 preliminary bid deadline, management and Goldman Sachs continued to have numerous calls and meetings with each of the remaining bidders as the bidders conducted their due diligence.

On October 3 the Committee met with management, Goldman Sachs and Davis Polk to discuss a letter received by Blue Coat from Elliott reiterating Elliott’s view that remaining a standalone company was not a viable option for Blue Coat.

On October 6 the Board met with Davis Polk, Goldman Sachs and members of management to discuss the October 3 letter from Elliott and the Committee’s recommended response. Management and Goldman Sachs updated the Board on the status of the interest of potential bidders, next steps in the process and challenges presented by prevailing conditions in the financial markets.

On October 10 the Committee met with management, Goldman Sachs and Davis Polk to receive an update on the valuation analysis being undertaken by Goldman Sachs and to discuss additional information requests made by the potential bidders. Mr. Clark reviewed the status of Blue Coat’s financial outlook, including the prospect that Blue Coat would exceed consensus research analyst expectations for the second fiscal quarter ending October 31. The Committee also discussed with Goldman Sachs and Davis Polk the importance of bidders having the most reliable current financial information, and instructed management and Goldman Sachs to make Blue Coat’s product bookings and revenue results through September available to the potential bidders as a supplement to the preliminary financial projections.

On October 11, in advance of the preliminary bid deadline, the Board met with management, Goldman Sachs and Davis Polk to review the valuation work that had been performed by Goldman Sachs. Goldman Sachs explained that the valuation analysis was based on the preliminary financial projections supplied by management, with the understanding that the preliminary financial projections were subject to change. Using the preliminary financial projections, Goldman Sachs presented a range of potential valuations based upon an analysis of the present value of Blue Coat’s future stock price and based upon a discounted cash flow analysis. Goldman Sachs explained the sensitivity of the results to various parameters, and responded to questions from the Board. Goldman Sachs also updated the Board on the status of communication with the bidders and explained that they expected to receive indications of interest from multiple private equity firms, but that they did not expect to receive any proposals from strategic buyers on the preliminary bid date. Goldman Sachs also updated the Board on the volatility of the current financing market and explained strategies that could be employed by a private equity firm to facilitate a transaction.

On October 12 the Company received preliminary and non-binding indications of interest letters from Thoma Bravo and three other private equity firms, referred to as PE1, PE2 and PE3. Francisco Partners, which had indicated its intention to partner with Elliott in connection with its bid, was among this group. Each indication of interest was accompanied by a letter from one or more financial institutions indicating a high level of confidence regarding the availability of acquisition financing. The proposed purchase price per share of Blue Coat common stock ranged from a low of $19.00 to $20.00 to a high of $24.00 to $26.00. All indications of interest were subject to further due diligence by the bidders. Another private equity firm, PE4, informed Goldman Sachs that it needed more time to perform due diligence before submitting a bid. Two days later, PE4 orally indicated its preliminary assessment of Blue Coat’s enterprise value, but was told that this value would likely be conservative relative to the other bidders. After this call, PE4 disengaged from the process and did not submit an indication of interest.

On October 13 the Board met with management, Goldman Sachs and Davis Polk to review the preliminary indications of interest, including the assumptions of the various parties in reaching their initial price determinations. Goldman Sachs further updated the Board on its discussions with potential financing sources for the private equity bidders, including with respect to the level of conditionality reflected by the lenders’ letters. Following a discussion of the valuations proposed by the bidders, and considering completion risk and the Board’s fiduciary duties, the Board determined that it was in the best interests of Blue Coat and its stockholders to continue the process and to continue to engage with all of the firms that had supplied indications of interest.

After this meeting Goldman Sachs also contacted Thoma Bravo, PE1, PE2 and PE3 to discuss their bids. Goldman Sachs informed PE3 that its bid was substantially inferior to those of the other bidders, including on value, and that unless PE3 revised its valuation proposal, Blue Coat would be moving forward in the next phase of the process without PE3. Goldman Sachs also contacted Thoma Bravo, PE1 and PE2 to inform them that Blue Coat was inviting them to join the next phase of the process, but that the Board had strong views regarding Blue Coat’s standalone value and was seeking a higher valuation.

During the week of October 24 management and Goldman Sachs engaged each of Thoma Bravo, PE1 and PE2 in four-hour diligence sessions. Goldman Sachs also made additional diligence materials related to Blue Coat’s business, accounting, tax and legal affairs available to each of these bidders and their advisors and financing sources through a virtual data room during this time.

After speaking again with management and conducting additional diligence, PE3 re-entered the process by submitting a revised bid letter raising its per share valuation range to $23.00 to $24.00. Subsequent to submitting the revised bid, PE3 conducted additional diligence, including a four hour management diligence session on October 27.

On October 25, Elliott agreed to amend its standstill agreement with Blue Coat, which was set to expire on that day. The amendment extended the standstill period until the earlier of: (a) December 10, 2011, and (b) seven calendar days after either party gave the other party written notice terminating the standstill period. The amendment provided Blue Coat with additional time to conduct its process without the threat of a public announcement or other disruption by Elliott. Elliott declined at this point to accept a longer standstill period.

On October 27 the Committee met with members of management to receive an update on the bidding process and the status of Blue Coat’s relationship with Elliott.

On November 7 the Board met with management, Goldman Sachs and Davis Polk to review the status of the process and to review a draft merger agreement prepared by Davis Polk for circulation to the bidders in anticipation of the final bidding process.

During November, management and Goldman Sachs had numerous due diligence meetings and conversations with each of the bidders to review Blue Coat’s products, technology, and tax and accounting issues. On November 11 Goldman Sachs circulated the proposed merger agreement together with a second process letter requesting that each participating party submit its final offer by December 6, together with a mark-up of the draft merger agreement and evidence of committed financing. The second process letters also instructed the bidders to submit draft commitment papers from lenders to Goldman Sachs by November 22 for a financing “check-in.”

On November 11 another potential strategic buyer, S6, which had expressed an interest in pursuing an acquisition at the end of August but did not enter into a non-disclosure agreement until November, began expressing increased interest in a transaction with Blue Coat. Goldman Sachs held a number of calls with S6 in November and management met with S6 to conduct a management presentation. Because Blue Coat was already in advanced discussions with the other bidders, Goldman Sachs encouraged S6 to move quickly with its preliminary diligence. Management met with S6 at the end of November to discuss Blue Coat’s financial model and historical and projected trends, and on November 29 S6 submitted an initial valuation indication of $22.00 to $25.00 per share. As a result, and after review of the S6 proposal with the Board, S6 was invited to continue in the process and was given access to Blue Coat’s virtual data room. Goldman Sachs also provided S6 over the next few days with the draft merger agreement and disclosure schedules and bid instructions.

On November 22 Thoma Bravo, PE1, PE2 and PE3 delivered draft acquisition financing commitment letters to Goldman Sachs for review. Goldman Sachs and Davis Polk subsequently conducted conferences calls with the bidders to review the draft commitment letters, with particular focus on the degree of conditionality reflected in the letters.

During this time management contacted S-1 and, despite previously expressing little interest in a transaction, S1 indicated it might now be interested in pursuing an acquisition. Although Goldman Sachs attempted to schedule phone calls between management and S1 to enable S1 to conduct preliminary due diligence, S1’s interest in a transaction waned and S1 dropped from the process again without entering into a non-disclosure agreement or submitting a bid.

On November 23 the Board approved an engagement letter with Goldman Sachs confirming Goldman Sachs as Blue Coat’s exclusive financial advisor in connection with a potential change in control.

On November 29, management provided Goldman Sachs and the bidders who remained engaged in the process with an update to the preliminary financial projections for the two remaining quarters of fiscal 2012, and management reviewed the update to the preliminary financial projections for the two remaining quarters of fiscal 2012 with each of the remaining bidders on November 30. The update reflected the increased visibility into fiscal 2012 provided by Blue Coat’s actual results in its second fiscal quarter and did not change management’s preliminary financial projections for fiscal years 2013 and 2014. Subsequent to the November update, management prepared updated financial materials that were reviewed with Goldman Sachs and the remaining bidders in diligence meetings leading up to the preparation of final bids.

On December 2 the Board met with members of management, Goldman Sachs, Davis Polk and Wilson Sonsini Goodrich & Rosati Professional Corporation (“WSGR”), which had been retained to provide supplementary advice to the independent directors. Goldman Sachs updated the Board on the status of the bidding process, including the status of the bidders’ diligence review and S6’s emergence as a possible strategic buyer. Goldman Sachs also updated the Board on its additional valuation work, noting that its additional valuation work was based on the November update to the preliminary financial projections, and that stock market-related factors had also resulted in changes to its prior analysis. Goldman Sachs then presented a range of potential valuations based upon analysis of the present value of Blue Coat’s future stock price and based upon a discounted cash flow analysis. Goldman Sachs explained the sensitivity of the results to various parameters and responded to questions. The Board discussed factors affecting the inputs selected by Goldman Sachs in deriving the discount rates and weighted average cost of capital (“WACC”) applied in Goldman Sachs’ analyses, including the effect of volatility in Blue Coat’s stock price on those inputs. The non-employee members of the Board then met separately. The Board thereafter requested Goldman Sachs to provide additional information regarding its analyses at the next Board meeting.

On December 6 PE1, PE2, PE3, S6 and Thoma Bravo each submitted revised non-binding bids pursuant to Goldman Sachs’ bid instructions. PE1 and S6 each indicated a bid of $23.50 per share, PE2 indicated a bid of $22.00 per share, PE3 indicated a bid of $23.00 per share and Thoma Bravo indicated a bid of $24.50 per share. The bids from PE1, PE2, PE3 and Thoma Bravo were accompanied by debt commitment letters, a mark-up of the draft merger agreement (except in the case of PE3) and equity commitment letters. However, due to S6 becoming engaged in the bidding process much later than the other bidders, S6 supplied a “highly confident” letter rather than a debt commitment letter and indicated that it was unlikely to receive an executed commitment letter from its debt financing source until the middle of the following week. Furthermore, based on the number and content of conversations that Goldman Sachs and management had with PE1 over the course of the day, Goldman Sachs and the Board believed PE1 had signaled it would be willing to meaningfully increase its bid if the bidding process advanced to a single “best and final” round of bidding. Thoma Bravo, the high bidder at this stage, indicated that its offer would expire at 5:00 p.m. PST on Friday, December 9.

On December 7 the Board met to discuss and compare the bids with management, Goldman Sachs, Davis Polk and WSGR. The Board reviewed each of the bids, including with respect to value, financing sources and arrangements, timing, material conditions and remaining diligence. Davis Polk highlighted the comments of each bidder on the draft merger agreement. Goldman Sachs then presented an illustrative analysis of premia to current and historical stock prices at various transaction prices and reviewed Blue Coat’s stock performance relative to its peers and the S&P 500. Next, in response to the Board’s request at the prior Board meeting, Goldman Sachs reviewed with the Board key factors related to the WACC and discount rates used in its discounted cash flow and present value of future stock price analyses, historical trends in these measures with respect to Blue Coat, and how those factors influenced Blue Coat’s value under these analyses. Goldman Sachs answered questions from the Board regarding the analyses and assumptions, including addressing the Board’s concern that volatility in Blue Coat’s stock price resulted in relatively higher WACC and discount rates than would have been applied in certain prior periods. The Board discussed these and other factors affecting the discounted cash flow and present value of future stock price analyses, and the proper weight to give to such analyses given these factors. The representatives of Goldman Sachs also explained the internal process used by Goldman Sachs in reviewing and approving fairness opinions.

At the December 7 meeting, Davis Polk and WSGR also advised the Board with respect to their fiduciary duties in connection with the ongoing process and the evaluation of the bids. Members of management then reviewed with the Board updated materials relative to management’s three year preliminary financial projections that were first presented to bidders in September (and updated in November). These materials highlighted the opportunities and challenges associated with achieving the projected results, in light of industry growth rates and particular circumstances related to Blue Coat’s product portfolio. Management informed the Board that these opportunities and challenges had also been discussed with the bidders and with Goldman Sachs during diligence meetings. The Board discussed these updated materials in the context of Blue Coat’s risk profile should it remain an independent public company and the advantages and disadvantages of accepting a cash merger proposal.

The non-employee Board members then met separately with Davis Polk and WSGR, but without management or Goldman Sachs, and continued the discussion as to whether and how to continue the process,

focusing on obtaining the highest value, obtaining merger terms providing as much certainty as possible, and reaching a definitive agreement in the relatively short term to reduce the risk of losing one or more participants in the process. The non-employee Board members concluded that moving the process forward in an expeditious manner would be in the best interests of the stockholders of Blue Coat.

The non-employee directors invited Goldman Sachs to return to the meeting to advise on next steps, and the Board concluded to engage with the three highest bidders, PE1, S6 and Thoma Bravo, and determined that PE2 and PE3 were unlikely to be able to be competitive in the process. The Board instructed Goldman Sachs to encourage the remaining bidders to increase their bids to the maximum extent, to tighten their contractual terms in line with comments from Davis Polk, and to be prepared to commit to effecting a transaction in the short term. The Board also concluded that in light of the momentum of the process and the uncertainties of the financial markets it would be important not only to maximize value but to be in a position to enter into a definitive agreement as promptly as possible. It was agreed that Goldman Sachs, management and the legal advisors would update the Committee on a regular basis and that the Board would reconvene when appropriate.

In light of the Board’s conclusions and directions Goldman Sachs communicated a consistent message to the bidders that Goldman Sachs, Davis Polk and the Committee were scheduled to meet at 9:00 p.m. PST to discuss status and next steps, and that each bidder would need to respond to Goldman Sachs prior to 9:00 p.m. PST. Goldman Sachs also communicated the following specific information to the following bidders and received the following responses on December 7:

•

PE1 was told on the afternoon of December 7 that it was not the leading bidder on value, timing or the conditionality imposed in its proposed draft of the merger agreement, and that it would need to submit a revised bid with significantly improved value, commit to being able to announce a transaction within a short timeframe and remove certain conditionality in its mark-up of the merger agreement to remain in consideration. PE1 responded to Goldman Sachs prior to 9:00 p.m. PST, increasing its proposal to $24.75 per share, committing to being able to announce a transaction within a short timeframe and indicating a willingness to make changes to reduce the conditionality in its mark-up of the merger agreement.

•

Thoma Bravo was informed on the afternoon of December 7 that the Board had strong views on Blue Coat’s standalone value and that there was insufficient differentiation in the bids at this point in the process to enable the Board to select one bid over the others because certain parties had indicated that their bids were likely to increase. Thoma Bravo was encouraged to prepare a higher bid to remain in consideration. Thoma Bravo responded to Goldman Sachs prior to 9:00 p.m. PST that it would be willing to increase its bid to $24.80 per share.

•

S6 was informed on the afternoon of December 7 that Blue Coat had received bids from other bidders at a higher valuation but was encouraged to increase its bid and to move as quickly as possible, including confirming that its debt financing sources would be able to commit by the following Monday. On that call, S6 informed Goldman Sachs that it was likely unable to raise its bid price further, and that its proposed lender was unlikely to commit to financing by the Board’s deadline. Goldman Sachs explained to S6 that it would be necessary for S6 to significantly improve value and confirm that its debt financing sources would be able to commit by the following Monday and that if it was unable to do so, S6 would not be moving forward in the process with the other bidders. S6 did not respond to Goldman Sachs prior to 9:00 p.m. PST.

PE2 was told on the afternoon of December 7 that it was not competitive on price and that Blue Coat would be moving forward in the process with the other bidders.

On the evening of December 7 the Committee met with management, Goldman Sachs and Davis Polk to discuss status and next steps. At this point in the process there were two remaining viable bidders, Thoma Bravo and PE1, each of whom had committed financing and was in a position to execute a definitive agreement promptly. The Committee determined, in light of S6’s significantly lower initial bid, its indication that it was likely unable to raise its bid price, its failure to respond in any manner to Goldman Sachs’ request for a significant improvement in price, and its inability to confirm that its debt financing sources would be in position to commit on Monday, that S6 had taken itself out of consideration. The Committee, after considering the input of the advisors, concluded that the value maximizing approach would be to have a single “best and final” round of bidding. The Committee instructed Goldman Sachs and Davis Polk to inform Thoma Bravo and PE1 that they should submit their best and final offers by noon the following day in the form of an executed merger agreement, with the understanding that the Board’s intention would be to execute the merger agreement with the winning bidder later that day without further communication and without the opportunity for either party to submit a further bid.

Through the evening of December 7 and continuing to the final bid deadline Davis Polk negotiated the merger agreement and related agreements with counsel for Thoma Bravo and PE1. Early in the afternoon of December 8 both parties submitted final bids together with debt and equity commitment letters and signed or signable merger agreements. PE1 submitted a final bid of $25.25 per share. Thoma Bravo’s bid was $25.81 per share.

Later in the afternoon of December 8 the Board met with management, Goldman Sachs, Davis Polk and WSGR to review the final bids. Davis Polk and WSGR reviewed with the Board members their fiduciary duties. Goldman Sachs reviewed the principal financial terms of the two proposals. Davis Polk reviewed the terms of the two merger agreements and advised that as a result of negotiations over the past day the open issues had been satisfactorily resolved and that the two agreements were substantially comparable. The Board discussed whether to seek to further improve the proposal from Thoma Bravo, but concluded that this would be inconsistent with the bidding procedures that had been communicated to the parties and could result in one or both bids being withdrawn.

Goldman Sachs then delivered its oral opinion (which was subsequently confirmed in writing) to the effect that, as of December 8, 2011 and based on and subject to the factors and assumptions to be set forth in its written opinion, the $25.81 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Blue Coat’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. The full text of Goldman Sachs’ written opinion dated December 8, 2011, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Annex B.

Following the presentations by Goldman Sachs, Davis Polk and WSGR, the Board met separately with Davis Polk and WSGR and then, once Mr. Clark left the meeting, the non-employee directors met separately. The non-employee directors discussed and approved the Merger Agreement. Mr. Clark then rejoined the meeting and the Board unanimously (not including Mr. Geeslin of Francisco Partners, who had not participated in any of the discussions in the process since August 2011) adopted resolutions approving the Merger Agreement and the Merger and recommending that Blue Coat’s stockholders vote in favor of the approval of the Merger Agreement. Blue Coat then executed the Merger Agreement, which had already been executed by Thoma Bravo. The following day the parties issued a joint press release announcing the transaction.

The Recommendation of Blue Coat’s Board and Blue Coat’s Reasons for the Merger

Blue Coat’s Board has determined that it is advisable and in the best interests of Blue Coat and its stockholders to consummate the Merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the Merger Agreement. When you consider the Board’s recommendation, you should be aware that Blue Coat’s directors may have interests in the Merger that may be different from, or in addition to, your interests. These interests are described in “—Interests of Executive Officers and Directors of Blue Coat in the Merger.”

In determining that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Blue Coat and its stockholders, the Board consulted with management and its financial and legal advisors and considered a number of factors, including the following:

•	Merger Consideration. The Board concluded that the Merger consideration of $25.81 per share of common stock to Blue Coat’s common stockholders represented an attractive valuation for Blue Coat.

This price represents a premium of approximately 48% to the closing price of $17.48 on December 8, 2011, the last trading day prior to the public announcement of the execution of the Merger agreement, and approximately 54% to the average closing price of $16.75 for the 30-day period prior to announcement of the transaction. The Board believed that $25.81 per share of common stock was the highest price that Parent would be willing to pay. The Board also considered the fact that the Merger consideration is all cash, which provides certainty of value to Blue Coat’s common stockholders compared to a transaction in which Blue Coat’s stockholders would receive stock.

•

Review of Business and Prospects as an Independent Public Company. The Board considered Blue Coat’s financial condition, results of operations and business and earnings prospects if it were to remain an independent public company in light of various factors, including Blue Coat’s current and anticipated near-term operating results and the competitive dynamics of Blue Coat’s secure web gateway, WAN optimization and cloud businesses. The Board reviewed additional financial materials prepared by management in November 2011, relative to Blue Coat’s preliminary three year projections that management developed earlier in the Fall. These materials highlighted the opportunities and challenges associated with achieving the preliminary projected results, in light of industry growth rates and particular circumstances related to Blue Coat’s product portfolio. The Board considered these updated materials in the context of Blue Coat’s risk profile if it were to remain an independent public company and the advantages and disadvantages of accepting a cash merger proposal. The Board also considered that, as a public company with a historically volatile stock price, Blue Coat faces continuing pressures from investors and financial analysts that may conflict with Blue Coat’s long-term strategic plan, creating the risk of disruption and distraction that may reduce value for Blue Coat’s long-term stockholders. The Board considered that the Merger permits Blue Coat stockholders to immediately realize an attractive price without incurring the risks and uncertainties inherent in Blue Coat’s long-term strategic plan.

•

Extensive Process. The Board reviewed the extensive process that Blue Coat and its advisors had conducted during the nine months prior to the signing of the Merger Agreement, which involved contacts with over 30 parties that the Board believed would potentially have an interest in acquiring Blue Coat. The Board considered the breadth of Blue Coat’s initial search for a strategic buyer that could take advantage of operational synergies and potentially offer a more attractive premium, noting that Blue Coat only began a search for financial buyers after most strategic buyers showed a lack of interest in a transaction, that strategic buyers showing interest were engaged by management and Goldman Sachs throughout the process and that the sole proposal made by a strategic buyer was ultimately lower and less attractive than Parent’s offer. The Board also considered the competitiveness of the bidding process to Parent, that the consideration reflected in the Merger Agreement was the highest value that was available to the Company at the time, and that there was no assurance that a more favorable opportunity to sell Blue Coat would arise later.

•

Opinion of Blue Coat’s Financial Advisor. The Board considered the financial analysis presented by Goldman Sachs and its oral opinion (which was subsequently confirmed in writing) that, as of December 8, 2011 and based on and subject to the factors and assumptions to be set forth in its written opinion, the $25.81 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Blue Coat’s common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the subsection entitled “—Opinion of Blue Coat’s Financial Advisor.” The full text of this written opinion is attached to this proxy statement as Annex B. The Board gave thorough consideration to Goldman Sachs’ methodologies, analyses and opinions.

•

Terms of the Merger Agreement. The Board considered the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, the conditions to their obligations to complete the Merger and their ability to terminate the Merger Agreement. The Board noted that the termination or “break-up” fee provisions of the Merger Agreement could have the effect of discouraging competing third-party proposals, but that such provisions are customary for transactions of this size and type. The Board considered that the $39.0 million termination fee, representing approximately 3% of the equity value of the proposed transaction, was reasonable, particularly in light of the extensive process conducted by the Board with the assistance of management and advisors. The Board also noted that the Merger Agreement permits Blue Coat and the Board to respond to a competing proposal that the Board determines is a superior proposal, subject to certain restrictions imposed by the Merger Agreement and the requirement that Blue Coat pay Parent the termination fee in the event that Blue Coat terminates the Merger Agreement to accept a superior proposal.

•

Separate Vote of Non-Employee Directors. As part of the Board’s determination that the Merger Agreement and the Merger are advisable and in the best interests of Blue Coat and its stockholders, the directors on the Board who are not employees and not affiliated with Francisco Partners, which was engaged in the bidding process for the acquisition of Blue Coat, separately considered and voted unanimously in favor of the Merger Agreement and the Merger.

•

Likelihood of Closing. The Board considered the relatively limited nature of the closing conditions included in the Merger Agreement, Thoma Bravo’s prior experience in completing acquisitions of other companies and the likelihood that the Merger would be approved by requisite regulatory authorities and Blue Coat’s stockholders. The Board also considered Blue Coat’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance from Parent to make or secure equity contributions pursuant to the equity commitment letters and the fact that in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a $73.0 million termination fee.

The Board also identified and considered a number of countervailing factors and risks to Blue Coat and our stockholders relating to the Merger and the Merger Agreement, including the following:

•

Potential Inability to Complete the Merger. The Board considered the possibility that the Merger may not be completed and the potential adverse consequences to Blue Coat if the Merger is not completed, including the potential loss of customers, suppliers and employees, reduction of value offered by others to Blue Coat in a future business combination, erosion of customer, supplier and employee confidence in Blue Coat and the fact that Blue Coat will have incurred significant transaction and opportunity costs attempting to complete the Merger.

•

No Participation in Future Growth. The Board considered the fact that, because Blue Coat’s stockholders will be receiving a fixed amount of cash for their stock, they will not be compensated for any increase in value of Blue Coat either during the pre-closing period or following the closing.

•

Historic Stock Price. The Board considered the fact that the Merger consideration per share is less than Blue Coat’s highest closing stock price of $32.04 per share in the 52 weeks prior to the date of the Merger Agreement, and that Blue Coat’s average stock price over that 52-week period was $22.65 per share.

•

Requirement for Financing. The Board considered the fact that Parent requires financing to complete the Merger, and the ongoing uncertainty in financing markets generally, which the Board believed was mitigated by the debt commitment letter and equity commitment letters obtained by Parent described under “The Merger—Financing,” and the related remedies available to Blue Coat.

•

Newly Formed Merger Parties. The Board considered the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of Parent’s equity investors and that Blue Coat’s remedy in the event of breach of the Merger Agreement by Parent or Merger Sub may be limited to receipt of the termination fee, and that under certain circumstances Blue Coat may not be entitled to a termination fee at all.

•

Interim Operating Covenants. The Board considered the limitations imposed in the Merger Agreement on the conduct of Blue Coat’s business during the pre-closing period, its ability to solicit and respond to competing proposals and the ability of the Board to change or withdraw its recommendation of the Merger.

•	Termination Fee. The Board took into account the $39.0 million termination fee payable to Parent if the Merger Agreement is terminated under certain circumstances, and the potential effect that such termination fee may have in deterring other potential acquirers from making competing proposals that could be more advantageous to Blue Coat’s stockholders.

•

Potential for Litigation. The Board considered the possible effect of the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement, any loss or change in relationship with any customer, supplier, vendor or other business partner of such person, any actions by competitors or any other disruption of the business of such person and any effect on Blue Coat’s stock price, operations and employees and Blue Coat’s ability to retain key employees.

•	Taxability. The Board considered that the Merger will be a taxable transaction to Blue Coat’s stockholders.

•

Interests of Blue Coat’s Directors and Executive Officers. The Board considered the potential conflicts of interest of Blue Coat’s directors and executive officers, as described in the section entitled “—Interests of Executive Officers and Directors of Blue Coat in the Merger.”

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the complexity and wide variety of factors considered, the Board did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Board conducted an overall analysis of the factors described above, including discussions with Blue Coat’s management and its financial and legal advisors. In considering the factors described above, individual members of the Board may have given different weights to different factors.

Interests of Executive Officers and Directors of Blue Coat in the Merger; Executive Compensation Payable in Connection with the Merger

In considering the recommendation of the Board with respect to the Merger, Blue Coat stockholders should be aware that certain executive officers and directors of Blue Coat have interests in the Merger that may be different from, or in addition to, the interests of Blue Coat stockholders generally. The Board was aware of the interests described below and considered them, among other matters, when approving the Merger Agreement and recommending that Blue Coat stockholders vote to adopt the Merger Agreement.

Prior to the execution of the Merger Agreement there were no agreements, arrangements or discussions among Thoma Bravo and Parent and any executive officer or director regarding the terms of any possible post-acquisition employment or other roles.

Each of Blue Coat’s executive officers and non-employee directors holds equity awards. These awards consist of stock options, restricted shares or restricted share units (“RSUs”). Pursuant to the terms of the Merger Agreement and the applicable Blue Coat equity plan and agreements, all such equity awards held by Blue Coat’s executive officers and non-employee directors will be treated the same as equity awards held by all other Blue Coat employees, as described in the section titled “The Merger Agreement—Treatment of Common Stock, Warrants and Equity Awards.” In addition, each of Blue Coat’s executive officers has an agreement with Blue Coat that provides for severance benefits, in the form of cash, reimbursement of COBRA premiums and accelerated vesting of equity, if the executive’s employment is terminated in connection with this transaction under the circumstances described below. Blue Coat does not provide a tax “gross up” or other tax payment or reimbursement to any executive officer with respect to any severance or change in control payments or benefits.

Executive Compensation Payable in Connection with the Merger

Blue Coat has entered into executive change in control severance agreements (“Change in Control Severance Agreements”) with each of its executive officers. The Change in Control Severance Agreements provide that if an executive’s employment is terminated without cause or if the executive terminates his or her employment for good reason (as defined below) within two months before or 18 months after a change in control, which, as defined in the agreements, would include the consummation of the Merger, the executive will receive the severance benefits described below. In order to receive the change in control severance benefits, the executive must sign a general release of claims and comply with certain post-termination confidentiality and non-disclosure obligations.

Under the Change in Control Severance Agreements, “good reason” means the occurrence of any of the following: (i) a material reduction of the executive’s base salary (other than in connection with an action affecting a majority of the executive officers); (ii) relocation of the principal place of the executive’s employment to a location that is more than 50 miles from the principal place of the executive’s employment immediately prior to the date of the change in control; or (iii) a material reduction in the executive’s authority, duties or responsibilities after the change in control.

Upon a qualifying termination, Blue Coat’s executives will be eligible to receive the following severance benefits under the Change in Control Severance Agreements:

(i)	a lump sum cash payment equal to the sum of (A) the executive’s then-existing annual base salary (except that Mr. Clark will receive 150% of his then-existing annual base salary) and (B) 50% (or 100% in the case of Mr. Clark) of the executive’s annual target incentive compensation under the employee’s then-existing incentive compensation plan;

(ii)	full acceleration of vesting on all unvested and outstanding equity awards in accordance with the terms of the applicable equity compensation plan and award agreements; and

(iii)	reimbursement of COBRA premiums until the earlier of (A) 12 months (or 18 months in the case of Mr. Clark) following the termination date or (B) the date the executive becomes eligible for coverage from a subsequent employer.

In the event that any change in control severance benefits payable to an executive pursuant to his or her Change in Control Severance Agreement constitute a “parachute payment” within the meaning of Section 280G of the Code or would be subject to the excise tax imposed by Section 4999 of the Code, then the executive’s payments and benefits will be either delivered in full or delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to such tax provisions, whichever of the foregoing amounts results in the receipt by the executive of the greatest amount of benefits on an after-tax basis. Such executive is solely responsible for the payment of any taxes due as a result of a parachute payment, and the Company will not “gross up” the amount paid to cover the applicable taxes.

Executives’ Change in Control Benefits

The following table sets forth the value of the benefits under the Change in Control Severance Agreements that would be received by each individual who has served as an executive officer at any time since the beginning of the last fiscal year, assuming the Merger closes and the executive’s employment is terminated on December 12, 2011. While this table includes all executive officers since the beginning of the last fiscal year, Blue Coat stockholders are only being asked to cast an advisory vote to approve the agreements and understandings of Blue Coat and its named executive officers involving change in control payments. For purposes of the advisory vote, Blue Coat’s named executive officers who are eligible to receive change in control severance payments are: Gregory S. Clark, Gordon C. Brooks and Steve A. Daheb. In addition, the vesting under the Merger Agreement of awards held by Carol G. Mills (because she served as interim chief executive officer during the current fiscal year) is included in this table. The following individuals are also former officers of Blue Coat who are considered “named executive officers” under the SEC disclosure rules but who, because they are no longer with Blue Coat, do not hold unvested equity awards and are not eligible for change in control severance payments or other change in control benefits: Michael J. Borman, Brian M. NeSmith, Kevin T. Biggs and David A. de Simone.

Golden Parachute Compensation

Name(1)	Cash ($)(3)		Equity ($)(9)	Perquisites/Benefits ($)(10)	Total ($)(11)
Gregory S. Clark	1,250,000	(4)	5,506,000	34,826	6,790,826
Gordon C. Brooks	466,250	(5)	1,772,573	23,217	2,262,040
Steve A. Daheb	435,000	(6)	1,418,056	23,217	1,876,273
Marc Andrews	525,000	(7)	1,143,074	—	1,668,074
Betsy E. Bayha	425,000	(8)	874,652	15,296	1,314,948
Carol G. Mills(2)	—		217,220	—	217,220

(1)	Under SEC rules, Blue Coat’s named executive officers include all individuals serving as Blue Coat’s chief executive officer or chief financial officer during fiscal year 2011, as well as Blue Coat’s three most highly compensated executive officers other than the chief executive officer and the chief financial officer who were serving as Blue Coat’s executive officers at the end of fiscal year 2011, which includes Michael J. Borman, Blue Coat’s former chief executive officer, departed effective August 16, 2011; Kevin T. Biggs, Blue Coat’s former Sr. Vice President of Worldwide Field Operations, departed effective August 17, 2011; and Brian M. NeSmith, Blue Coat’s former chief product officer, and David A. de Simone, Blue Coat’s former Sr. Vice President, Products & Technology, departed effective June 30, 2011. Mr. NeSmith also resigned as a member of Blue Coat’s Board effective December 16, 2011. Pursuant to the terms of the separation agreements Blue Coat entered into with each of these former executives, no severance payments or benefits of any nature would be due or payable to any of these executives in connection with the Merger. To Blue Coat’s knowledge, none of these individuals has a material interest in the Merger that differs from your interests generally.
(2)	Ms. Mills is included in this table only because she served as interim chief executive officer during the current fiscal year. No severance payments or benefits of any nature would be due or payable to Ms. Mills in connection with the Merger, other than the payment under the Merger Agreement in respect of Ms. Mills’ unvested equity awards received in her capacity as director. To Blue Coat’s knowledge, Ms. Mills has no other interest in the Merger that differs from your interests generally.
(3)	The payments set forth in this column would be received upon the executive’s “double-trigger” termination without cause or resignation for good reason that occurs during the period beginning two months prior to the closing of the Merger and ending eighteen months following the closing of the Merger. For all of Blue Coat’s current executive officers, other than Mr. Clark, these payments are equal to (x) the executive officer’s annual base salary in effect as of December 12, 2011 plus (y) 50% of the executive officer’s annual target bonus for fiscal year 2012. Mr. Clark’s payment is equal to (x) 150% of his annual base salary in effect as of December 12, 2011 plus (y) 100% of his annual target bonus for fiscal year 2012.
(4)	Represents 150% of Mr. Clark’s annual base salary of $500,000 plus 100% of Mr. Clark’s target bonus for fiscal 2012 of $500,000.
(5)	Represents Mr. Brooks’s annual base salary of $373,000 plus 50% of Mr. Brooks’s target bonus for fiscal 2012 of $186,500.
(6)	Represents Mr. Daheb’s annual base salary of $348,000 plus 50% of Mr. Daheb’s target bonus for fiscal 2012 of $174,000.
(7)	Represents Mr. Andrews’ annual base salary of $350,000 plus 50% of Mr. Andrews’ target bonus for fiscal 2012 of $350,000.
(8)	Represents Ms. Bayha’s annual base salary of $340,000 plus 50% of Ms. Bayha’s target bonus for fiscal 2012 of $170,000.
(9)	As described above, the equity amounts consist of the accelerated vesting of stock options, restricted shares or RSUs. Under the terms of the Merger Agreement, all equity awards (whether vested or unvested) are being cashed out upon consummation of the Merger, whether or not employment is terminated, as described below, and so these amounts are not duplicative of the amounts described below under “Payment for Outstanding Equity Awards”.
(10)

The benefits set forth in this column would be received upon the executive’s “double-trigger” termination without cause or resignation for good reason that occurs during the period beginning two months prior to the closing of the Merger and ending eighteen months following the closing of the merger. The value of these benefits is equal to the estimated twelve month (or eighteen months in the case of Mr. Clark) reimbursement of COBRA premiums for the executive officer and his or her dependents following December 12, 2011.
(11)	Payments and benefits to an executive officer may be less than those provided for above if any payment or benefit provided pursuant to an executive officer’s Change in Control Severance Agreement is an “excess parachute payment” within the meaning of Section 280G of the Code and the total amount of such payments and benefits are reduced to result in an increase in the aggregate after-tax value of payments and benefits to be provided to such executive officer.

Payment for Outstanding Equity Awards for Executive Officers and Directors; Other Equity Holdings

Executive Officers’ and Directors’ Equity Holdings. Each of Blue Coat’s current executive officers holds equity awards in the form of stock options, restricted shares and/or RSUs. Each of Blue Coat’s non-employee directors owns equity awards in the form of stock options. As with equity awards held by all other Blue Coat employees, under the terms of the Merger Agreement, the applicable Blue Coat equity plan and the applicable award agreement, equity awards held by executive officers and non-employee directors will be treated as follows:

•

Stock Options. At or immediately prior to the effective time of the Merger, each outstanding Blue Coat stock option, whether or not exercisable or vested, that has an exercise price less than $25.81 per share, will be canceled and converted into the right to receive an amount in cash equal to the product of (x) the excess of $25.81 over the per share exercise price of the stock option and (y) the total number of shares of Blue Coat common stock subject to such stock option. Blue Coat stock options (whether vested or unvested) with a per share exercise price of $25.81 or higher will be canceled without any cash payment.

•

Restricted Shares. Immediately prior to the effective time of the Merger, each outstanding share of Blue Coat common stock subject to vesting or other lapse restrictions shall vest in full and become free of such restrictions as of the effective time of the Merger (and so will represent the right to receive $25.81 per share).

•

Restricted Share Units. At or immediately prior to the effective time of the Merger, each outstanding RSU with respect to shares of Blue Coat common stock shall be canceled and converted into the right to receive $25.81 per share of Blue Coat common stock subject to such RSU.

The following table sets forth the intrinsic value of the acceleration of unvested stock options, restricted shares and RSUs held by Blue Coat’s current executive officers and non-employee directors, as well as the intrinsic value of any vested stock options and other shares held by such executive officer or director. Because all equity awards are being cashed out under the Merger Agreement, the amounts in the first two columns for unvested equity awards are being realized in lieu of the “Equity” values under the table entitled “Golden Parachute Compensation” above.

Name (2)	Value of Accelerated Vesting of Unvested Stock Options ($)(1)	Value of Accelerated Vesting of Unvested RSUs and Restricted Shares ($)(1)	Value of Vested Stock Options ($)(1)	Value of Other Shares Owned ($)(1)		Total Value ($)(1)
Gregory S. Clark	2,925,000	2,581,000	—	—		5,506,000
Gordon C. Brooks	404,334	1,368,240	401,386	298,957		2,472,917
Steve A. Daheb	60,450	1,357,606	—	—		1,418,056
Marc Andrews	487,500	655,574	—	—		1,143,074
Betsy E. Bayha	172,518	702,135	964,887	421,219		2,260,759
James A. Barth	49,600	77,430	643,990	180,670		951,690
Keith Geeslin	39,680	85,173	523,540	77,430	(3)	725,823
David W. Hanna	39,680	77,430	32,620	9,951,975		10,101,705
Carol G. Mills	139,790	77,430	122,724	224,547		564,492
James R. Tolonen	27,773	85,173	51,548	219,385		383,878

(1)	Based on a per share value of the merger consideration of $25.81, less the applicable per share exercise price in the case of stock options. Stock options with an exercise price equal to or higher than the per share value of the merger consideration (“underwater” stock options) will be canceled at the effective time of the Merger for no consideration. These individuals would have the following underwater stock options (vested and unvested) that would be canceled for no payment:

Name	Number of Shares Subject to Underwater Stock Options
Gregory S. Clark	—
Gordon C. Brooks	—
Steve A. Daheb	80,000
Marc Andrews	50,000
Betsy E. Bayha	—
James A. Barth	23,000
Keith Geeslin	8,000
David W. Hanna	13,000
Carol G. Mills	—
James R. Tolonen	—

(2)	Messrs. Borman, NeSmith, Biggs, and de Simone, who were named executive officers for fiscal 2011 under SEC disclosure rules, are no longer with Blue Coat and so do not hold unvested equity awards. To Blue Coat’s knowledge, none of these individuals has a material interest in the Merger that differs from your interests generally.
(3)	This amount excludes Blue Coat securities held by Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P., which Mr. Geeslin, a member of Blue Coat’s Board and a Partner at Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P., is deemed to beneficially own, as disclosed under “Security Ownership of Certain Beneficial Owners and Management” on page 71.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that for a period of six years after the effective time of the Merger and to the fullest extent permitted by law or provided under Blue Coat’s certificate of incorporation or bylaws or in an agreement between Blue Coat and its current or former officers and directors, the surviving corporation will indemnify the current or former officers and directors of Blue Coat with respect to acts or omissions occurring at or prior to the effective time. The Merger Agreement further provides that, prior to the effective time of the Merger, Blue Coat shall, with Parent’s participation, purchase a six-year “tail” officers’ and directors’ liability insurance policy and fiduciary liability insurance policy for an aggregate premium of 250% or less of the total annual premium paid by Blue Coat for such existing insurance in its last full year of coverage. Blue Coat may only purchase as much insurance coverage as can be obtained within the 250% cap unless it receives written consent from Parent to exceed that cap. The Merger Agreement provides that the foregoing rights of each indemnified person will survive the effective time of the Merger and are enforceable by each indemnified person.

Advisory Vote on Executive Compensation Payable in Connection with the Merger

In accordance with Section 14A of the Exchange Act of 1934, Blue Coat is providing its stockholders with the opportunity to cast an advisory vote on the compensation that may be payable to its named executive officers in connection with the Merger. As required by those rules, Blue Coat is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Blue Coat’s named executive officers in connection with the Merger, as disclosed in the section entitled “Executive Compensation Payable in Connection with the Merger” on page 31, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger. Accordingly, you may vote to approve the executive compensation and vote not to approve the Merger and vice versa. Because the vote is advisory in nature only, it will not be binding on Blue Coat. Accordingly, because Blue Coat is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the Merger is approved and regardless of the outcome of the advisory vote.

The affirmative vote of the majority of the votes cast at Blue Coat’s special meeting at which a quorum is present will be required to approve the advisory resolution on executive compensation payable in connection with the Merger. Abstentions and broker non-votes will be counted towards a quorum. However, if you are a stockholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum.

An abstention, failure to submit a proxy card or vote in person or a broker non-vote will not affect whether this matter has been approved, although they will have the practical effect of reducing the number of affirmative votes required to achieve the required majority by reducing the total number of shares from which the majority is calculated.

Opinion of Blue Coat’s Financial Advisor

Blue Coat’s Board received an opinion from its financial advisor, Goldman Sachs. Blue Coat provided Goldman Sachs with the Projections (as defined below) and operating data prepared by management of Blue Coat and approved for Goldman Sachs’ use by Blue Coat’s Board, and Goldman Sachs was given full access to management and other personnel. The Projections are described in further detail below in the section entitled “Financial Projections.” As reflected below in the summary of Goldman Sachs’ opinion, Goldman Sachs independently analyzed the transaction and Blue Coat’s Board gave thorough consideration to Goldman Sachs’ methodologies, analyses and opinion.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to Blue Coat’s Board of Directors that, as of December 8, 2011 and based upon and subject to the factors and assumptions set forth therein, the $25.81 per share of Blue Coat common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Blue Coat common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 8, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of Blue Coat’s Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Blue Coat’s common stock should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Blue Coat for the five fiscal years ended April 30, 2011;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Blue Coat;

•	certain other communications from Blue Coat to its stockholders;

•	certain publicly available research analyst reports for Blue Coat; and

•

certain internal financial analyses and forecasts for Blue Coat prepared by its management as approved for Goldman Sachs’ use by Blue Coat, which we refer to as the “Projections.” For more information on the Projections, please see “—Financial Projections” beginning on page 43.

Goldman Sachs also held discussions with members of the senior management of Blue Coat regarding their assessment of the past and current business operations, financial condition and future prospects of Blue Coat; reviewed the reported price and trading activity for Blue Coat’s common stock; compared certain financial and stock market information for Blue Coat with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the technology industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with the consent of the Board of Directors of Blue Coat that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Blue Coat. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Blue Coat or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Blue Coat or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Blue Coat to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Blue Coat; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $25.81 per share of Blue Coat common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Blue Coat common stock pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Blue Coat; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Blue Coat, or class of such persons in connection with the transaction, whether relative to the $25.81 per share of Blue Coat common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Blue Coat common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the Merger on the solvency or viability of Blue Coat or Parent or the ability of Blue Coat or Parent to pay their respective obligations when they become due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of Blue Coat’s Board of Directors in connection with its consideration of the Merger and its opinion does not constitute a recommendation as to how any holder of Blue Coat’s common stock should vote with respect to the Merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to Blue Coat’s Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 8, 2011 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Blue Coat’s common stock for the 12-month period ended December 8, 2011. In addition, Goldman Sachs analyzed the consideration to be paid to holders of Blue Coat’s common stock pursuant to the Merger Agreement in relation to the historical trading prices of Blue Coat’s common stock.

This analysis indicated that the price per share to be paid to the holders of Blue Coat’s common stock pursuant to the Merger Agreement represented:

•	a premium of 48% based on the closing market price of $17.48 per share on December 8, 2011 (the last closing market price prior to Blue Coat’s entry into the Merger Agreement);

•	a premium of 46% based on the average market price of $17.70 per share for the 10 trading days preceding and including December 8, 2011;

•	a premium of 54% based on the average market price of $16.75 per share for the 30 trading days preceding and including December 8, 2011;

•

a premium of 76% based on the closing market price of $14.68 per share on August 31, 2011 (the last trading day prior to the date that Elliott Associates publicly announced its entry into its initial standstill agreement with Blue Coat);

•	a premium of 14% based on the latest twelve months average market price of $22.58 per share; and

•	a discount of 19% based on the latest 52 weeks high market price of $32.04 per share.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Blue Coat to corresponding financial information, ratios and public market multiples for certain publicly traded corporations in the technology industry. The Projections include annual revenue growth of 6% from calendar year 2011 to calendar year 2012 and 18% from calendar year 2012 to calendar year 2013, representing a compound annual growth rate (“CAGR”) of 12% from calendar year 2011 through calendar year 2013. Median estimates of annual revenue growth from the Institutional Brokers’ Estimate System (“IBES”) are 1% from calendar year 2011 to calendar year 2012 and 0% from calendar year 2012 to calendar year 2013, representing a CAGR of 1% from calendar year 2011 through calendar year 2013.

The following were the publicly traded corporations in the technology industry with greater than 10% revenue growth rates selected for purposes of this analysis:

•	Check Point Software Technologies Ltd.

•	Citrix Systems, Inc.

•	Juniper Networks, Inc.

•	F5 Networks, Inc.

•	Riverbed Technology, Inc.

•	Aruba Networks, Inc.

•	Fortinet, Inc.

•	Sourcefire, Inc.

The following were the publicly traded corporations in the technology industry with less than 10% revenue growth rates selected for purposes of this analysis:

•	Cisco Systems, Inc.

•	Symantec Corporation

•	Trend Micro Inc.

•	Websense, Inc.

•	Radware Ltd.

Although none of the selected companies is directly comparable to Blue Coat, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Blue Coat.

For purposes of this analysis, Goldman Sachs calculated and compared, among other things, multiples of enterprise value to estimated projected 2012 and 2013 sales and estimated projected 2012 and 2013 earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Blue Coat and for each of the selected companies. For purposes of this analysis, enterprise value was calculated for Blue Coat and for each of the selected companies to equal the fully diluted market value of the relevant company’s common equity plus net debt as reflected in that company’s most recent publicly available financial statements and estimated projected 2012 and 2013 sales and estimated projected 2012 and 2013 EBITDA used for Blue Coat and each of the selected companies were based on median estimates published by IBES. All estimates used for Blue Coat and for each of the selected companies were calendarized to December.

The derived multiples are summarized as follows:

Enterprise Value as a Multiple of:	Greater Than 10% Revenue Growth Selected Companies		Blue Coat at December 8, 2011 Closing Price of $17.73 Per Share	Blue Coat at $25.81 Per Share
	Range	Median
2012 Estimated Projected Sales	1.6x-7.4x	4.8x	1.1x	1.9x
2012 Estimated Projected EBITDA	5.9x-25.3x	14.9x	6.4x	11.7x
2013 Estimated Projected Sales	1.4x-6.7x	4.2x	1.1x	1.9x
2013 Estimated Projected EBITDA	4.8x-23.8x	12.5x	N/A	N/A

Enterprise Value as a Multiple of:	Less Than 10% Revenue Growth Selected Companies		Blue Coat at December 8, 2011 Closing Price of $17.73 Per Share	Blue Coat at $25.81 Per Share
	Range	Median
2012 Estimated Projected Sales	1.6x-2.4x	1.9x	1.1x	1.9x
2012 Estimated Projected EBITDA	4.9x-7.1x	5.6x	6.4x	11.7x
2013 Estimated Projected Sales	1.5x-2.2x	1.8x	1.1x	1.9x
2013 Estimated Projected EBITDA	4.6x-7.4x	5.4x	N/A	N/A

Goldman Sachs also calculated, among other things, price to estimated earnings multiples for 2012 and 2013 for Blue Coat and for each of the selected companies. For purposes of this analysis, the closing market price on December 8, 2011 was used for Blue Coat and each of the selected companies and estimated earnings multiples for 2012 and 2013 used for Blue Coat and each of the selected companies were based on median estimates published by IBES. All estimates used for Blue Coat and for each of the selected companies were calendarized to December. The following tables present the results of this analysis:

Price/Estimated Earnings Ratio:	Greater Than 10% Revenue Growth Selected Companies		Blue Coat at December 8, 2011 Closing Price of $17.73 Per Share	Blue Coat at $25.81 Per Share
	Range	Median
2012	13.8x-46.9x	24.6x	18.4x	27.2x
2013	11.4x-40.8x	21.3x	N/A	N/A

Price/Estimated Earnings Ratio:	Less Than 10% Revenue Growth Selected Companies		Blue Coat at December 8, 2011 Closing Price of $17.73 Per Share	Blue Coat at $25.81 Per Share
	Range	Median
2012	8.9x-18.3x	10.4x	18.4x	27.2x
2013	8.2x-16.6x	9.6x	N/A	N/A

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on Blue Coat using the Projections. Goldman Sachs calculated indications of net present value of free cash flows for Blue Coat for the second half of Blue Coat’s fiscal year ending April 30, 2012 through Blue Coat’s fiscal year ending April 30, 2017, which were then discounted to October 31, 2011 (the midpoint of Blue Coat’s fiscal year ending April 30, 2012) using illustrative discount rates ranging from 17.0% to 19.0%, reflecting estimates of Blue Coat’s weighted average cost of capital. Goldman Sachs calculated terminal value indications in fiscal year 2017 based on free cash flow growth rates ranging from 3.0% to 5.0%. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 17.0% to 19.0%. This analysis resulted in a range of illustrative value indications of $20.72 to $24.00 per share of Blue Coat common stock. Goldman Sachs also performed the analysis described above taking into account the present value of Blue Coat’s federal net operating loss carryforwards and the potential value of a significant discrete model transition of one of Blue Coat’s appliance families using the Projections and illustrative discount rates ranging from 17.0% to 19.0%. This analysis resulted in a range of illustrative value indications of $21.47 to $25.03 per share of Blue Coat common stock.

Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Blue Coat’s common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s share price as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used earnings per share estimates from the Projections for fiscal years 2012 and 2013, as well as earnings per share estimates from IBES. Goldman Sachs first calculated the implied values per share of Blue Coat’s common stock as of December 8, 2011 for each of the calendar years 2012 and 2013 by applying price to forward earnings per share multiples of 12.0x to 24.0x to earnings per share estimates for Blue Coat for each of the calendar years 2012 and 2013, and then discounted those values back to December 8, 2011 using an illustrative discount rate of approximately 17%, reflecting an estimate of Blue Coat’s cost of equity. This analysis resulted in a range of implied present values of $11.12 to $30.78 per share of Blue Coat’s common stock. This analysis excluded the potential value of Blue Coat’s federal net operating loss carryforwards of approximately $0.32 per share and the potential value of a significant discrete model transition of one of Blue Coat’s appliance families of approximately $0.43 to $0.71 per share.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the security and networking industries since 2006:

•	Siris Capital Group, LLC’s acquisition of Tekelec, announced in November 2011;

•	Hewlett-Packard Company’s acquisition of ArcSight, Inc., announced in September 2010;

•	Thoma Bravo, LLC’s acquisition of SonicWALL, Inc., announced in June 2010;

•	72 Mobile Holdings, LLC’s acquisition of Airvana Inc., announced in December 2009;

•	Vector Capital’s acquisition of SafeNet, Inc., announced in March 2007;

•	Symantec Corporation’s acquisition of Altiris, Inc., announced in January 2007;

•	Check Point Software Technologies Ltd.’s acquisition of Protect Data AB, announced in November 2006; and

•	International Business Machines Corporation’s acquisition of Internet Security Systems, Inc., announced in August 2006.

For each of the selected transactions, Goldman Sachs calculated and compared (i) the equity value of the target company based on the purchase price paid in the transaction as a multiple of estimated projected forward earnings and (ii) the premium paid in the transaction to the target’s trading price on the trading day four weeks prior to the announcement of the transaction. Forward estimated projected earnings multiples were generated using estimates from IBES as of the date of the public announcement of the relevant transaction. While none of the companies that participated in the selected transactions are directly comparable to Blue Coat, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Blue Coat’s results, market size and product profile.

The following table presents the results of this analysis:

	Selected Transactions		Proposed Transaction
	Range	Median
Equity Value/Estimated Projected Earnings of Current Year	21x-61x	28x	25x1
Equity Value/Estimated Projected Earnings of Next Year	11x-49x	25x	27x1
Premium to Trading Price Four Weeks Prior to Announcement	14%-67%	24%	N/A

[1]	At median of range of projected earnings for Blue Coat estimated by IBES.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Blue Coat or the contemplated Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Blue Coat’s Board of Directors as to the fairness from a financial point of view of the $25.81 per share of Blue Coat common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Blue Coat common stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Blue Coat, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger consideration was determined through arm’s-length negotiations between Blue Coat and Parent and was approved by Blue Coat’s Board of Directors. Goldman Sachs provided advice to Blue Coat during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Blue Coat or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described below, Goldman Sachs’ opinion to Blue Coat’s Board of Directors was one of many factors taken into consideration by Blue Coat’s Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Blue Coat, Parent, and third parties, including Thoma Bravo, LLC, an affiliate of Parent (“Thoma Bravo”), and its portfolio companies and any of their respective affiliates or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Blue Coat in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. Goldman Sachs has provided certain investment banking services to Blue Coat and its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation. Goldman Sachs also has provided certain investment banking services to Thoma Bravo and its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation. During the two-year period ending December 8, 2011, although Goldman Sachs has not been engaged by Thoma Bravo to provide investment banking services, Goldman Sachs acted as sole bookrunner with respect to a private offering of 8.0% Senior Notes due 2014 (aggregate principal amount $275,000,000) for JDA Software Group, Inc., of which an affiliate of Thoma Bravo is a principal stockholder, in December 2009; and as joint bookrunner with respect to a bank loan (aggregate principal amount $1,190,000,000) provided to Attachmate Corporation, a portfolio company of Thoma Bravo, in April 2011. Goldman Sachs may also in the future provide investment banking services to Blue Coat, Parent, Thoma Bravo and its portfolio companies and their respective affiliates for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Thoma Bravo and its affiliates from time to time and may have invested in limited partnership units of affiliates of Thoma Bravo from time to time and may do so in the future.

The Board of Directors of Blue Coat selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated November 14, 2011, Blue Coat engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Blue Coat has agreed to pay Goldman Sachs a transaction fee of approximately $17 million, $5 million of which became payable upon the announcement of the execution of the Merger Agreement and the remaining approximately $12 million of which is payable upon consummation of the Merger. In addition, Blue Coat has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Projections

Blue Coat does not as a matter of course make public projections as to future revenues, earnings or other results beyond the current fiscal year due to the inherent uncertainty of such matters. Blue Coat did, however, provide forward looking non-public financial information to Goldman Sachs in its capacity as Blue Coat’s financial advisor, and to prospective buyers of Blue Coat, including Thoma Bravo.

In connection with the Blue Coat Board’s review of strategic alternatives, in September 2011 management prepared preliminary projections of Blue Coat’s standalone financial performance for each of fiscal 2012, 2013 and 2014. In November 2011 management updated the preliminary financial projections for the two remaining quarters of fiscal 2012. The update reflected the increased visibility into fiscal 2012 provided by Blue Coat’s actual results in its second fiscal quarter and did not change management’s preliminary financial projections for fiscal years 2013 and 2014.

The 2012-2014 projections were prepared by management as a revision to the three year financial plan that had been adopted by the Board in the Spring of 2011, with the revisions taking into account Blue Coat’s results for the fourth quarter of fiscal 2011 and the first two quarters of fiscal 2012, as well as management estimates for market growth in the sectors in which Blue Coat operates and for Blue Coat’s anticipated share of those markets. The methodology for developing the 2012-2014 projections was less detailed and comprehensive than the approach that had been taken with the original three year plan.

In November 2011 management also prepared projections of Blue Coat’s standalone financial performance for fiscal 2015 through 2017. The 2015-2017 projections were prepared solely to facilitate the financial analyses performed by Goldman Sachs and were used solely in the preparation of such analyses. The 2015-2017 projections were based on assumptions that Blue Coat management considered to be reasonable. However, Blue Coat does not in the ordinary course prepare projections beyond the three upcoming full fiscal years, and the 2015-2017 projections are inherently less reliable than the 2012-2014 projections. The two sets of projections are collectively referred to as the “Projections”.

The Projections were used by Goldman Sachs in performing the financial analyses described in the subsections entitled “—Opinion of Blue Coat’s Financial Advisor—Opinion of Goldman, Sachs & Co.” A summary of the Projections is set forth below.

The assumptions underlying the Projections necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, which are difficult to predict accurately and many of which are beyond Blue Coat’s control.

Blue Coat provided the Projections to Goldman Sachs and advised Goldman Sachs to rely on, and they did rely on, the Projections in their financial analyses and fairness opinion. There can be no assurance that the Projections will be realized, however, and actual results may vary materially from those shown. Important factors that may affect actual results and result in the Projections not being achieved include, but are not limited to, the risks described in Blue Coat’s most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, respectively, and in this proxy statement under the heading “Cautionary Statement Concerning Forward-Looking Information.” The Projections also cover multiple years and by their nature become subject to greater uncertainty with each successive year. The Projections should not be construed as commentary by Blue Coat’s management as to how management expects Blue Coat’s actual results to compare to Wall Street research analysts’ estimates.

The Projections included in this proxy statement have been prepared by, and are the responsibility of, Blue Coat’s management. The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Ernst & Young LLP, Blue Coat’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the Projections and does not express an opinion or any form of assurance with respect thereto. The summary of the Projections is not being included in this proxy statement to influence a Blue Coat stockholder’s decision whether to vote in favor of the proposal to adopt and approve the Merger Agreement, but because the Projections represent an assessment by Blue Coat’s management of future performance that was used in Goldman Sachs’ financial analysis and on which the Board relied in making its recommendation to Blue Coat’s stockholders.

The inclusion of the Projections in this proxy statement should not be regarded as an indication that Blue Coat or any of its affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied on as such. Neither Blue Coat nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date such Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. Blue Coat does not intend to make publicly available any update or other revision to the Projections, except as required by law. Neither Blue Coat nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Blue Coat compared to the information contained in the projections or that projected results will be achieved. Blue Coat has made no representation to Parent, in the Merger Agreement or otherwise, concerning the Projections.

Blue Coat stockholders are cautioned not to place undue reliance on the projected financial information included in this proxy statement.

Summary Non-GAAP Financial Projections

Projections

	Q3 FY 2012	Q4 FY 2012	Full FY 2012	Full FY 2013	Full FY 2014	Full FY 2015	Full FY 2016	Full FY 2017
	(in millions, except per share amounts)
	(unaudited)
Revenue	$116	$118	$458	$519	$593	$653	$718	$790
Non-GAAP gross profit	$94	$96	$370	$405	$466	$512	$564	$620
Non-GAAP operating income	$18	$22	$67	$86	$119	$131	$144	$158
Non-GAAP net income	$12	$16	$46	$59	$82	$84	$92	$102
Fully diluted earnings per share	$0.27	$0.33	$0.97	$1.18	$1.55	$1.51	$1.59	$1.66
Adjusted EBITDA	$22	$26	$82	$100	$135	$148	$163	$180

*	In the calculation of Adjusted EBITDA and non-GAAP measures, Blue Coat excludes certain items such as non-cash stock-based compensation expense, other non-cash items, including the amortization of intangibles from acquisitions, and unusual, non-recurring gains and charges. These non-GAAP measures may not be comparable measures to those used by other companies.

**	The financial projections set forth in the table above were identical to the same measures as set forth in the preliminary projections provided to Goldman Sachs and bidders in September, except that (i) no projections were presented for fiscal 2015, 2016 and 2017 in the preliminary projections provided in September; (ii) Adjusted EBITDA was not presented in the preliminary projections provided in September; and (iii) the measures set forth in the table above with respect to fiscal 2012 were updated in November to reflect increased visibility into fiscal 2012. In the preliminary projections provided to Goldman Sachs and bidders in September, the corresponding measures for fiscal 2012 were as follows:

	Q3 FY 2012	Q4 FY 2012	Full FY 2012
	(in millions, except per share amounts)
	(unaudited)
Revenue	$114	$111	$442
Non-GAAP gross profit	$89	$86	$343
Non-GAAP operating income	$19	$15	$56
Non-GAAP net income	$13	$10	$38
Fully diluted earnings per share	$0.26	$0.21	$0.79

Free Cash Flow Projections

The projections of free cash flow for the second half of fiscal year 2012 and for fiscal years 2013 to 2017 are set forth below. These figures were derived from the Projections and used by Goldman Sachs in its discounted cash flow analyses. The free cash flow projections are generally subject to the same limitations, qualifications and uncertainties described above as applicable to the Projections.

	Q3 and Q4 of FY 2012	FY 2013	FY 2014	FY 2015	FY 2016	FY 2017
	(in millions)
	(unaudited)
Free cash flow	$40	$78	$97	$99	$105	$118

*	Free cash flow is calculated as operating income less: (i) stock-based compensation, (ii) provision for income taxes and (iii) capital expenditures, plus: (x) depreciation expense, (y) changes in working capital and (z) other miscellaneous non-cash items. Free cash flow is not defined under GAAP and, accordingly, may not be a comparable measure to that used by other companies.

Financing

Blue Coat and Parent estimate that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $1.4 billion. Parent expects this amount to be provided through a combination of the proceeds of:

•

cash equity investments, which are described in this section under the subheading “Equity Financing,” totaling $514.02 million as follows: (i) Thoma Bravo Fund IX, L.P., a controlled affiliated fund of Thoma Bravo (“Thoma Bravo IX”), of $259.02 million; (ii) Teachers of $100.0 million; (iii) JPMorgan U.S. Direct Corporate Finance Institutional Investors IV LLC, JPMorgan U.S. Corporate Finance Institutional Offshore Investors IV L.P. and 522 Fifth Avenue Fund, L.P., controlled affiliated funds of JPMorgan Chase & Co., of $46.9 million, $2.5 million and $0.6 million, respectively; (iv) NB Alternatives Advisors LLC of $50.0 million; (v) Co-Investment Partners 2005, L.P. and Co-Investment Partners (NY), L.P., controlled affiliated funds of Lexington Partners Inc., of $30.0 million; and (vi) Mesirow Capital Partners X, L.P., a controlled affiliated fund of Mesirow Financial Services, of $25.0 million (each of (i) through (vi), an “Equity Investor” and collectively the “Equity Investors”).

•	debt financing (expecting to draw on approximately $455.0 million of the available $465.0 million), which is described in this section under the subheading “Debt Financing”; and

•	cash of Blue Coat ($361.4 million at October 31, 2011 and expected to increase between that date and the effective time of the merger).

Equity Financing

On December 8, 2011, Parent entered into equity commitment letters with each of the Equity Investors pursuant to which the Equity Investors committed to purchase, at or prior to the consummation of the Merger, certain equity securities of Parent aggregating to $514.02 million. The equity commitment of each Equity Investor is conditioned upon the concurrent funding of Parent pursuant to the equity commitment letters of the other Equity Investors and the funding of the debt financing described in this section under the subheading “Debt Financing” (or alternative debt financing obtained in accordance with the Merger Agreement). Each of the equity commitments described above is further conditioned upon the satisfaction of the conditions to the obligations of Blue Coat and Parent to complete the Merger contained in the Merger Agreement.

The equity commitments will terminate, in each case, upon the earliest to occur of (i) the consummation of the Merger and the payment of the aggregate of the Merger consideration in accordance with the Merger Agreement, (ii) the termination of the Merger Agreement in accordance with its terms (or, if Blue Coat has commenced litigation against the Equity Investor prior to the termination of the Merger Agreement in respect of such Equity Investor’s equity commitment letter, then immediately following the resolution of such litigation) or (iii) the termination of any other Equity Investor’s equity commitment letter. Blue Coat is an express third-party beneficiary of each of the equity commitment letters and has the right, under the circumstances in which Blue Coat would be permitted by the Merger Agreement to obtain specific performance, to seek specific performance by Parent to enforce the equity commitments.

Debt Financing

In connection with Parent’s entry into the Merger Agreement, Merger Sub received a debt commitment letter (the “Debt Commitment Letter”), dated December 8, 2011, from Jefferies Finance LLC (“Jefferies”). The Debt Commitment Letter provides for a senior secured financing facility in an aggregate amount of $465.0 million (the “Financing Facility”), consisting of (i) a $415.0 million term loan facility and (ii) a $50.0 million revolving credit facility of which no more than $40.0 million may be drawn at the closing of the Merger.

Interest on borrowings under the Financing Facility will be payable at a base rate plus an applicable margin. Merger Sub (or Blue Coat upon consummation of the Merger) may elect that the loans comprising each borrowing under the Financing Facility bear interest at either an alternate base rate, with a floor of 2.5%, plus an applicable margin of 5.5%, or at a LIBOR-based rate, with a floor of 1.5%, plus an applicable margin of 6.5%. Accrued interest on alternate base rate borrowings will be payable in cash quarterly in arrears and on LIBOR-based borrowings will be payable on the last day of the applicable interest period (or, if such interest period is longer than three months, every three months after the first day of such interest period). Merger Sub (or Blue Coat upon consummation of the Merger) may elect interest periods of one, two, three or six months on LIBOR-based borrowings.

Upon consummation of the Merger, the borrower under the Financing Facility will be Blue Coat. The Financing Facility will be guaranteed, upon consummation of the Merger, by Parent and each of its direct and indirect wholly-owned subsidiaries (other than the borrower and certain specified subsidiaries), subject to customary limitations with respect to controlled foreign corporations. The Financing Facility will be secured, upon consummation of the Merger and subject to agreed-upon exceptions and customary limitations with respect to controlled foreign corporations, by a first priority security interest in substantially all the assets and capital stock of Blue Coat and of each of Parent’s direct and indirect wholly-owned subsidiaries.

Conditions:

The Financing Facility contemplated by the Debt Commitment Letter is subject to certain closing conditions, including, without limitation:

•	that, since October 31, 2011, there has been no occurrence of a Company Material Adverse Effect (as defined within the Debt Commitment Letter);

•

that Parent shall have received the cash equity investments by the Equity Investors described in this section under the subheading “Equity Financing” that, together with borrowings under the Financing Facility, are sufficient to consummate the transactions contemplated by the Merger Agreement and the Debt Commitment Letter;

•	execution and delivery of definitive loan documentation consistent with the terms and conditions of the Debt Commitment Letter;

•

that Jefferies (or one or more of its designees), as collateral agent, shall have been granted a perfected, first priority security interest on substantially all the assets and capital stock of Blue Coat and of each of Parent’s direct and indirect wholly-owned subsidiaries, subject to agreed upon exceptions;

•	consummation of the Merger in accordance with the Merger Agreement and the refinancing of any existing indebtedness of Blue Coat;

•	the absence of any amendments, modifications or waivers to the Merger Agreement that are materially adverse to Jefferies or any other lender under the Financing Facility;

•	receipt of certain financial information of Blue Coat;

•

that Jefferies be afforded a period of at least 15 consecutive business days following receipt of a confidential information memoranda and immediately prior to the closing of the Merger to be used in connection with syndicating the Financing Facilities;

•	payment of applicable fees and expenses;

•

delivery of certain customary closing documents (including lien, litigation and tax searches, title insurance and surveys, certificates of insurance and customary legal opinions, corporate records and documents from public officials and officers’ certificates);

•

delivery, at least five business days prior to closing of the Merger, of documentation and other information required by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act;

•

delivery, at least five business days prior to closing of the Merger, of a certificate from the chief financial officer of Merger Sub certifying that Blue Coat and its subsidiaries on a consolidated basis immediately after giving effect to the Merger and related transactions are solvent; and

•	the accuracy of certain specified representations and warranties in the Merger Agreement and definitive loan documentation.

The commitment by Jefferies to provide the Financing Facility will expire upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms (or the date Merger Sub notifies Jefferies of the abandonment of the Merger), (ii) the closing of the Merger, (iii) the entry of Blue Coat or any of its affiliates into an agreement for the sale of all or any substantial portion Blue Coat’s assets or capital stock, other than the Merger Agreement, and (iv) April 6, 2012,

Subject to the terms and conditions of the Merger Agreement, each of Parent and Merger Sub will use its reasonable best efforts to obtain the financing on the terms and conditions described in the equity commitment letters and the Debt Commitment Letter and will not permit any amendment or modification to be made to, or any waiver of any provision under, the equity commitment letters or the Debt Commitment Letter if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of the financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the financing, or otherwise expands, amends or modifies any other provision of the equity commitment letters or the Debt Commitment Letter in a manner that would reasonably be expected to (a) delay or prevent or make less likely the funding of the financing (or satisfaction of the conditions to the financing) on the closing date or (b) adversely impact the ability of Parent or Merger Sub to enforce its rights against other parties to the equity commitment letters or the Debt Commitment Letter.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which would have allowed lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantees

Thoma Bravo IX and Teachers have agreed to guarantee $58.8 million and $14.2 million, respectively, of the obligations of Parent under the Merger Agreement to pay, under certain circumstances, a termination fee of $73.0 million in the event of a failure of the Merger to be consummated under certain circumstances. Teachers’ guarantee was determined based upon the relative size of its equity commitment to Parent. The guarantees of each of Thoma Bravo IX and Teachers are several obligations and not joint and several obligations with respect to the aggregate amount of the termination fee. The limited guaranty will terminate on the earliest of (i) the effective time of the Merger and (ii) the one-year anniversary of the termination of the Merger Agreement, unless Blue Coat delivers notice to the applicable guarantor that the termination fee is due prior to the expiration of such one-year period. However, if Blue Coat or any of its affiliates asserts any claim against Thoma Bravo IX, Teachers or certain of their affiliates in connection with the Merger Agreement or any of the transactions contemplated by the Merger Agreement other than claims expressly permitted under the limited guaranty, the limited guaranty will immediately terminate and become null and void by its terms, all payments previously made pursuant to the limited guaranty must be returned and neither Thoma Bravo IX, Teachers nor certain of their related parties will have any liability to Blue Coat under the limited guaranty.

Conversion Right of Blue Coat’s Senior Convertible Notes

Blue Coat has outstanding $80.0 million aggregate principal amount of Zero Coupon Convertible Senior Notes due June 2, 2013 (the “Senior Notes”). The holders of the Senior Notes (the “Noteholders”) have the right at any time to convert all or any portion of the principal amount of their Senior Notes into shares of Blue Coat common stock, with the number of shares issuable upon conversion of the Senior Notes determined using a conversion price equal to $20.76 per share. If any of the Senior Notes are outstanding as of the effective time of the Merger, then upon any subsequent conversion of such Senior Note, the Noteholder has the right to receive $25.81 for each share of Blue Coat common stock that would have been issuable upon conversion of such Senior Note immediately prior to the effective time of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences to holders of Blue Coat common stock whose shares are converted to cash in the Merger. This discussion does not address the consequences of the Merger under the tax laws of any state, local or foreign jurisdiction and does not address tax considerations applicable to holders of warrants, stock options, restricted shares, restricted share units, Senior Notes or to holders who receive cash pursuant to the exercise of appraisal rights. In addition, this discussion does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who are not citizens or individual residents of the United States, persons who are subject to alternative minimum tax or whose functional currency is not the U.S. dollar, persons who acquired their shares of Blue Coat’s common stock through the exercise of an employee stock option or otherwise as compensation, persons who hold their shares as part of a hedge, straddle or conversion transaction, persons whose shares are not held as a capital asset for tax purposes or persons who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.

The receipt of cash for shares of Blue Coat’s common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you receive cash in exchange for your shares of Blue Coat common stock pursuant to the Merger, you will recognize capital gain or loss equal to the difference, if any, between the cash received and your tax basis in the shares exchanged in the Merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the Merger. The deductibility of capital losses is subject to limitations.

In general, information returns will be filed with the Internal Revenue Service (“IRS”) in connection with payments to you pursuant to the Merger, unless you are an exempt recipient. You may be subject to backup withholding at a 28% rate on the receipt of cash pursuant to the Merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the IRS.

Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the Merger, including the effects of applicable foreign, state, local and other tax laws.

Required Antitrust Approvals

The notification and waiting period requirements of the HSR Act apply to the proposed transaction. Blue Coat and Parent will file notification and report forms under the HSR Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission promptly following the filing of this proxy statement. The associated initial waiting period will expire 30 days after such filings are made, unless a request is made for additional information or documentary material or the waiting period is earlier terminated. If the Antitrust Division makes a request for additional information or documentary materials, the waiting period will expire 30 days after substantial compliance with the request.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the consummation of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Blue Coat. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Parent, Blue Coat and their respective subsidiaries are engaged, the parties believe that the transaction will not violate antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

Blue Coat conducts business in a number of additional countries outside of the United States. The antitrust or merger control statutes or regulations of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. Blue Coat will seek further information regarding the applicability of any such statutes or regulations and currently intends to take such action as they may require, but no assurance can be given that any necessary approvals will be obtained. Transactions such as the Merger are frequently scrutinized by foreign antitrust and competition authorities. Therefore, there can be no assurance that a challenge to the Merger under foreign antitrust or competition grounds will not be made or, if such a challenge is made, the result thereof. If any applicable waiting period has not expired or been terminated or any approval or exemption required to consummate the Merger has not been obtained, Blue Coat will not be obligated to complete the Merger until such approval has been obtained or such applicable waiting period has expired or exemption been obtained.

Litigation Related to the Merger

Shortly after the announcement of the Merger, seven substantially similar putative stockholder class action lawsuits were filed by individual stockholders in the Court of Chancery of Delaware and Superior Court of the State of California for Santa Clara County against various combinations of Blue Coat, Parent, Merger Sub, Thoma Bravo and the individual members of the Board of Directors at the time of entry into the Merger Agreement.

From December 9, 2011 to December 21, 2011, individual stockholders filed four putative class action lawsuits in Superior Court of the State of California for Santa Clara County against various combinations of Blue Coat, Parent, Merger Sub, Thoma Bravo and the individual members of the Board of Directors at the time of entry into the Merger Agreement. The cases are styled as Jay Dosanjh v. Blue Coat Systems Inc., et al., Case No. 1-11-CV-214683, Kermit Baker v. David Hanna, et al., Case No. 1-11-CV-214894, Carolyn Adduci v. Blue Coat Systems Inc., et al., Case No. 1-11-CV-214989 and Glen Molnar v. Blue Coat Systems, Inc., et. al., Case No. 1-11-CV-215454. From December 12, 2011 to December 15, 2011, individual stockholders filed three putative class action lawsuits in the Court of Chancery of Delaware against Blue Coat, Parent, Merger Sub, Thoma Bravo and the individual members of the Board of Directors at the time of entry into the Merger Agreement. The cases are styled as Robert N. McLain v. David Hanna et al., Case No. 7105-VCG, Hilary Kramer Coyne v. Blue Coat Systems, Inc., et al., Case No. 7107-VCG and Sandhya Desai v. Gregory S. Clark et al., Case No. 7114-VCG. On December 20, 2011, Vice Chancellor Glasscock entered an order consolidating the three Delaware actions pending before him. The order states that the defendants need not respond to any of the Delaware complaints until a consolidated, amended complaint is filed.

The complaints allege that the individual defendants breached their fiduciary duty by failing to maximize stockholder value in negotiating and approving the Merger Agreement. Specifically, plaintiffs claim that the Merger undervalues Blue Coat, that the Board of Directors failed to solicit alternative proposals, that the Merger Agreement’s deal protection provisions improperly preclude other bidders and that members of the Board of Directors stand to benefit from the Merger to the detriment of other stockholders. The complaints also allege that Thoma Bravo, Parent and Merger Sub aided and abetted these alleged breaches of fiduciary duties. The complaints seek to enjoin the proposed acquisition, as well as other relief.

Blue Coat and the other defendants have not yet responded to the complaints. Blue Coat believes that these lawsuits are without merit and intends to defend against them. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A, and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Blue Coat contained in this proxy statement or in Blue Coat’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Blue Coat contained in the Merger Agreement and described in this summary. The representations, warranties and covenants were qualified and subject to important limitations agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by Blue Coat to Parent and Merger Sub, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information affecting a representation or warranty may have been included in this proxy statement.

Form and Effects of the Merger

The Merger Agreement provides that at the effective time of the Merger, Merger Sub will be merged with and into Blue Coat. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Blue Coat will continue as the Surviving Corporation following the Merger.

From and after the effective time of the Merger, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Sub at the effective time of the Merger will be the directors of the Surviving Corporation and the officers of Merger Sub at the effective time of the Merger will be the officers of the Surviving Corporation.

At the effective time of the Merger, the certificate of incorporation of Blue Coat will be amended to read in its entirety as set forth in Exhibit A to the Merger Agreement and, as so amended, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. At the effective time of the Merger, the bylaws of Blue Coat will be amended to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the effective time of the Merger and as so amended will be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Closing and Effective Time of the Merger; Marketing Period

The closing of the Merger will take place on the later of (a) two business days after the date on which the conditions to closing of the Merger (described in “The Merger Agreement—Conditions to the Merger”) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the

Merger, but subject to the satisfaction or waiver of those conditions) and (b) the earlier to occur of (i) a date during the marketing period specified by Parent on not less than three business days’ written notice to Blue Coat and (ii) the first business day immediately following the final day of the marketing period.

The term “marketing period” means the first period of 15 consecutive business days during and at the end of which (i) Parent is in receipt of certain information as required by the Merger Agreement and (ii) certain closing conditions to the obligations of each of the parties (described under “The Merger Agreement—Conditions to the Merger”) have been satisfied (other than conditions that by their terms are to be satisfied at the closing) and nothing has occurred and no condition exists that would cause certain closing conditions to the obligations of Parent and Merger Sub to fail to be satisfied assuming closing were scheduled for any time during such 15 business day period; provided that if all of the conditions in the foregoing clauses (i) and (ii) have been satisfied, except that Blue Coat stockholder approval has not been obtained because the stockholder meeting has not yet been held, then, unless a bona fide acquisition proposal (other than the Merger Agreement) has been made and remains outstanding, the marketing period will commence no later than the date that is 15 business days prior to the date of the Blue Coat stockholder meeting; provided further, that the marketing period will commence no earlier than January 3, 2012.

At the closing, Blue Coat and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the Merger will occur on the date that such certificate of merger is duly filed (or such later time as mutually agreed to by Blue Coat and Parent and as specified in the certificate of merger).

Treatment of Common Stock, Warrants and Equity Awards

Common Stock

At the effective time of the Merger, each outstanding share of Blue Coat’s common stock (other than treasury stock or shares owned by Parent, Merger Sub, or any other subsidiary of Parent or Blue Coat or persons who properly exercise appraisal rights under Delaware law) will be cancelled and converted into the right to receive $25.81 in cash without interest. Shares of Blue Coat’s common stock held by Blue Coat as treasury stock or owned by Parent, Merger Sub or any other subsidiary of Parent or Blue Coat, except Merger Sub, will be cancelled and no payment will be made with respect to those shares. Each share of Blue Coat’s common stock held by Merger Sub will be converted into one share of common stock of the Surviving Corporation. Shares of Blue Coat’s common stock held by stockholders who have properly exercised their appraisal rights for such shares in accordance with Section 262 of the DGCL will be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL. If, after the effective time of the Merger, any such stockholder fails to perfect, withdraws or otherwise loses such stockholders’ rights to appraisal pursuant to Section 262 of the DGCL, that stockholder’s shares will be treated as if they had been converted as of the effective time into the right to receive $25.81 in cash without interest. See “Appraisal Rights” beginning on page 73.

Warrants

At the effective time of the Merger, each outstanding warrant will be cancelled and converted into the right to receive $5.05, in cash without interest, for each share of Blue Coat common stock that would have been obtainable upon exercise of such warrant.

Equity Awards

At the effective time of the Merger, each outstanding and unexercised in-the-money stock option, whether or not vested, will be cancelled and converted into the right to receive the option’s spread value in cash (i.e., a cash payment equal to the excess of $25.81 over such option’s exercise price, multiplied by the number of shares subject to such option). Each outstanding and unexercised stock option that has an exercise price equal to or greater than $25.81 will be cancelled without the right to receive any cash payment or other consideration. At the effective time of the Merger, each outstanding share of Blue Coat restricted common stock will vest in full, become free of its restrictions and will be converted into the right to receive $25.81 in cash without interest under the same terms and conditions as apply to the receipt of Merger consideration by holders of Blue Coat common stock generally. At the effective time of the Merger, each outstanding Blue Coat restricted share unit will be cancelled and converted into the right to receive $25.81 in cash, without interest, for each share of common stock subject to such Blue Coat restricted share unit that was outstanding immediately before the effective time.

Employee Stock Purchase Plan

Blue Coat will amend its employee stock purchase plan, or the ESPP, so that the final offering will end and the ESPP will terminate on the later of five business days before the effective date of the Merger and February 29, 2012. Until that time, there will be no new offering periods or rights granted or exercised under the ESPP. No new participants will be allowed to enroll in the ESPP after December 8, 2011, and existing participants will not be able to increase their rate of payroll contributions or make separate non-payroll contributions to the ESPP. Immediately before the ESPP terminates, all amounts allocated to each participant’s account under the ESPP will be used to purchase from Blue Coat whole shares of Blue Coat common stock at the applicable price as determined under the terms of the ESPP. At the effective time of the Merger, such shares purchased through the ESPP will be cancelled and converted into the right to receive $25.81 in cash without interest.

Payment Procedures

Prior to the effective time of the Merger, Parent will appoint an exchange agent for the payment of the Merger consideration in exchange for the certificated and uncertificated shares of common stock and the warrants. Parent will make available to the exchange agent the consideration to be paid under the Merger Agreement with respect to Blue Coat’s common stock and warrants. Promptly after the effective time of the Merger, but not later than five business days after the effective time, Parent will cause the exchange agent to mail to each holder of record of common stock at the effective time a letter of transmittal and instructions for use in such exchange.

Stockholders should not return their stock certificates with the enclosed proxy card and should not forward stock certificates to the exchange agent without a letter of transmittal.

Upon (i) surrender of the stock certificate together with a properly completed letter of transmittal, or (ii) in the case of uncertificated shares the receipt of an “agent’s message” by the exchange agent or any other evidence requested by the exchange agent, the holder of such shares will be entitled to receive $25.81 per share. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share will represent after the effective time of the Merger for all purposes only the right to receive the Merger consideration.

If any portion of the Merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, it will be a condition to such payment that (i) either such certificate will be properly endorsed or will otherwise be in proper form for transfer or such uncertificated share will be properly transferred and (ii) the person requesting such payment will pay in advance to the exchange agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Promptly after the effective time of the Merger, Parent will cause the exchange agent to pay to each holder of a Blue Coat warrant as of immediately prior to the effective time $5.05 for each share of Blue Coat common stock subject to such Blue Coat warrant according to jointly written instructions provided by Blue Coat and Blue Coat warrant holders.

No interest or dividends will be paid or accrue on any payments of Merger consideration. Parent, the exchange agent and the Surviving Corporation are entitled to deduct and withhold any applicable taxes from the Merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, deliver an indemnity agreement reasonably acceptable to Parent and post a bond as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

After the effective time, there will be no further registration or transfers of shares of Company common stock or transfers of Company warrants. If, after the effective time of the Merger, certificates or uncertificated shares or warrants are presented to the Surviving Corporation or the exchange agent, they will be canceled and exchanged for the applicable Merger or warrant consideration. Any portion of consideration made available to the exchange agent that remains unclaimed by the holders of Company common stock one year after the effective time of the Merger will be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company common stock prior to that time may thereafter look only to Parent for payment of the Merger consideration, without any interest thereon.

Unclaimed Funds

Parent, the Surviving Corporation and the exchange agent will not be liable to any holder of shares of Company common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company common stock immediately prior to such time when such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

Parent will cause the Surviving Corporation to pay the applicable consideration, without interest, to the holders of in-the-money stock options and restricted share units at or reasonably promptly after the effective time of the Merger (but in no event later than five business days after the effective time of the Merger).

Financing Covenant; Cooperation

Each of Parent and Merger Sub will use its reasonable best efforts to obtain the equity and debt financing on the terms and conditions described in the equity commitment letters and the Debt Commitment Letter, and will not permit any amendment or modification to be made to, or any waiver of any provision under, the equity commitment letters or the Debt Commitment Letter if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of the financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the financing, or otherwise expands, amends or modifies any other provision of the equity commitment letters or the Debt Commitment Letter in a manner that would reasonably be expected to delay or prevent or make less likely the funding of the financing (or satisfaction of the conditions to the financing) on the closing date or adversely impact the ability of Parent or Merger Sub to enforce its rights against other parties to the equity commitment letters or the Debt Commitment Letter (provided that, subject to compliance with the other provisions of the Merger Agreement related to the financing, Parent and Merger Sub may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners and agents).

Each of Parent and Merger Sub will use its reasonable best efforts:

•	to maintain in full force and effect the equity commitment letters and the Debt Commitment Letter;

•

to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter (or on terms no less favorable to Parent or Merger Sub than the terms and conditions in the Debt Commitment Letter);

•

to satisfy on a timely basis all conditions to funding in the Debt Commitment Letter and such definitive agreements with respect thereto and in the equity commitment letters and to consummate the financing at or prior to the closing of the Merger; and

•	to comply with its obligations under the equity commitment letters and the Debt Commitment Letter.

Parent has agreed to keep Blue Coat informed on a current basis and in reasonable detail of the status of its efforts to arrange the debt financing and to provide to Blue Coat copies of the material definitive agreements for the debt financing.

Parent and Merger Sub have agreed to give Blue Coat prompt notice (i) of any breach or default by any party to any of the equity commitment letters or the Debt Commitment Letter or definitive agreements related to the financing of which Parent or Merger Sub is aware, (ii) of the receipt of any written notice or other written communication from any financing source with respect to any actual or potential breach, default, termination or repudiation by, or any material dispute or disagreement between or among, any party to any of the equity commitment letters or the Debt Commitment Letter or definitive agreements related to the financing or with respect to the obligation to fund the financing or the amount of financing to be funded at the closing of the Merger and (iii) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the financing on the terms and conditions, in the manner or from the sources contemplated by the equity commitment letters or the Debt Commitment Letter or other definitive agreements related to the financing.

The obtaining of the financing, or any alternative financing, is not a condition to the closing of the Merger.

Blue Coat will use its reasonable best efforts to, and will cause its subsidiaries and representatives to use their reasonable best efforts to, provide all cooperation that is customary in connection with the arrangement of the debt financing as may be reasonably requested in writing by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Blue Coat and its subsidiaries), including (i) participating in a reasonable number of meetings, due diligence sessions, lender presentations, “road shows” and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the debt financing, (iii) furnishing Parent and its debt financing sources with such pertinent and customary information regarding Blue Coat and its subsidiaries, including information required under “know your customer” and anti-money laundering rules and regulations, all financial statements and projections and other pertinent information required by the Debt Commitment Letter, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X or Regulation S-K under the Securities Act of 1933, as amended, and of type and form customarily included in a registration statement on Form S-3 under the Securities Act of 1933, (iv) obtaining accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested in writing by Parent, (v) executing and delivering any customary commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including, a customary solvency certificate by the chief financial officer of Blue Coat (provided that none of the letters, agreements, registration statements, documents and certificates will be executed and delivered except in connection with the closing of the Merger, the effectiveness thereof will be conditioned upon, or become operative after, the closing of the Merger, none of Blue Coat or any of its subsidiaries or its representatives will be required to pay any commitment or other fee or incur any liability in connection with the financing prior to the effective time of the Merger and no personal liability will be imposed on the officers, directors, employees or agents involved), and (vi) obtaining any intellectual property assignment agreements relating to Blue Coat products, and making all necessary filings with governmental registration agencies to update ownership title in and to effectuate the release of any security interests granted in Blue Coat’s registered intellectual property.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Blue Coat, Parent and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties made as of a specific date may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The representations and warranties made by Blue Coat to Parent include representations and warranties relating to, among other things:

•	due organization, existence, good standing and qualification to do business of Blue Coat and its subsidiaries;

•

Blue Coat’s corporate power and authority to execute, deliver and perform, and to consummate the transactions contemplated by, the Merger Agreement, and the enforceability of the Merger Agreement against Blue Coat;

•

the adoption, approval, and declaration of advisability of the Merger Agreement and the transactions contemplated by the Merger Agreement by the Board, and the recommendation of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the Board to the stockholders;

•

the absence of required action or filings with governmental authorities other than the filing of the certificate of merger and other similar filings and compliance with applicable state, federal, foreign and antitrust laws and Nasdaq rules;

•

the absence of conflicts with, or violations of, the governing documents of Blue Coat, applicable law and the other agreements to which Blue Coat is party and the absence of any required consent or approval or creation of any lien on Blue Coat assets as a result of the Merger Agreement and the transactions contemplated thereby;

•

Blue Coat’s capitalization and the absence of preemptive or other similar rights, any debt securities that give its holders the right to vote with Blue Coat’s stockholders and voting agreements to which Blue Coat is a party;

•	the absence of encumbrances on Blue Coat’s ownership of the equity interests of its subsidiaries;

•

Blue Coat’s SEC filings since May 1, 2010 and the financial statements included therein and the accuracy and compliance with generally accepted accounting principals in the United States (“GAAP”) of such financial statements;

•	Blue Coat’s disclosure controls and procedures and internal control over financial reporting;

•	compliance with the Sarbanes-Oxley Act of 2002 and the listing rules of Nasdaq;

•	the accuracy of the information provided by Blue Coat for inclusion in this proxy statement;

•	the absence of a Material Adverse Effect (as defined below) of Blue Coat and certain other changes and events from October 31, 2011 to the date of the Merger Agreement;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws and the absence of governmental orders against Blue Coat or its subsidiaries;

•	the absence of legal proceedings pending or threatened against Blue Coat or its subsidiaries;

•	good title and valid interests in the property, assets and leases of Blue Coat, free and clear of any liens;

•

sufficiency of rights and ownership in and the absence of legal claims relating to or liens on intellectual property, including, among other things, rights to patents, trademarks, copyrights, Blue Coat’s use of and licenses for open source materials and Blue Coat’s safeguarding of material trade secrets and confidential customer information;

•	tax matters and compliance with applicable tax laws;

•	employee benefit plans and the absence of additional payments and benefits to employees as a result of the Merger Agreement and the transactions contemplated thereby;

•	compliance with applicable laws and the absence of legal claims and disputes relating to labor and employment matters;

•	the effectiveness of and compliance with insurance policies;

•	environmental matters and compliance with applicable environmental laws and permits;

•	material contracts and the absence of any default under, or breach or termination of, any material contract;

•	Blue Coat’s relationships with its customers and suppliers;

•	compliance with anti-corruption laws;

•	broker’s and finder’s fees and commissions;

•	the receipt by our Board of an opinion from Goldman, Sachs & Co. as financial advisor; and

•	the exemption of Blue Coat, the Merger and the transactions contemplated thereby from certain antitakeover statutes.

Many of Blue Coat’s representations and warranties are qualified as to, among other things, “materiality” or “Material Adverse Effect”. For the purposes of the Merger Agreement, a “Material Adverse Effect” means, with respect to any person, any condition, event, change, occurrence, state of facts or effect that has had, or would be reasonably expected to have, a materially adverse effect on (i) the financial condition, business, assets or results of operations of such person and its subsidiaries, taken as a whole, excluding any effect resulting from (a) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (b) changes or conditions generally affecting the industry in which such person and its subsidiaries operate, (c) geopolitical conditions, acts of war, sabotage or terrorism or natural or man-made disasters, (d) changes in applicable law or GAAP or governmental interpretations thereof, (e) the failure, in and of itself, of such person to meet any internal or published projections, forecasts, estimates or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (f) the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including any suit, action or proceeding relating to the transactions contemplated by the Merger Agreement, or any loss or change in relationship with any customer, supplier, vendor or other business partner of such person or any other disruption to the business of such person, in each case, resulting from the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, (g) if such person is Blue Coat, any action taken by Blue Coat or any of its subsidiaries at the written request, or with the written consent, of Parent or (h) the failure by Blue Coat or any of its subsidiaries to take any action if that action is prohibited by the Merger Agreement to the extent that Parent fails to give its consent after receipt of a written request therefor, except, in the case of clause (a), (b), (c) or (d), to the extent such changes have a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such person and its subsidiaries operate, or (ii) such person’s ability to consummate the transactions contemplated by the Merger Agreement.

The representations and warranties made by Parent to Blue Coat include representations and warranties with respect to Parent and Merger Sub relating to, among other things:

•	their due organization, existence and good standing;

•

their corporate power and authority to execute, deliver and perform, and to consummate the transactions contemplated by, the Merger Agreement, and the enforceability of the Merger Agreement against them;

•

the absence of required action or filings with governmental authorities other than the filing of the certificate of merger and other similar filings and compliance with applicable state, federal, foreign and antitrust laws and Nasdaq rules;

•

the absence of conflicts with, or violations of, their governing documents, applicable law and other agreements to which they are a party and the absence of any required consent or approval or creation of any lien on their assets as a result of the Merger Agreement and consummating the transactions contemplated thereby;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion in this proxy statement;

•

the equity commitment letters and the Debt Commitment Letter, and the absence of any default thereunder and absence of any reason to believe the conditions to the financing will not be satisfied or that the financing will not be available;

•

the sufficiency of funds in the financing contemplated by the equity commitment letters and the Debt Commitment Letter and the absence of conditions related to the funding of the financing other than as set forth in the equity commitment letters and the Debt Commitment Letter;

•	the absence of any other agreements to which Parent or its affiliates are a party that contain additional financing terms;

•	the execution and enforceability of the limited guarantees and the absence of any default thereunder;

•	the solvency of Parent and the Surviving Corporation as of the effective time and immediately following consummation of the Merger; and

•

the absence of any contracts or commitments to enter into any contracts with any director, officer or employee of Blue Coat or, pursuant to which any stockholder of Blue Coat will receive any consideration other than as stated in the Merger Agreement or pursuant to which any stockholder of Blue Coat agrees to approve the Merger or vote against any superior proposal.

Conduct of Business Pending the Merger

Under the Merger Agreement, Blue Coat has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the effective time of the Merger, Blue Coat will, and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice and use commercially reasonable best efforts to:

•	preserve intact its present business organization, assets and goodwill;

•	keep available the services of its directors, officers and key employees; and

•	maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, officers, employees and others having material business relationships with it.

Blue Coat has also agreed that from the date of the Merger Agreement until the effective time of the Merger and subject to certain exceptions, it will not and it will not permit any of its subsidiaries to:

•	amend its certificate of incorporation, bylaws or other similar organizational documents;

•

(i) split, adjust, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Blue Coat or any of its subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company securities or the securities of any of its subsidiaries (with certain exceptions relating to stock options, tax withholding and employee benefits);

•

(i) issue, deliver, sell, grant, pledge, transfer, subject to any lien (other than permitted liens) or otherwise encumber or dispose of any Company securities or the securities of any of its subsidiaries, other than as agreed to in the Merger Agreement or pursuant to Blue Coat’s employee stock purchase plan or (ii) amend any term of any Company security or any security of any of its subsidiaries;

•

incur any capital expenditures except for (i) those contemplated by Blue Coat’s capital expenditure budget and (ii) any unbudgeted capital expenditures not to exceed $350,000 individually or $1,250,000 in the aggregate, or to delay any planned capital expenditures;

•

adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case with respect to Blue Coat or any of its subsidiaries;

•

acquire any assets, securities, properties, interests or businesses if the aggregate amount of consideration paid or transferred by Blue Coat and its subsidiaries would exceed $250,000, other than raw materials and supplies in the ordinary course of business consistent with past practice;

•

(i) sell, lease, license, dispose of or otherwise transfer (or agree to do any of the foregoing with respect to), or create or incur any lien (other than permitted liens) on, any of Blue Coat’s or its subsidiaries’ assets, securities, properties, interests or businesses if the amount of consideration paid or transferred to Blue Coat and its subsidiaries would exceed $350,000 in any individual case or $1,000,000 in the aggregate, other than (a) pursuant to existing contracts or commitments or (b) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, or (ii) fail to maintain and protect or abandon or allow to lapse, expire, or be cancelled any registration or application for registration for material intellectual property owned by Blue Coat;

•

(i) repurchase, prepay or incur any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of Blue Coat or any of its subsidiaries, enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person, or enter into any arrangement having the economic effect of any of the foregoing (other than (a) in connection with the financing of ordinary course trade payables consistent with past practice, (b) accounts payable in the ordinary course of business consistent with past practice or (c) short-term borrowings in the ordinary course of business consistent with past practice, which in any event will not exceed in the aggregate $1,000,000) or (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than (a) to Blue Coat or any of its subsidiaries in the ordinary course of business consistent with past practice or (b) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business consistent with past practice);

•

except as is in the ordinary course of business consistent with past practice, (i) enter into any material contract or (ii) amend, renew, extend, modify or terminate, or otherwise waive, release or assign any rights, claims or benefits of Blue Coat or any of its subsidiaries under any material contract;

•

enter into any contract that contains any provisions restricting Blue Coat or any of its affiliates from competing or engaging in any material respect in any activity or line of business or with any person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging or which, pursuant to its terms, could have such effect after the closing of the Merger solely as a result of the consummation of the transactions contemplated thereby;

•

except as required by the terms of any employee benefit plan as in effect on the date of the Merger Agreement or in the ordinary course of business, (i) hire any new employee, (ii) grant to any current or former director, officer, employee or consultant of Blue Coat or any of its subsidiaries any increase in compensation, bonus or benefits in addition to those pursuant to arrangements in effect before the date of the Merger Agreement, (iii) other than payments of severance under existing employee benefit plans in the event of an actual or planned termination of an employee, make any person a participant in or party to any severance plan or grant any material increase in severance or change of control or termination pay or benefits, (iv) establish, adopt, enter into or materially amend any employee benefit plan (other than offer letters that contemplate “at will” employment, where permitted by applicable law, or employment agreements consistent with Blue Coat’s practices in the applicable jurisdiction) or collective bargaining agreement, (v) except as permitted by (iii) and (iv), take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan or (vi) other than in the event of an actual or planned termination of an employee, make any person a participant in or party to any plan, agreement or arrangement under which such person is not as of the date of the Merger Agreement a participant or party which would entitle such person to vesting, acceleration or any other material right as a consequence of consummation of the transactions contemplated by the Merger Agreement; except that the foregoing will not restrict Blue Coat or its subsidiaries from entering into or making available to newly hired employees, or to employees in the context of promotions based on job performance or workplace requirements, employee benefit plans, benefits and compensation practices and arrangements (excluding equity grants) that have a value that is consistent with those provided to similarly situated employees or newly hired employees;

•	make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or applicable law;

•

(i) institute, pay, discharge, compromise, settle or satisfy any claims, liabilities or obligations in excess of $150,000 in any individual case, or $500,000 in the aggregate, other than in the ordinary course of business consistent with past practice and as required by their terms as in effect on the date of the Merger Agreement and other than such claims, liabilities or obligations reserved against on the consolidated balance sheet of Blue Coat as of October 31, 2011 (provided that the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligations, other than the payment of money, to be performed by Blue Coat or any of its subsidiaries following the closing of the Merger) or (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $150,000 in any individual case or $500,000 in the aggregate, or subject to the terms of the Merger Agreement, fail to enforce, or consent to any material matter with respect to which its consent is required under the Merger Agreement, any material confidentiality, standstill or similar agreement to which Blue Coat or any of its subsidiaries is a party;

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with, any related party or any of Blue Coat’s affiliates other than wholly-owned subsidiaries of Blue Coat or pursuant to agreements in force on the date of the Merger Agreement;

•

make or change any material tax election, adopt or change any material method of accounting with respect to taxes, materially amend any material tax return, waive any rights to a material tax refund or credit, or settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes or enter into any closing agreement with respect to any material tax;

•	enter into any new line of business outside of the existing business segments; or

•	agree, resolve or commit to do any of the foregoing.

Other Acquisition Proposals

Blue Coat has agreed that it and its subsidiaries will not, and neither it nor its subsidiaries will authorize or permit its or their representatives to:

•	solicit, initiate or knowingly facilitate or encourage the submission of any acquisition proposal;

•

enter into or participate in any discussions or negotiations with, or furnish any confidential information relating to Blue Coat or any of its subsidiaries or afford access to the business, properties, assets, books or records of Blue Coat or any of its subsidiaries to, any third party for the purpose of knowingly facilitating or encouraging (or which could reasonably be expected to facilitate or encourage) an acquisition proposal;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement; or

•

approve, endorse or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal or any proposal or offer that is intended to lead to an acquisition proposal or requires Blue Coat to abandon the Merger Agreement.

Except as permitted by the terms of the Merger Agreement described below, Blue Coat has agreed in the Merger Agreement that the Board:

•

will not fail to make, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify) in a manner adverse to Parent the Board’s determination that the Merger Agreement is fair to and is in the best interests of Blue Coat’s stockholders, its adoption and approval of the Merger Agreement, and its recommendation to Blue Coat’s stockholders to approve the Merger Agreement;

•	will not adopt, approve or recommend (or propose to do any of the foregoing) an acquisition proposal other than the Merger Agreement; or

•

in certain circumstances, will not fail to publicly reaffirm its recommendation of the Merger Agreement to Blue Coat’s stockholders, publicly recommend against any acquisition proposal other than the Merger Agreement or fail to include the Board recommendation in this proxy statement, any of the foregoing actions being, an “adverse recommendation change.”

Notwithstanding the foregoing, if at any time prior to obtaining stockholder approval of the Merger Agreement, Blue Coat or its representatives has received a bona fide written acquisition proposal from any third party that the Board reasonably believes could lead to a superior proposal, then Blue Coat may engage in negotiations or discussions with such third party and its representatives and furnish to such third party or its representatives non-public information relating to Blue Coat or any of its subsidiaries pursuant to an acceptable confidentiality agreement (provided that Blue Coat makes available to Parent any material non-public information relating to Blue Coat or its subsidiaries that is made available to such third party which was not previously made available to Parent). Prior to entering into such negotiations or discussions or furnishing such information, the Board is required to have (i) determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary duties to Blue Coat’s stockholders under applicable law, and (ii) determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal. Without modifying the generality of the foregoing, in making such determinations the Board is required to consider, among other factors, whether such third party making such acquisition proposal is reasonably likely to have adequate sources of financing or adequate funds to consummate such acquisition proposal and whether such third party has given reasonable assurances that it will not propose obtaining financing or stockholder approval of such third party’s stockholders as a condition to its obligation to consummate such acquisition proposal.

In addition, at any time prior to obtaining stockholder approval, the Board may make an adverse recommendation change in response to a material development or change in material circumstances (not relating to an acquisition proposal) occurring or arising after the date of the Merger Agreement, if:

•	the existence and material consequences of such development or change were not known by the Board at or prior to the date of the Merger Agreement;

•

the Board has determined after consultation with outside legal counsel that the failure to take such action would be reasonably likely to violate its fiduciary duties to Blue Coat’s stockholders under applicable law; and

•

Blue Coat has provided to Parent at least three business days’ prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board to take such action, and during such three business day period, if requested by Parent, Blue Coat has engaged in good faith negotiations with Parent to amend the Merger Agreement in such a manner that obviates the need for the adverse recommendation change.

Blue Coat will notify Parent promptly (and in any event within 36 hours) after receipt by Blue Coat or any of its representatives of any acquisition proposal, which notice will identify the third party making the acquisition proposal and the material terms and conditions of the acquisition proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Blue Coat will keep Parent reasonably informed on a prompt basis of any material developments, discussions or negotiations regarding any acquisition proposal, and will provide copies of all correspondence and other written materials sent or provided to Blue Coat or any of its representatives relating such material developments, discussions or negotiations.

In addition, the Board may not make an adverse recommendation change in response to an acquisition proposal, or terminate this agreement to enter into an agreement pursuant to an alternative acquisition proposal, unless:

•	the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal;

•

the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable law;

•	Blue Coat has complied with its obligations under the Merger Agreement with respect to the receipt of a superior proposal;

•

Blue Coat promptly notifies Parent in writing, at least three business days before taking such action, of the determination of the Board that such acquisition proposal constitutes a superior proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such superior proposal is proposed to be consummated and the identity of the third party making such superior proposal (it being understood that any material amendment to the financial terms or other material terms of a superior proposal will require a new written notification from Blue Coat and a new three business day period); and

•

during such three business day period, Blue Coat negotiates, and uses its reasonable best efforts to cause its representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and (if applicable) the equity commitment letters, the Debt Commitment Letter and the limited guarantees, so that such acquisition proposal would cease to constitute a superior proposal.

Nothing in the Merger Agreement will be deemed to prohibit Blue Coat or the Board from (i) complying with its disclosure obligations under applicable law with regard to an acquisition proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended, (or any similar communication to stockholders) or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, Blue Coat will not effect or disclose pursuant to such rules or otherwise a position which constitutes an adverse recommendation change unless specifically permitted by the Merger Agreement.

An “acquisition proposal” means, other than the transactions contemplated by the Merger Agreement, any offer, proposal or bona fide inquiry of any third party relating to, or any third party bona fide indication of interest in,

•

any acquisition or purchase, direct or indirect, of assets equal to 20% or more of the consolidated assets of Blue Coat or to which 20% or more of the consolidated revenues or earnings of Blue Coat are attributable or 20% or more of any class of equity or voting securities of Blue Coat;

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Blue Coat;

•

a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Blue Coat or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Blue Coat or to which 20% or more of the consolidated revenues or earnings of Blue Coat are attributable; or

•	any other transaction the consummation of which would reasonably be expected to interfere with or prevent the Merger.

A “superior proposal” means a bona fide, written acquisition proposal for at least a majority of the outstanding shares of Blue Coat’s stock or all or substantially all of the consolidated assets of Blue Coat and its subsidiaries that the Board determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, and after taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such acquisition proposal and the Merger Agreement, including financing, regulatory approvals, stockholder litigation, identity of the third party making the acquisition proposal (including whether stockholder approval of such third party is required), breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of Blue Coat, that such acquisition proposal would be, if consummated, more favorable to Blue Coat’s stockholders (in their capacity as stockholders) than the Merger (taking into account any proposal by Parent to amend the terms of the Merger Agreement pursuant to the Merger Agreement).

Stockholder Meeting

Blue Coat will cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable following clearance of the proxy statement by the SEC for the purpose of voting on the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby. However, Blue Coat may adjourn or postpone the Blue Coat stockholder meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the proxy statement is provided to Blue Coat’s stockholders within a reasonable amount of time in advance of the Blue Coat stockholder meeting, (ii) as otherwise required by applicable law or (iii) if as of the time for which the Blue Coat stockholder meeting is scheduled as set forth in the proxy statement, there are insufficient shares of Company stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Blue Coat stockholder meeting.

Subject to the provisions discussed above under “The Merger Agreement—Other Acquisition Proposals”, the Board will (i) recommend approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby by Blue Coat’s stockholders, (ii) take all reasonably lawful action to obtain the approval of Blue Coat’s stockholders and (iii) otherwise comply with all legal requirements applicable to such meeting. Notwithstanding any adverse recommendation change by the Board, unless the Merger Agreement is validly terminated pursuant to, and in accordance with, the Merger Agreement, it will be submitted to Blue Coat’s stockholders for the purpose of obtaining their approval. Blue Coat will, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten business days prior to the date of the Blue Coat stockholder meeting, as to the aggregate tally of the proxies received by Blue Coat with respect to the approval of Blue Coat’s stockholders.

Parent has agreed to vote or cause to be voted any shares of Blue Coat common stock beneficially owned by it or its subsidiaries in favor of adoption and approval of the Merger Agreement at the stockholders’ meeting.

Access to Information

Subject to certain exceptions, from the date of the Merger Agreement to the effective date of the Merger Blue Coat will (i) give to Parent and its authorized representatives reasonable access to the offices, properties, books, contracts, commitments and records of Blue Coat and its subsidiaries, (ii) furnish to Parent and its authorized representatives such existing financial and operating data and other existing information as such persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent in its investigation. Blue Coat will, and will cause each of its subsidiaries to, furnish, to the extent prepared by Blue Coat in the ordinary course of business, for the period beginning after the date of the Merger Agreement and ending at the effective time of the Merger, as soon as practicable after the end of each month, a copy of the monthly internally prepared financial statements of Blue Coat, including statements of financial condition, results of operations and statements of cash flow, and all other information concerning its business, properties and personnel as Parent may reasonably request. Any investigation pursuant to these provisions will be conducted under supervision of appropriate personnel of Blue Coat and in such manner so as not to unreasonably interfere with the conduct of the business of Blue Coat.

Employee Matters

The Merger Agreement provides that, for 12 months after the closing of the Merger, with respect to U.S. employees of Blue Coat or its subsidiaries who remain employed during such 12 months, Parent will provide, or will cause the Surviving Corporation to provide, compensation and employee benefits to each employee that, taken as a whole, are substantially comparable in the aggregate to those provided by Blue Coat immediately prior to the effective time of the Merger, excluding equity-based compensation and benefits and change-of-control arrangements.

In addition, Parent will, or will cause the Surviving Corporation to, honor and continue certain severance, change in control, retention and termination plans and agreements until the earlier of the twelve-month period following the effective time of the Merger and the expiration of such policy or arrangement pursuant to its terms. See “The Merger—Interests of Executive Officers and Directors of Blue Coat in the Merger.”

The service of each U.S. employee of Blue Coat or any of its subsidiaries who remains employed during the 12 month period after the effective date of the Merger with Blue Coat or any of its subsidiaries will be treated as service with the Surviving Corporation or its affiliates with respect to any 401(k), vacation, paid-time off and severance plans maintained by the Surviving Corporation or any of its affiliates in which such employees are entitled to participate (except to the extent that such recognition would result in any duplication of benefits or compensation). The Surviving Corporation will use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any health benefit plan maintained by the Surviving Corporation or its affiliates in which U.S. employees of Blue Coat or any of its subsidiaries who remains employed during the 12 month period after the effective date of the Merger (and such employees’ eligible dependents) will be eligible to participate from and after the effective time of the Merger and in the plan year in which the effective time of the Merger occurs, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable employee benefit plan immediately prior to the effective time of the Merger. The Surviving Corporation will use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each U.S. employee of Blue Coat or any of its subsidiaries who remains employed during the 12 month period following the effective date of the Merger (and such employees’ eligible dependents) during the calendar year in which the effective time of the Merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under any health benefit plans in which they will be eligible to participate from and after the effective time of the Merger and in the plan year in which the effective time of the Merger occurs.

Indemnification and Directors’ and Officers’ Insurance

For six years after the effective time of the Merger, the Surviving Corporation will indemnify and hold harmless the present and former officers, directors, employees and agents of Blue Coat or any of its subsidiaries in respect of acts or omissions occurring at or prior to the effective time of the Merger to the fullest extent permitted by applicable law. In addition, prior to the effective time, Blue Coat will obtain and fully pay the premium on a non-cancellable extension of the directors’ and officers’ insurance policies and fiduciary liability insurance policies, for a claims reporting period of at least six years. See “The Merger—Interests of Executive Officers and Directors of Blue Coat in the Merger—Indemnification; Directors’ and Officers’ Insurance” beginning on page 35.

Reasonable Efforts; Other Agreements

Parent and Blue Coat have each agreed to use their reasonable best efforts to take all actions necessary or advisable to consummate the transactions contemplated by the Merger Agreement as promptly as practicable, including efforts needed to obtain all necessary regulatory and governmental approvals. The Merger Agreement contains certain other requirements, including agreements relating to preparation of this proxy statement, public announcements and notification of certain events.

Conditions to the Merger

The obligations of Blue Coat, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

•	approval of Blue Coat’s stockholders has been obtained in accordance with Delaware law;

•	no applicable law is in effect that (i) makes illegal or otherwise prohibits consummation of the Merger or (ii) enjoins Blue Coat, Parent or Merger Sub from consummating the Merger;

•	any applicable waiting period under the HSR Act relating to the Merger has expired or terminated; and

•	all actions or filings pursuant to any foreign antitrust laws required to permit the consummation of the Merger have been taken, made or obtained.

the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

•	Blue Coat has performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

•

since December 8, 2011, there has not been a Material Adverse Effect or any event, occurrence, development of a state of circumstances or facts that have had and continue to have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•

(i) the representations and warranties of Blue Coat regarding its corporate existence and power, authority to consummate the Merger, capitalization, finders’ fees and antitakeover statutes are true in all respects at and as of the effective time of the Merger as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which will be true only as of such time, and, solely with respect to capitalization, de minimis errors) and (ii) the other representations and warranties of Blue Coat (disregarding all materiality and Material Adverse Effect qualifications) are true at and as of the effective time of the Merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which will be true only as of such time), with, in the case of this clause (ii) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Blue Coat;

•

Parent has received a certificate signed by an executive officer of Blue Coat with respect to the satisfaction of the conditions relating to Blue Coat’s obligations and representations and warranties; and

•	Blue Coat has filed with the SEC all documents required to be filed with the SEC prior to the effective time of the Merger that are required to contain financial statements.

The obligations of Blue Coat to consummate the Merger are subject to the satisfaction of the following further conditions:

•

the representations and warranties of Parent set forth in the Merger Agreement are true and correct in all material respects at and as of the date of the Merger Agreement and as of the effective time of the Merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which will be true only as of such time), except for such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the Merger Agreement; and

•	Blue Coat has received a certificate signed by an executive officer of Parent with respect to the satisfaction of the conditions relating to Parent’s obligations and representations and warranties.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger (notwithstanding any approval of the Merger Agreement by the stockholders of Blue Coat) by mutual written agreement of Blue Coat and Parent.

The Merger Agreement may also be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger (notwithstanding any approval of the Merger Agreement by the stockholders of Blue Coat) as follows:

by either Blue Coat or Parent, if:

•

the Merger has not been consummated on or before April 6, 2012; provided that such end date will not occur sooner than three business days after the final day of the marketing period (as defined in “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period”), and provided that such right to terminate the Merger Agreement will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by such date;

•

any applicable law is in effect that permanently makes illegal or otherwise prohibits consummation of the Merger or permanently enjoins Blue Coat, Parent or Merger Sub from consummating the Merger, and such injunction will have become final and nonappealable (provided that such right to terminate will not be available to any party whose breach of any provision of the Merger Agreement results in such applicable law); or

•	the approval of Blue Coat’s stockholders was not obtained at the stockholder meeting;

by Parent if:

•

an adverse recommendation change has occurred (as described in “The Merger Agreement—Other Acquisition Proposals”) or at any time after receipt or public announcement of an acquisition proposal, the Board has failed to reaffirm its recommendation within five business days after Parent has requested in writing that it do so and continues to fail to reaffirm its recommendation as of the date the Merger Agreement is terminated; provided that Parent exercises this right to terminate prior to the stockholder meeting and within five business days of the Board’s failure to reaffirm;

•

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Blue Coat set forth in the Merger Agreement has occurred that would cause a condition to the obligations of Parent and Merger Sub to effect the Merger not to be satisfied, and such condition is incapable of being satisfied by the later of April 6, 2012 and three business days after the final day of the marketing period; provided that this right to terminate the Merger Agreement will not be available to Parent if Parent’s breach of any provision of the Merger Agreement would cause the conditions to the obligations of Blue Coat to effect the Merger not to be satisfied; or

•

Blue Coat has breached any of its obligations as described under “The Merger Agreement—Other Acquisition Proposals”, other than any immaterial or inadvertent breaches thereof not intended to result in an acquisition proposal; or

by Blue Coat, if:

•

the Board has authorized Blue Coat to enter into an alternative acquisition agreement, provided that (i) Blue Coat has complied with the requirements described under “The Merger Agreement—Other Acquisition Proposals” above and (ii) Blue Coat pays the applicable termination fee described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” below;

•

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement has occurred that would cause a condition to the obligations of Blue Coat to effect the Merger not to be satisfied, and such condition is incapable of being satisfied by April 6, 2012 (or three business days after the final day of the marketing period, if later); provided that such right to terminate the Merger Agreement will not be available to Blue Coat if Blue Coat’s breach of any provision of the Merger Agreement would cause a condition to the obligations of Parent and Merger Sub to effect the Merger not to be satisfied; or

•

(i) the conditions to the obligations of Parent and Merger Sub to effect the Merger (other than conditions that by their nature are to be satisfied at the closing of the Merger) have been satisfied, (ii) Blue Coat has irrevocably confirmed by written notice to Parent that all conditions to the obligations of Blue Coat to effect the Merger have been satisfied or that it is willing to waive any unsatisfied conditions and (iii) the Merger will not have been consummated within three business days after the delivery of such notice.

Termination Fees and Reimbursement of Expenses

Except as provided for below, Blue Coat is required to pay Parent a termination fee of $39 million (but in no event will Company be required to pay such fee on more than one occasion) if:

•

the Merger Agreement is terminated by Parent because an adverse recommendation change has occurred, or at any time after receipt or public announcement of an acquisition proposal, the Board has failed to reaffirm its recommendation within five business days after Parent has requested in writing that it do so and continues to fail to reaffirm its recommendation as of the date the Merger Agreement is terminated; provided that Parent exercises this right to terminate prior to the stockholder meeting and within five business days of the Board’s failure to reaffirm;

•

the Merger Agreement is terminated by Parent because Blue Coat has breached any of its obligations as described under “The Merger Agreement—Other Acquisition Proposals”, other than any immaterial or inadvertent breaches thereof not intended to result in an acquisition proposal;

•

the Merger Agreement has been terminated by Blue Coat because the Board has authorized Blue Coat to enter into an alternative acquisition agreement, provided that Blue Coat has complied with the requirements described under “The Merger Agreement—Other Acquisition Proposals” above; or

•

all of the following occur: (i) the Merger Agreement is terminated (a) due to the expiration of the end date of April 6, 2012 (or three business days after the final day of the marketing period if later), (b) due to the stockholder approval not being obtained at the stockholder meeting or (c) by Parent due to Blue Coat’s intentional breach of its representations, warranties or covenants in a manner that would cause a failure of a closing condition; (ii) an acquisition proposal was publicly announced or otherwise communicated to Blue Coat’s stockholders prior to the earlier of the date of such termination or the stockholders meeting; and (iii) within 12 months following the date of such termination, an acquisition proposal is consummated; provided that for the purposes of this paragraph, all references to “20%” in the definition of “acquisition proposal” will be deemed to be references to “50%” and a transaction will not be deemed to be an acquisition proposal solely by reason that the consummation of the transaction would reasonably be expected to interfere with or prevent the Merger.

Parent is required to pay Blue Coat a termination fee of $73 million (but in no event will Parent be required to pay such fee on more than one occasion) if:

•

the Merger Agreement is terminated by Blue Coat due to an intentional breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement that would cause a condition to the obligations of Blue Coat to effect the Merger not to be satisfied, and such condition is incapable of being satisfied by April 6, 2012 (or three business days after the final day of the marketing period, if later); provided that Parent will not be required to pay the termination fee if Blue Coat’s breach of any provision of the Merger Agreement would cause a condition to the obligations of Parent and Merger Sub to effect the Merger not to be satisfied; or

•

the Merger Agreement is terminated by Blue Coat because (i) the conditions to the obligations of Parent and Merger Sub to effect the Merger (other than conditions that by their nature are to be satisfied at the closing of the Merger) have been satisfied, (ii) Blue Coat has irrevocably confirmed by written notice to Parent that all conditions to the obligations to Blue Coat to effect the Merger have been satisfied or that it is willing to waive any unsatisfied conditions and (iii) the Merger has not been consummated within three business days after the delivery of such notice.

Parent has agreed to reimburse Blue Coat for any expenses incurred and documented by Blue Coat and its subsidiaries in connection with the cooperation of Blue Coat and its subsidiaries with respect to the arrangement of the financing of the Merger. Parent will also indemnify and hold harmless Blue Coat, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection therewith, except with respect to any information provided by Blue Coat or any of its subsidiaries.

Thoma Bravo Fund IX, L.P. and Ontario Teachers’ Pension Plan Board have agreed, pursuant to their respective limited guarantees, to guarantee the obligation of Parent to pay the Parent termination fee, as described under “The Merger—Limited Guarantees”.

Expenses

All costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense, except as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses”.

Amendment

Any provision of the Merger Agreement may be amended or waived prior to the effective time of the Merger if, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the approval of Blue Coat’s stockholders has been obtained, there will be no amendment or waiver that would require the further approval of Blue Coat’s stockholders under Delaware law without such approval having first been obtained.

Remedies

Blue Coat’s right to receive payment of the reverse termination fee of $73 million from Parent or the guarantors pursuant to the limited guaranties in respect thereof will be the sole and exclusive remedy of Blue Coat and its subsidiaries and stockholders against Parent, Merger Sub, the guarantors and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees, except for certain rights to equitable relief, including specific performance, described below. Parent’s right to receive payment of the Blue Coat termination fee of $39 million from Blue Coat will be the sole and exclusive remedy of Parent, Merger Sub, the guarantors and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees, except for certain rights to equitable relief, including specific performance, described below.

Prior to the valid termination of the Merger Agreement, the parties to the Merger Agreement will be entitled to an injunction or injunctions, specific performance or other equitable remedies to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof. However, the right of Blue Coat to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing to be funded to consummate the Merger (but not the right of Blue Coat to seek such injunctions, specific performance or other equitable remedies for obligations other than with respect to the equity financing) will be subject to the requirements that (i) the conditions to closing of the Merger (other than conditions that by their nature are to be satisfied at the closing of the Merger) have been satisfied on the date the Merger should have been consummated pursuant to the terms of the Merger Agreement but for the failure of the equity financing to be funded, (ii) the debt financing has been funded in accordance with the terms of the Merger Agreement or will be funded in accordance with the terms thereof at the closing of the Merger if the equity financing is funded at the closing of the Merger and (iii) Blue Coat has irrevocably confirmed that if the equity financing and debt financing are funded, then it would take such actions that are within its control to cause the closing of the Merger to occur.

MARKET PRICE OF BLUE COAT’S COMMON STOCK

Blue Coat’s common stock is listed on the Nasdaq under the trading symbol “BCSI.” The following table shows the high and low closing sale prices of the common stock as reported on the Nasdaq for each quarterly period since the beginning of Blue Coat’s 2010 fiscal year:

	High	Low
2010 Fiscal Year
Quarter ended July 31, 2009	$20.75	$13.32
Quarter ended October 31, 2009	$25.62	$17.26
Quarter ended January 31, 2010	$30.65	$22.06
Quarter ended April 30, 2010	$35.47	$24.53
2011 Fiscal Year
Quarter ended July 31, 2010	$33.38	$20.10
Quarter ended October 31, 2010	$27.03	$17.50
Quarter ended January 31, 2011	$32.04	$26.17
Quarter ended April 30, 2011	$31.07	$26.25
2012 Fiscal Year
Quarter ended July 31, 2011	$28.20	$20.15
Quarter ended October 31, 2011	$19.09	$12.50
Quarter ended January 31, 2012 (through [*********], 2012)

The closing sale price of the common stock on the Nasdaq on December 8, 2011, which was the last trading day before the announcement of the Merger, was $17.48. On [******], 2012, which is the latest practicable trading day before this proxy statement was printed, the closing price for Blue Coat’s common stock on the Nasdaq was $[**].

Our present policy is to retain earnings, if any, to finance future growth. We have never paid cash dividends and have no present intention to pay cash dividends. In addition, in accordance with the Merger Agreement, Blue Coat cannot pay any cash dividends prior to the closing of the Merger or termination of the Merger Agreement without the prior consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 12, 2011, certain information with respect to shares beneficially owned by (i) each person who is known by Blue Coat to be the beneficial owner of more than five percent of any class of Blue Coat’s voting securities, (ii) each of the Company’s directors as of that date, (iii) the chief executive officer, the chief financial officer and each other named executive officer, as defined in Item 402(a)(3) of Regulation S-K, and (iv) all directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or upon conversion of convertible debt into common sock) within sixty (60) days of that date. Shares issuable pursuant to the (i) exercise of stock options and warrants exercisable within sixty (60) days of December 12, 2011, and (ii) conversion of convertible debt convertible within sixty (60) days of December 12, 2011, are deemed outstanding for purposes of computing the percentage of the person holding the options, warrants or convertible debt, but are not outstanding for purposes of computing the percentage of any other person. As a result, the percentage ownership of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Shares of Blue Coat’s common stock deemed to be outstanding as of December 12, 2011 do not include acceleration of options, restricted shares and restricted stock units that may occur in connection with the Merger as described in the section entitled “The Merger—Interests of Executive Officers and Directors of Blue Coat in the Merger.”

	Shares Beneficially Owned as of December 12, 2011(1)
	Common Stock
Name of Beneficial Owner	No. of Shares	Percentage of Class
5% shareholders:
Elliott Associates L.P.(4)	4,382,059	10.21%
BlackRock, Inc.(3)	4,018,372	9.36%
Freshford Capital Management, LLC(2)	3,513,955	8.18%
The Vanguard Group, Inc.(5)	2,335,633	5.44%
Directors and Executive Officers:
Gregory S. Clark(6)	—	*
Gordon C. Brooks(7)	89,774	*
Marc Andrews(8)	—	*
Betsy E. Bayha(9)	140,001	*
Kevin Biggs(10)	56,246	*
Michael Borman(11)	1,400	*
Steve A. Daheb(12)	31,041	*
David de Simone(13)	82,560	*
James A. Barth(14)	101,500	*
Keith Geeslin(15)	2,168,460	4.81%
David W. Hanna(16)	402,586	*
Carol G. Mills(17)	22,284	*
Brian M. NeSmith(18)	505,260	1.18%
James R. Tolonen(19)	24,250	*
All current directors and executive officers as a group (11 persons)(20)	3,485,156	7.66%

*	Less than 1% of the outstanding shares of Common Stock.
(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each of the persons named in the table has, to Blue Coat’s knowledge, sole voting and investment power with respect to all shares of Blue Coat common stock shown as beneficially owned by such person. Unless otherwise indicated, the address of each individual listed in the table is c/o Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085. The percentage of beneficial ownership is based on 42,935,788 shares of Blue Coat common stock outstanding as of December 12, 2011.
(2)	Based on a Schedule 13G filed with the SEC on August 29, 2011, effective August 19, 2011. The address of Freshford Capital Management is 800 Westchester Avenue, suite W-617, Rye Brook, NY 10573.
(3)	Based on a Schedule 13G filed with the SEC on February 3, 2011, effective December 31, 2010. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(4)

Based on a Schedule 13D filed with the SEC on October 27, 2011 by Elliott Associates, L.P., effective October 25, 2011. The address of Elliott Associates, L.P. is 40 West 57th Street, New York, NY 10019. Includes 958,498 shares owned individually by Elliott Associates, L.P. and 1,437,799 shares under shared ownership by Elliott International and Elliott International Capital Advisors Inc. Also includes (i) 1,793,084 shares issuable upon conversion of a Senior Note, and (ii) 192,678 shares issuable upon exercise of warrants. Elliott Associates, L.P. holds the Senior Note and warrants through Manchester Securities Corp., its wholly-owned subsidiary. Does not include an additional 133,700 shares into which the Senior Note would otherwise be convertible, of which (as of the date of the 13D filing) Elliott disclaimed beneficial ownership in accordance with Rule 13d-4 under the Exchange Act because the number of shares into which the Senior Note is convertible is limited pursuant to the terms of the Senior Note to that number of shares which would result in the Reporting Persons having aggregate beneficial ownership of 9.9% of the total issued and outstanding shares of Blue Coat common stock.

(5)	Based on a Schedule 13F filed with the SEC on November 15, 2011, effective September 30, 2011. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard Malvern, PA 19355-2331.
(6)	Mr. Clark commenced employment with the Company on September 12, 2011.
(7)	Includes 69,853 shares subject to options exercisable within 60 days of December 12, 2011 and 8,338 shares subject to restricted stock units vesting within 60 days of December 12, 2011.
(8)	Mr. Andrews commenced employment with the Company on April 1, 2011.
(9)	Includes 122,177 shares subject to options exercisable within 60 days of December 12, 2011 and 1,504 restricted shares subject to forfeiture.
(10)	Based on shares held by Mr. Biggs at the time of his departure from Blue Coat on August 19, 2011.
(11)	Based on shares held by Mr. Borman at the time of his departure from Blue Coat on August 16, 2011.
(12)	Includes 22,291 shares subject to options exercisable within 60 days of December 12, 2011 and 8,750 shares subject to restricted stock units vesting within 60 days of December 12, 2011.
(13)	Based on shares held by Mr. de Simone at the time of his departure from Blue Coat on June 30, 2011.
(14)	Includes 94,500 shares subject to options exercisable within 60 days of December 12, 2011.
(15)	Includes 1,900,674 shares issuable upon conversion of Senior Notes and 190,067 shares issuable upon exercise of warrants, each held by Francisco Partners II, L.P. Also includes 26,108 shares issuable upon conversion of Senior Notes, and 2,611 shares issuable upon exercise of warrants held by Francisco Partners Parallel Fund II, L.P. Mr. Geeslin is a Partner at Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. Mr. Geeslin disclaims beneficial ownership of the shares held by these entities, except to the extent of his economic interest in the funds. Also includes 46,000 shares subject to options exercisable within 60 days of December 12, 2011. The address of Francisco Partners is One Letterman Drive, Building C, Suite 410, San Francisco, CA 94111.
(16)	Includes 17,000 shares subject to options exercisable within 60 days of December 12, 2011. Also includes 359,784 shares held by the David W. Hanna Trust and 25,802 shares held by Mr. Hanna’s spouse. Mr. Hanna disclaims beneficial ownership of the shares held by others, except to the extent of his economic interest therein
(17)	Includes 13,584 shares subject to options exercisable within 60 days of December 12, 2011.
(18)	Includes 500,000 shares held by Mr. NeSmith’s family trusts. Mr. NeSmith departed as an officer of Blue Coat on June 30, 2011 and resigned as a director of Blue Coat effective December 16, 2011.
(19)	Includes 15,750 shares subject to options exercisable within 60 days of December 12, 2011.
(20)	Includes 401,155 shares subject to options exercisable within 60 days of December 12, 2011 and 17,088 shares subject to restricted stock units vesting within 60 days of December 12, 2011. Also includes 1,504 restricted shares subject to forfeiture. Also includes 1,900,674 shares issuable upon the conversion of Senior Notes and 192,678 shares issuable upon exercise of warrants. Excludes shares held by Messrs. Borman, Biggs and de Simone, who departed Blue Coat prior to December 12, 2011. Includes shares held by Mr. NeSmith, who resigned as a director of Blue Coat effective December 16, 2011.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your shares of Blue Coat common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the DGCL statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Blue Coat common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the Merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to Blue Coat’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the Merger Agreement and the Merger. Voting against or failing to vote for the adoption and approval of the Merger Agreement and the Merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of, or consent in writing to, the adoption and approval of the Merger Agreement and the Merger. A vote in favor of the adoption and approval of the Merger Agreement and Merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the Merger Agreement and the Merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement and the Merger or abstain from voting on the Merger Agreement and the Merger.

•

You must continue to hold your shares of Blue Coat common stock through the effective date of the Merger. Therefore, a stockholder who is the record holder of shares of Blue Coat common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the Merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger consideration, but you will have no appraisal rights with respect to your shares of Blue Coat common stock.

All demands for appraisal should be addressed to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085, Attn: Corporate Secretary and must be delivered before the vote on the Merger Agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Blue Coat. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank, trust or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement and the Merger. At any time within 60 days after the effective time of the Merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and the Merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the Merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Blue Coat common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon Blue Coat, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of Blue Coat to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Blue Coat will file such a petition or that Blue Coat will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the

Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of common stock pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the Merger Agreement within 60 days after the effective date of the Merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

FOR 2012 ANNUAL MEETING

If the Merger is completed, there will be no public stockholders of Blue Coat and no public participation in any future meetings of Blue Coat’s stockholders. However, if the Merger is not completed, Blue Coat will hold a 2012 annual meeting of stockholders. In that event, in order to be considered for inclusion in the proxy statement and related proxy card for Blue Coat’s 2012 annual meeting, stockholder proposals must have been submitted in writing by May 4, 2012, to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085, Attn: Corporate Secretary. If the date of next year’s annual meeting of stockholders is not within 30 days of the anniversary date of the fiscal 2011 Annual Meeting, which was held on October 6, 2011, the deadline for inclusion of proposals in the Company’s proxy statement and proxy will instead be a reasonable time before the Company begins to print and send its proxy materials.

Stockholders who intend to present a proposal at the fiscal 2012 annual meeting without inclusion of such proposal in Blue Coat’s proxy materials are required to provide advance notice of such proposal to Blue Coat not earlier than July 6, 2012 and not later than August 7, 2012. If the date of next year’s annual meeting of stockholders is more than 30 days before the anniversary date of the fiscal 2011 Annual Meeting, which was held on October 6, 2011, or 60 days after such anniversary date, the deadline for inclusion of proposals in Blue Coat’s proxy statement and proxy will instead be the later of (i) 70 days prior to the date of the meeting, and (ii) the date 10 days after public announcement of the meeting date. Such stockholder proposals should be addressed to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085, Attn: Corporate Secretary. Stockholders are advised to review Blue Coat’s bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

WHERE YOU CAN FIND MORE INFORMATION

Blue Coat files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

Public Reference Room

Room 1580

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at (800) 732-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Blue Coat’s public filings are also available to the public from document retrieval services and the website maintained by the SEC at http://www.sec.gov. Blue Coat’s annual, quarterly and current reports are not incorporated by reference in this proxy statement or delivered with it, but are available, without exhibits, to any person, including any beneficial owner of Blue Coat common stock, to whom this proxy statement is delivered, without charge, upon request directed to Blue Coat at Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, CA 94085, Attn: Investor Relations.

You should rely only on the information contained in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by Blue Coat or any other person. Blue Coat has supplied all information contained in this proxy statement relating to Blue Coat and its affiliates. Parent has supplied all information contained in this proxy statement relating to Parent, Merger Sub and their affiliates.

ANNEX A

The Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Blue Coat. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in Blue Coat’s representations and warranties are qualified by information contained in a confidential disclosure schedule that Blue Coat provided to Parent in connection with the Merger Agreement. Accordingly, Blue Coat stockholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the disclosure schedule. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in Blue Coat’s public disclosures.

AGREEMENT AND PLAN OF MERGER

dated as of

December 8, 2011

among

BLUE COAT SYSTEMS, INC.,

PROJECT BARBOUR HOLDINGS CORPORATION

and

PROJECT BARBOUR MERGER CORP.

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of this Agreement.

i

Exhibit A – Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 8, 2011 among Blue Coat Systems, Inc., a Delaware corporation (the “Company”), Project Barbour Holdings Corporation, a Delaware corporation (“Parent”), and Project Barbour Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have adopted and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the parties listed on Annex I hereto (each, a “Guarantor” and, collectively, the “Guarantors”) is entering into a limited guaranty in favor of the Company (the “Guaranty”) with respect to certain obligations of Parent and Merger Subsidiary under this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or bona fide inquiry of any Third Party relating to, or any Third Party bona fide indication of interest in, (i) any acquisition or purchase, direct or indirect, of assets equal to 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable or 20% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable or (iv) any other transaction the consummation of which would reasonably be expected to interfere with or prevent the Merger.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of July 31, 2011 and the notes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means October 31, 2011.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Financial Advisor” means Goldman, Sachs & Co.

“Company Owned IP” means any and all Intellectual Property that is owned, or purported to be owned, by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Products” means each product sold by the Company or any of its Subsidiaries as of the date hereof, other than any finished products purchased by the Company or any of its Subsidiaries for resale.

“Company Registered IP” means all of the Registered IP owned, or purported to be owned, by the Company or any of its Subsidiaries.

“Company Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Stock Plans” means each plan or non-plan award agreement pursuant to which equity awards have been granted to employees or other service providers of the Company other than the ESPP.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the quarterly period ended October 31, 2011.

“Company Warrant” means each unexercised warrant issued by the Company on June 2, 2008 and outstanding immediately prior to the Effective Time to purchase shares of Company Stock from the Company at an exercise price of $20.76 per share of Company Stock.

“Confidentiality Agreement” means the letter agreement between Thoma Bravo, LLC and the Company dated September 21, 2011.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment or other instrument, obligation, arrangement or understanding of any kind.

“Convertible Senior Notes” means (i) the $39,458,000 Senior Convertible Note issued by the Company to Francisco Partners II, L.P. maturing on June 2, 2013, (ii) the $542,000 Senior Convertible Note issued by the Company to Francisco Partners Parallel Fund II, L.P. maturing on June 2, 2013 and (iii) the $40,000,000 Senior Convertible Note issued by the Company to Manchester Securities Corp. maturing on June 2, 2013.

“Delaware Law” means the Delaware General Corporations Law.

“Environmental Laws” means any Applicable Laws relating to pollution or protection of the environment or, as it relates to exposure to hazardous or toxic substances, human health and safety.

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“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws for the operation of the business of or the occupation of the real property of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would at any relevant time be treated as a single employer under Section 414 of the Code.

“ESPP” means the Company’s Amended and Restated Employee Stock Purchase Plan.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, state, local or municipal governmental, regulatory, quasi-governmental or administrative authority, department, commission, court, tribunal, judicial body, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any toxic, radioactive or otherwise hazardous substance, waste or material, or any other substance, waste or material that in relevant form and concentration is regulated under or forms the basis for liability or standards of conduct under any Environmental Law, including petroleum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, (a) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (v) arising from cash/book overdrafts, (vi) under conditional sale or other title retention agreements, (vii) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a); (c) the maximum liabilities of such person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act); and (d) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance.

“Intellectual Property” means any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), invention disclosures, trade secrets, know how, business methods, technical data and customer lists, tangible or intangible proprietary information; (iii) all software, computer programs, operating systems, interfaces, firmware and modules (in both source code and object code form), and all data and databases (“Software”), (iv) all works of authorship, copyrights, mask works and database compilation, copyrights registrations and applications therefor throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, slogans, trade dress, corporate names and other indicia of source, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world and all goodwill associated therewith; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) all Web addresses, sites and domain names and numbers and any registrations therefor.

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“International Plan” means any Employee Plan that is or was maintained primarily for the benefit of workers based outside of the United States.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Marketing Period” means first period of 15 consecutive Business Days during and at the end of which (i) Parent shall have the Required Information and (ii) the conditions set forth in Section 9.01 have been satisfied (other than those conditions that by their terms are to be satisfied at Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.02 to fail to be satisfied assuming Closing were to be scheduled for any time during such 15 Business Day period; provided that if all of the conditions set forth in the foregoing clauses (i) and (ii) have been satisfied, except that the condition set forth in Section 9.01(a) has not been satisfied because the Company Stockholder Meeting has not yet been held, then, unless a bona fide Acquisition Proposal has been made and remains outstanding, the Marketing Period shall commence on the date that is fifteen Business Days prior to the date of the Company Stockholder Meeting; provided, further, that the Marketing Period shall commence no earlier than January 3, 2012.

“Material Adverse Effect” means, with respect to any Person, any condition, event, change, occurrence, state of facts or effect that has had, or would be reasonably expected to have, a materially adverse effect on (i) the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (B) changes or conditions generally affecting the industry in which such Person and its Subsidiaries operate, (C) geopolitical conditions, acts of war, sabotage or terrorism or natural or man-made disasters, (D) changes in Applicable Law or GAAP or governmental interpretations thereof, (E) the failure, in and of itself, of such Person to meet any internal or published projections, forecasts, estimates or predictions or changes in the market price or trading volume of the securities of such Person or the credit rating of such Person (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (F) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including (x) any suit, action or proceeding relating to the transactions contemplated by this Agreement or (y) any loss or change in relationship with any customer, supplier, vendor or other business partner of such Person or any other disruption to the business of such Person, in each case, resulting from the announcement, pendency or consummation of the transactions contemplated by this Agreement), and (G) if such Person is the Company, (1) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or (2) the failure by the Company or any of its Subsidiaries to take any action if that action is prohibited by this Agreement to the extent that Parent fails to give its consent after receipt of a written request therefor, except, in the case of clause (A), (B), (C) or (D), to the extent such changes have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.

“Nasdaq” means The Nasdaq Stock Market.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Open Source Software” means (i) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, linked with, derived from, based upon or distributed with such Software: (A) be disclosed, licensed or distributed in source code form, (B) be licensed for the purpose of making derivative works, and/or (C) be redistributable at no charge, and (ii) without limiting the foregoing, Software licensed or distributed under any of the following licenses or distribution models, or licenses or distributions models similar to any of the following: GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Eclipse Public License, Common Public License (CPL), Mozilla Public License, Apache Software License, and BSD License.

“OSS Modifications” means any modifications or derivatives of Open Source Software made by or on behalf of the Company or its Subsidiaries.

“Permitted Liens” means (i) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business and that are not due and payable or that are being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) zoning, building and other similar codes and regulations which are not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (v) any conditions that would be disclosed by a current, accurate survey or physical inspection which would not reasonably be expected, to individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company or its Subsidiaries as currently conducted, (vi) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto which would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company or its Subsidiaries as currently conducted and which are not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries as currently conducted and (vii) Liens (other than Liens securing indebtedness for borrowed money), easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted and which are not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Redacted Fee Letter” means a fee letter from a financing source in which the only redactions relate to fee amounts; provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source, except to the extent a reduction from such financing source would be offset by an increase in the debt financing or other funding being made available by such financing source or another financing source.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals,

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renewals, extensions, counterparts, continuations and continuations-in-part thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks and intent-to-use applications for trademarks or service marks; (iii) registered copyrights and applications for copyright registration; and (iv) domain name registrations and Internet number assignments.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means (i) any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount and any liability for any of the foregoing as transferee and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Third Party Software” means any Software (including open source software) that is (i) not solely owned by the Company or one of its Subsidiaries and (ii) incorporated in, distributed with, or required, necessary or depended upon for the use of, any Company Product. Third Party Software includes Software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or or bundled with any Company Product or on a standalone basis.

“US Plan” means any Employee Plan that is not an International Plan.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.03
Adverse Recommendation Change	6.03
Agreement	Preamble
Alternative Acquisition Agreement	6.03
Alternative Financing Commitments	5.06
Certificates	2.04
Closing	2.01
Commitment Parties	5.06
Company	Preamble

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Term	Section
Company Board Recommendation	4.02
Company Employees	7.04
Company Preferred Stock	4.05
Company Related Parties	11.04
Company Restricted Share	2.06
Company RSU	2.06
Company RSU Merger Consideration	2.06
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Option	2.06
Company Subsidiary Securities	4.06
Company Termination Fee	11.04
Debt Commitment Letters	5.06
Debt Financing	5.06
Dissenting Shares	2.05
D&O Insurance	7.03
Effective Time	2.01
Employee Plan	4.17
End Date	10.01
Equity Commitment Letter	5.06
Equity Financing	5.06
Exchange Agent	2.04
Final Offering	2.05
Financing	5.06
Financing Commitment Letters	5.06
Financing Sources	5.06
Foreign Antitrust Laws	4.03
Funding Parties	6.05
Guarantor	Preamble
Guaranty	Preamble
Headcount Plan	6.01
Indemnified Person	7.03
Insurance Policies	4.19
Intervening Event	6.03
In-the-Money Company Stock Option	2.06
In-the-Money Company Stock Option Merger Consideration	2.06
Lease	4.14
Major Customer	4.22
Major Supplier	4.22
Material Contract	4.20
Maximum Tail Premium	7.03
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.17
Option Exercise Price	2.06
Parent	Preamble
Parent Related Parties	11.04
Parent Termination Fee	11.04

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Term	Section
Proceeding	4.13
Proxy Statement	4.09
Recent SEC Reports	Article 4
Record Date	6.02
Representatives	6.03
Required Information	6.05
SEC Clearance Date	8.02
Software	1.01
Solvent	5.08
Superior Proposal	6.03
Surviving Corporation	2.01
Uncertificated Shares	2.04
Warrant Consideration	2.03

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that any agreement or contract listed on any schedules hereto must indicate whether such agreement or contract has been amended, modified or supplemented. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 300 N. LaSalle Drive, Chicago, Illinois 60654, on the later of (i) two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be

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satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, and (ii) the earlier to occur of (A) during the Marketing Period, on a date specified by Parent on three (3) Business Days written notice to the Company and (B) the first Business Day immediately following the final day of the Marketing Period, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger in customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the Company and Parent and as specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.02(b) or Section 2.05, each share of Company Stock outstanding immediately prior to the Effective Time (including any Company Stock issued upon the exercise or conversion of any Company Warrant or Company Convertible Notes for or into Company Stock by the holder thereof prior to the Effective Time) shall be cancelled and converted into the right to receive $25.81 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any Subsidiary of the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Company Warrants. At the Effective Time, each Company Warrant outstanding at the Effective Time shall be canceled and extinguished, and each holder thereof shall cease to have any rights with respect thereto, other than the right to receive, in respect of each share of Company Stock that would be obtainable upon exercise of such Company Warrant as of immediately prior to the Effective Time, an amount equal to $5.05 in cash, without interest (the “Warrant Consideration”). Each holder of a Company Warrant shall be deemed to be a third party beneficiary of this Agreement with respect to its right to receive the Warrant Consideration pursuant to this Article 2.

Section 2.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”) and exchanging the Warrant Consideration for each share of Company Stock subject to the Company Warrants. At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares and the Warrant Consideration to be paid in respect of the Company Warrants (but not, for the avoidance of doubt, the In-the-Money Company Stock Option Merger Consideration or the Company RSU

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Merger Consideration to be paid in respect of In-the-Money Company Stock Options and Company RSUs, respectively). All cash deposited with the Exchange Agent may not be used for any purpose not provided in this Agreement, or as otherwise agreed by the Company and Parent before the Effective Time. Any income from investment of the Exchange Fund will be payable to the Surviving Corporation. Promptly after the Effective Time (but in no event later than five Business Days after the Effective Time), Parent shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time (other than the Company, Parent, Merger Subsidiary, any Subsidiary of the Company or Parent, or holders of Dissenting Shares who have not subsequently withdrawn or lost their rights of appraisal) a letter of transmittal, in form and substance reasonably acceptable to the Surviving Corporation, and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of Certificates or Uncertificated Shares.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Promptly after the Effective Time, Parent shall cause the Exchange Agent to pay to each holder of a Company Warrant as of immediately prior to the Effective Time the Warrant Consideration for each share of Company Common Stock subject to such Company Warrant, payable to such holder pursuant to Section 2.03 in accordance with joint written instructions provided by the Company and the holder of such Company Warrant to the Exchange Agent.

(e) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock or transfers of Company Warrants. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2. If, after the Effective Time, Company Warrants are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Warrant Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of

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Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.05. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(b) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Delaware Law; provided that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Delaware Law, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be, in compliance with Section 2.03. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under Delaware Law consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Company or of a stockholder of Parent.

Section 2.06. Company Equity Awards. (a) At or immediately prior to the Effective Time, each option to purchase shares of Company Stock outstanding under any Company Stock Plan (a “Company Stock Option”) that has an exercise price per share of Company Stock underlying such Company Stock Option (the “Option Exercise Price”) that is less than the Merger Consideration (each such Company Stock Option, an “In-the-Money Company Stock Option”), whether or not exercisable or vested, shall be canceled and converted into the right to receive an amount in cash determined by multiplying (A) the excess of the Merger Consideration over the Option Exercise Price of such In-the-Money Company Stock Option by (B) the number of shares of Company Stock subject to such In-the-Money Company Stock Option (such amount, the “In-the-Money Company Stock Option Merger Consideration”). Parent shall cause the Surviving Corporation to pay the In-the-Money Company Stock Option Merger Consideration, without interest thereon, at or reasonably promptly after the Effective Time (but in no event later than five Business Days after the Effective Time). At or immediately prior to the Effective Time, each Company Stock Option that has an Option Exercise Price that is equal to or greater than the Merger Consideration, whether or not exercisable or vested, shall be cancelled without any consideration therefor.

(b) Immediately prior to the Effective Time, each share of Company Stock granted subject to vesting or other lapse restrictions under any Company Stock Plan (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time and, at the Effective Time, shall be converted into the right to receive the Merger Consideration in accordance with Section 2.02(a) and under the same terms and conditions as apply to the receipt of the Merger Consideration by holders of Company Stock generally.

(c) At or immediately prior to the Effective Time, each restricted share unit with respect to shares of Company Stock granted under a Company Stock Plan (each, a “Company RSU”) that is outstanding

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immediately prior to the Effective Time shall be canceled and converted into the right to receive (i) an amount in cash equal to (A) the number of shares of Company Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Merger Consideration (such amount, the “Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration, without interest thereon, at or reasonably promptly after the Effective Time (but in no event later than five Business Days after the Effective Time).

(d) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.06. The Company shall provide that, following the Effective Time, no holder of any Company Stock Option, Company Restricted Share or Company RSU shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof.

(e) The holders of Company Stock Options, Company Restricted Shares and Company RSUs shall have the right to enforce, and shall be beneficiaries with respect to, the provisions of this Section 2.06.

(f) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the ESPP) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP: (i) each individual participating in the offering period in progress as of the date of this Agreement (the “Final Offering”) shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect when the Final Offering commenced, or (y) to make separate non-payroll contributions to the ESPP on or following the date of this Agreement; (ii) no individual who is not participating in the ESPP as of the date of this Agreement may commence participation in the ESPP following the date of this Agreement; (iii) the Final Offering shall end on the earlier to occur of February 29, 2012, and a date that is five (5) Business Days prior to the Effective Time; (iv) all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Stock at the applicable price determined under the terms of the ESPP; and (v) no further offering periods shall start or rights shall be granted or exercised under the ESPP thereafter; and (vi) the ESPP shall terminate immediately following the end of the Final Offering and. All shares of Company Stock purchased in the Final Offering shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Stock, Company Warrants, Company Stock Options, Company Restricted Shares or Company RSUs, as applicable, in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the delivery by such Person of a written indemnity agreement in form and substance reasonably acceptable to Parent and the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

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ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as set forth in the Company Disclosure Schedule or as otherwise described in the Company SEC Documents (other than (x) any disclosures contained or referenced therein under the captions “Risk Factors”, “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein that are predictive, cautionary or forward-looking in nature, and (y) any exhibits or other documents appended thereto) filed on or after April 30, 2011 and prior to the date of this Agreement (the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report shall be deemed to be disclosed in a section of the Company Disclosure Schedule and to qualify the Company’s representations and warranties hereunder only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to such section of the Company Disclosure Schedule), the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, are included or incorporated by reference in the Company SEC Documents.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming due authorization, execution

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and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved, subject to Section 6.03, to recommend approval of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of Nasdaq, and (e) any additional actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Stock and 9,958,000 shares of preferred stock, $0.0001 par value per share, of the Company (“Company Preferred Stock”). As of December 7, 2011, there were (i) 42,827,805 shares of Company Stock outstanding (which number includes all outstanding Company Restricted Shares), (ii) an aggregate of 3,880,219 shares of Company Stock subject to outstanding Company Stock Options, (iii) an aggregate of 1,565,471 shares of Company Stock subject to outstanding Company RSUs, (iv) an aggregate of 3,853,565 shares of Company Stock subject to outstanding Convertible Senior Notes, (v) an aggregate of 385,356 shares of Company Stock subject to outstanding Company Warrants, (vi) no shares of Company Preferred Stock outstanding and (vii) zero shares of Company Stock held by the Company as treasury shares. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or other Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid.

(b) Except as set forth in this Section 4.05 and for changes since December 7, 2011 resulting from the exercise of Company Stock Options or settlement of Company RSUs outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership

14

interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization.

(b) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(d) Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries and marketable securities purchased by the Company in the ordinary course of business, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished to the SEC by the Company since May 1, 2010 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

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(b) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) Since May 1, 2010, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since May 1, 2010.

(g) Since May 1, 2010, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08. Financial Statements. (a) The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents in all material respects (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments).

Section 4.09. Disclosure Documents. The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with

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the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) From the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and (ii) there has not been any event, occurrence, development of a state of circumstances or facts that has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section  6.01(a), 6.01(b)(ii), 6.01(e), 6.01(h), 6.01(l) or, to the extent applicable to such Sections, 6.01(q).

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed, reflected or reserved against in the Company Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders. (a) The Company and each of its Subsidiaries is in compliance with, and to the knowledge of the Company is not under investigation by any Governmental Authority with respect to, Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries (including against any of the Company Owned IP where any of the foregoing restricts the use, validity or enforceability thereof) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding (each a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings, that would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Liens except Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

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(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease or sublease (each, a “Lease”) under which the Company or any of its Subsidiaries leases or subleases any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property. (a) The Company and its Subsidiaries own or otherwise hold the right to use all Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, except for such Intellectual Property which the failure by the Company or any of its Subsidiaries to own or otherwise hold the right to use would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (the “Necessary IP”), free and clear of any Liens (other than Permitted Liens).

(b) As of the date of this Agreement, there are no legal disputes or claims pending or, to the knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries, or (ii) challenging the scope, ownership, validity, or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Owned IP”) or of the Company and its Subsidiaries’ right to use any Necessary IP, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, none of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Section 4.15(c) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all material Company Registered IP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain and protect the Company Registered IP and (ii) to the knowledge of the Company, none of the Registered IP owned by or in te case of pending applications, filed by or on behalf of the Company and its Subsidiaries (the “Company Registered IP”) has been adjudged invalid or unenforceable in whole or part.

(d) The Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in the Necessary IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality.

(e) The Company and its Subsidiaries have obtained from all parties (including Employees and current or former consultants and subcontractors) who have created any material portion of, or otherwise who would have any rights in or to, any material Company Owned IP, written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries.

(f) Section 4.15(f) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all material Third Party Software sold with, incorporated into or distributed in connection with any Company Product.

(g) Neither the Company nor any of its Subsidiaries uses or has used Open Source Software or any OSS Modifications (including the Open Source Software listed in Section 4.15(f) of the Company Disclosure Schedule) in a manner that (i) would grant or purport to grant to any Person any rights to or immunities under any Company Owned IP, or (ii) would require the Company to disclose or distribute the source code to any Company Products, to license the source code to any Company Products for the purpose of making derivative

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works, or to make available for redistribution to any Person the source code to any Company Products at no or minimal charge. As of the date of this Agreement, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any requests from any Person for disclosure of the source code for any Company Products pursuant to a license governing Open Source Software.

Section 4.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns were, at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any income or franchise Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e) During the two year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is required to file any Tax Return in, that jurisdiction.

(g) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4 for which disclosure on a Tax Return was required under the applicable Treasury Regulations.

Section 4.17. Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each material Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (x) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries or (y) with respect to which the Company or any of its Subsidiaries has any liability, other than (i) any Multiemployer Plan and (ii) any plan, policy, program, arrangement or understanding mandated by Applicable Law. Copies of the material Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all material amendments thereto have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990), if any, prepared in connection with any such plan or trust.

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(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each US Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, no revocation of any such determination letter has been threatened. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such US Plan.

(e) Each US Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations including ERISA and the Code, which are applicable to such US Plan.

(f) Except as required by Applicable Law, or any collective bargaining agreement, works council or other Contract with a labor union or employee organization, the consummation of the transactions contemplated by this Agreement will not (either alone or together with a termination of employment) (i) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or (iii) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except (i) coverage or benefits as required under Section 4980B of the Code or any other Applicable Law or any collective bargaining agreement, works council or other Contract with a labor union or employee organization or (ii) coverage or benefits the future cost of which is borne by the employee or former employee.

(h) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority, other than routine claims for benefits, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each International Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such plan was intended so to qualify) and in good standing with applicable regulatory authorities and (ii) each International Plan intended to be funded or book reserved is fully funded or book reserved, as appropriate, based on reasonable actuarial assumptions.

(j) The Company has made available to Parent a complete and correct list as of the date hereof of each outstanding Company Stock Option, Company Restricted Share and Company RSU, including the date of grant, exercise or purchase price and number of shares of Company Stock subject thereto.

Section 4.18. Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union or organization with respect to employees based in the United States. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no (i) unfair labor practice, labor dispute (other

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than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

(b) The Company is in compliance with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.19. Insurance Policies. Section 4.19 of the Company Disclosure Schedule lists, as of the date of this Agreement, all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”). There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) all of the Insurance Policies or renewals thereof are in full force and effect, (ii) all premiums due and payable under all of the Insurance Policies have been paid when due and (iii) the Company and its Subsidiaries are otherwise in material compliance with the terms of all of the Insurance Policies (or other policies and bonds providing substantially similar insurance coverage).

Section 4.20. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) no written notice, notification, demand, request for information, citation, summons or order has been received and remains unresolved, no complaint has been filed and is pending and no action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law;

(ii) the Company and its Subsidiaries are and, since May 1, 2009, have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) there has been no Release of any Hazardous Substance by the Company or any of its Subsidiaries that has resulted in any liability or obligation to conduct any remedial action of the Company or any of its Subsidiaries under or pursuant to any Environmental Law.

Section 4.21. Material Contracts. (a) Except for this Agreement and the Contracts filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending April 30, 2011 or filed as exhibits to the Company SEC Documents that were filed after such Annual Report on Form 10-K and that are available as of the date of this Agreement, Section 4.21(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind their respective properties or assets:

(i) each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and that either (A) provided for payments to the Company of $500,000 or more in the Company’s fiscal year ended April 30, 2011 or (B) provides for aggregate payments to the Company after the date hereof of $2,000,000 or more, other than Contracts terminable by the Company or one of its Subsidiaries on no more than 90 days’ notice or in connection with an annual renewal without liability or financial obligation to the Company or any of its Subsidiaries;

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(ii) each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, and that either (A) provided for payments by the Company of $500,000 or more in the Company’s fiscal year ended April 30, 2011 or (B) provides for aggregate payments by the Company after the date hereof of $2,000,000 or more, other than Contracts terminable by the Company or one of its Subsidiaries on no more than 90 days’ notice or in connection with an annual renewal without liability or financial obligation to the Company or any of its Subsidiaries;

(iii) each Contract that contains any provisions restricting the Company or any of its Affiliates or their successors from (A) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging or which, pursuant to its terms, could have such effect after the Closing as a result of the consummation of the transactions contemplated hereby or (B) hiring or soliciting for hire the employees or contractors of any Third Party (other than non-hire and non-solicitation provisions contained in confidentiality agreements), except in the case of each of clauses (A) and (B) for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(iv) each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Owned IP, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party or (D) grants “most favored nation” rights, except in the case of each of clauses (A), (B), (C) and (D) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(v) each Contract pursuant to which the Company or any of its Subsidiaries has or has been granted any license to Intellectual Property (other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice), except for such licenses that are not material to the Company and its Subsidiaries, taken as a whole;

(vi) each Contract relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $500,000 or (B) between or among any of the Company and its Subsidiaries;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien on properties or other assets of the Company or any of its Subsidiaries, other than any Permitted Liens;

(viii) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business;

(ix) each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $500,000, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(x) each partnership, joint venture or other similar Contract or arrangement that is material to the Company and its Subsidiaries, taken as a whole;

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(xi) each Contract entered into since May 1, 2010 in connection with the settlement or other resolution of any action or proceeding under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or that involved payment by the Company or any of its Subsidiaries of more than $500,000; and

(xii) each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Contract disclosed in Section 4.21(a) of the Company Disclosure Schedule or required to be disclosed pursuant to Section 4.21(a) (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, any notice in writing to terminate or not renew, in whole or in part, any Material Contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been filed with the SEC or made available by the Company to Parent.

Section 4.22. Customers and Suppliers. Section 4.22(a) of the Company Disclosure Schedule lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended October 31, 2011) (each, a “Major Customer”). Section 4.22(b) of the Company Disclosure Schedule lists the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended October 31, 2011) (each, a “Major Supplier”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has not received, as of the date of this Agreement, any notice in writing from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

Section 4.23. Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have complied with the U.S. Foreign Practices Act of 1977 and other applicable anti-corruption laws.

Section 4.24. Finders’ Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.25. Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view. A signed copy of each such opinion will be made available to Parent for information purposes only promptly following the date of this Agreement.

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Section 4.26. Antitakeover Statutes. The Company has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from Section 203 of Delaware Law. No other Delaware “fair price,” “merger moratorium,” “control share acquisition” or other anti-takeover statute or similar Delaware statute or regulation applies to this Agreement and the transactions contemplated hereby (including the Merger).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. (a) Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

(b) Parent has heretofore made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and other Foreign Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (iv) compliance with any applicable rules of Nasdaq and (v) any additional actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, result in a breach of or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the

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termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization by which any asset of Parent or any of its Subsidiaries is bound or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Disclosure Documents. The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.06. Financing. (a) Parent has delivered to the Company complete and correct copies of (i) the fully executed commitment letter and a Redacted Fee Letter, each dated as of December 6, 2011, from Jefferies Finance LLC and Jefferies & Company, Inc. (the “Commitment Parties,” together with each of their Affiliates, successors and assigns, and each of their officers, employees, directors, partners, former, current or future equityholders, controlling parties, members, managers, general or limited partners, advisors, agents and representatives, the “Financing Sources”) (the “Debt Commitment Letters”) confirming their respective commitments to provide Parent with debt financing in connection with the transactions contemplated hereby (the “Debt Financing”) and (ii) fully executed commitment letters (the “Equity Commitment Letters,” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from each of the parties listed on Annex II hereto (the “Funding Parties”) confirming the respective counterparties’ commitments to provide Parent with equity financing in connection with the transactions contemplated hereby (the “Equity Financing,” and together with the Debt Financing, the “Financing”). Assuming that the Financing contemplated by the Financing Commitment Letters is fully funded, Parent and Merger Subsidiary will have at and after the Closing funds sufficient to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.

(b) The Equity Commitment Letters are each in full force and effect and are valid and binding obligations of Parent and the other parties thereto. Each of the Debt Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. Parent or Merger Subsidiary has fully paid any and all commitment or other fees in connection with the Financing Commitment Letters that are payable on or prior to the date hereof. As of the date hereof, none of the Financing Commitment Letters have been amended or modified in any respect, no such amendment or modification is contemplated and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Subsidiary or, to the knowledge of Parent, any other party thereto under any Financing Commitment Letter. There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Financing Commitment Letters, and Parent has no reason to believe that any term or condition of closing of the Financing that is required to be satisfied will not be satisfied, or that the Financing will not be made available to Parent on the date of the Closing. There are no side letters or other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Commitment Letters.

(c) The Debt Commitment Letters may, in accordance with the provisions of this Agreement, be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the

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“Alternative Financing Commitments”) replacing the then existing Debt Commitment Letters, provided that any Alternative Financing Commitment shall be on terms that are no less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) than the terms of the Debt Commitment Letters such Alternative Financing Commitment is replacing. In such event, (x) the term “Financing Commitment Letters” as used herein shall be deemed to include the Financing Commitment Letters that are not so superseded at the time in question and the Alternative Financing Commitments to the extent then in effect, and (y) the term “Debt Financing” as used herein shall mean the debt financing contemplated by the Financing Commitment Letters as modified pursuant to the foregoing clause (x).

Section 5.07. Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect as of the date hereof and constitutes a valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any Guarantor under the Guaranty.

Section 5.08. Solvency. Assuming (a) satisfaction of the conditions set forth in Sections 9.01 and 9.02, and after giving effect to the transactions contemplated hereby, including the Financing and the payment of the aggregate Merger Consideration, Warrant Consideration and other consideration payable pursuant to Section 2.06, (b) the truth and accuracy of the representations and warranties in Article 4 hereof, (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared by them in good faith based upon assumptions that were and continue to be reasonable, (d) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and (e) payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Law governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For the purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.09. Certain Arrangements. There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary, the Guarantors or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

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ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except for matters set forth in Section 6.01 of the Company Disclosure Schedule, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, assets and goodwill, (ii) keep available the services of its directors, officers and key employees and (iii) maintain satisfactory relationships with its customers, lenders, suppliers, licensors, licensees, officers, employees and others having material business relationships with it. Except for matters set forth in Section 6.01 of the Company Disclosure Schedule, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld), from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, adjust, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options, Company Restricted Shares and Company RSUs in connection with the forfeiture of such awards and (D) as required by any Employee Plan as in effect on the date of this Agreement;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Stock upon the exercise of Company Stock Options or settlement of Company RSUs that are outstanding on the date of this Agreement and set forth in Section 4.05(d) of the Company Disclosure Schedule, in each case in accordance with their terms on the date of this Agreement, (B) any shares of Company Stock pursuant to the ESPP and (C) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in Section 6.01(d) of the Company Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $350,000 individually or $1,250,000 in the aggregate, or to delay any planned capital expenditures;

(e) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case with respect to the Company or any of its Subsidiaries;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries would exceed $250,000, other than raw materials and supplies in the ordinary course of business consistent with past practice;

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(g) sell, lease, license, dispose of or otherwise transfer (or agree to do any of the foregoing with respect to), or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses if the amount of consideration paid or transferred to the Company and its Subsidiaries would exceed $350,000 in any individual case or $1,000,000 in the aggregate, other than (i) pursuant to existing contracts or commitments as forth in Section 6.01 of the Company Disclosure Schedule or (ii) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, or fail to maintain and protect or abandon or allow to lapse, expire or be cancelled any registration or application for registration for material Company Owned IP;

(h) (i) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person, or enter into any arrangement having the economic effect of any of the foregoing (other than (A) in connection with the financing of ordinary course trade payables consistent with past practice, (B) accounts payable in the ordinary course of business consistent with past practice or (C) short-term borrowings in the ordinary course of business consistent with past practice, which in any event shall not exceed in the aggregate $1,000,000), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business consistent with past practice);

(i) except as is in the ordinary course of business consistent with past practice, (i) enter into any Contract that would have been a Material Contract if entered into prior to the date hereof or (ii) amend, renew, extend, modify or terminate, or otherwise waive, release or assign any rights, claims or benefits of the Company or any of its Subsidiaries under, any Material Contract (or Contract that would have been a Material Contract if entered into prior to the date hereof);

(j) enter into any Contract that contains any provisions restricting the Company or any of its Affiliates from competing or engaging in any material respect in any activity or line of business or with any Person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging, or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby;

(k) except (x) as required by the terms of any Employee Plan as in effect on the date of this Agreement, (y) in the ordinary course of business or (z) consistent with Section 6.01(k) of the Company Disclosure Schedule: (i) hire any new employee to whom a written offer of employment has not previously been made and accepted prior to the date of this Agreement, (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or benefits in addition to those pursuant to arrangements in effect on the date hereof, (iii) other than payments of severance under the Employee Plans in the event of an actual or planned termination of an employee, make any Person a participant in or party to any severance plan or grant any material increase in severance or change of control or termination pay or benefits, (iv) establish, adopt, enter into or materially amend any Employee Plan (other than offer letters that contemplate “at will” employment, where permitted by Applicable Law, or employment agreements consistent with the Company’s practices in the applicable jurisdiction) or collective bargaining agreement, (v) except as permitted by clause (iii) and (vi) of this Section 6.01(k), take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan or (vi) other than in the event of an actual or planned termination of an employee, make any Person a participant in or party to any plan, agreement or arrangement under which such Person is not as of the date of this Agreement a participant or party which would entitle such Person to vesting, acceleration or any other material right as a consequence of consummation of the transactions contemplated by this Agreement; provided, however, that the foregoing shall not restrict the

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Company or any of its Subsidiaries from entering into or making available to newly hired employees, or to employees in the context of promotions based on job performance or workplace requirements, Employee Plans and benefits and compensation practices and arrangements (excluding equity grants) that have a value that is consistent with those provided to similarly situated employees or newly hired employees;

(l) make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the Exchange Act;

(m) (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $150,000 in any individual case or $500,000 in the aggregate, other than (A) in the ordinary course of business consistent with past practice and as required by their terms as in effect on the date of this Agreement and (B) other than such claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves); provided that the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligations (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing, or (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $150,000 in any individual case or $500,000 in the aggregate or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(n) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the 1934 Act) or any of the Company’s Affiliates other than wholly-owned Subsidiaries of the Company or pursuant to agreements in force on the date of this Agreement as set forth in the Company Disclosure Schedule;

(o) make or change any material Tax election, adopt or change any material method of accounting with respect to Taxes, materially amend any material Tax Return, waive any rights to a material Tax refund or credit, or settle or compromise any material Tax liability; agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes or enter into any closing agreement with respect to any material Tax;

(p) enter into any new line of business outside of the existing business segments; or

(q) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting; Record Date. (a) The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Stockholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) as otherwise required by Applicable Law or (iii) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting. Subject to Section 6.03, the Board of Directors of the Company shall (A) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (B) take all reasonably lawful action to obtain the Company Stockholder Approval and (C) otherwise comply with all legal requirements applicable to such meeting. Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance with Article 10, this Agreement shall be submitted to the holders of Company

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Stock for the purpose of obtaining the Company Stockholder Approval. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Stockholder Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Stockholder Approval.

(b) The Company shall establish a record date for purposes of determining the holders of Company Stock entitled to notice of and vote at the Company Stockholder Meeting (the “Record Date”). Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent, unless required to do so by Applicable Law. In the event that the date of the Company Stockholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing (such approval not to be unreasonably withheld, conditioned or delayed), it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Stockholder Meeting, as so adjourned, postponed or delayed, except as required by Applicable Law.

Section 6.03. Acquisition Proposals. (a) Subject to Sections 6.03(b), 6.03(c) and 6.03(f), (i) neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their respective directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by providing information in a manner designed to knowingly encourage) the submission of any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any confidential information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Third Party for the purpose of knowingly facilitating or encouraging (or which could reasonably be expected to facilitate or encourage) an Acquisition Proposal, (C) grant any waiver, amendment or release under any standstill or confidentiality agreement or (D) approve, endorse or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or any proposal or offer that is intended to lead to an Acquisition Proposal or requires the Company to abandon this Agreement (an “Alternative Acquisition Agreement”) and (ii) neither the Board of Directors of the Company nor any committee thereof shall (A) fail to make, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify) in a manner adverse to Parent the Company Board Recommendation, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) (x) fail to publicly recommend against any Acquisition Proposal or (y) fail to publicly reaffirm the Company Recommendation, in each case of (x) and (y) within five (5) Business Days after Parent so requests in writing, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Acquisition Proposal, or (E) fail to include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in the foregoing clauses (A) through (E), an “Adverse Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the determination by the Board of Directors that an Acquisition Proposal constitutes a Superior Proposal, (2) the disclosure by the Company of such determination or (3) the delivery by the Company of the notice required by the last sentence of this Section 6.03 shall constitute an Adverse Recommendation Change).

(b) Notwithstanding Section 6.03(a), if at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives has received a bona fide written Acquisition Proposal from any Third Party that the Board of Directors of the Company reasonably believes could lead to a Superior Proposal, then the Company, directly or indirectly through its Representatives, may (i) engage in negotiations or discussions with such Third Party and its Representatives and (ii) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality

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Agreement; provided that the Company shall make available to Parent any material non-public information relating to the Company or its Subsidiaries that is made available to such Third Party which was not previously made available to Parent prior to or substantially concurrently with the time it is made available to such Third Party; provided further, that prior to taking any action described in Section 6.03(b)(i) or Section 6.03(b)(ii) above, (A) the Board of Directors of the Company shall determine in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary duties to the holders of Company Stock under Applicable Law and (B) the Board of Directors of the Company shall determine in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Without modifying the generality of the foregoing, in making such determinations the Board of Directors of the Company shall take into consideration, among other factors: (x) whether such Third Party is reasonably likely to have adequate sources of financing or adequate funds to consummate such Acquisition Proposal and (y) whether such Third Party has given reasonable assurances that it will not propose obtaining financing or stockholder approval of such Third Party’s stockholders as a condition to its obligation to consummate such Acquisition Proposal.

(c) Notwithstanding anything contained in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, in response to a material development or change in material circumstances occurring or arising after the date hereof, the existence and material consequences of which were not known by the Company Board of Directors at or prior to the date hereof (and not relating to any Acquisition Proposal, which shall be governed by Section 6.03(f)) (such material development or change in circumstances, an “Intervening Event”) and after consultation with outside legal counsel that the failure to take such action would be reasonably likely to violate its fiduciary duties to the holders of Company Stock under Applicable Law, the Board of Directors of the Company may make an Adverse Recommendation Change in connection with such Intervening Event; provided that, if the Company is making an Adverse Recommendation Change in response to any such Intervening Event, then the Board of Directors shall not make such Adverse Recommendation Change unless the Company has (i) provided to Parent at least three Business Days’ prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board of Directors of the Company to take such action and (ii) during such three Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for such Adverse Recommendation Change.

(d) Nothing contained in this Section 6.02 shall be deemed to prohibit the Company or its Board of Directors from (i) complying with its disclosure obligations under Applicable Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the 1934 Act (or any similar communication to stockholders) or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act; provided, however, the Company shall not effect, or disclose pursuant to such rules or otherwise a position which constitutes an Adverse Recommendation Change unless specifically permitted by this Section 6.03.

(e) The Company shall notify Parent promptly (and, in any event, within 36 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, which notice shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (ii) the Company shall keep Parent reasonably informed on a prompt basis of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any amendments thereto and any change in the Company’s intentions as previously notified) and shall provide copies of all correspondence and other written materials sent or provided to the Company or any of its Representatives relating to any such material developments, discussions or negotiations.

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(f) Further, the Board of Directors of the Company shall not (i) make an Adverse Recommendation Change in response to an Acquisition Proposal or (ii) terminate this Agreement pursuant to Section 10.01(d)(i)) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, unless (A) the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, (B) the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under Applicable Law, (C) the Company shall have complied with its obligations under this Section 6.03 with respect to such Superior Proposal, (D) the Company promptly notifies Parent in writing, at least three Business Days before taking such action, of the determination of the Board of Directors of the Company that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making such Superior Proposal and, during such three Business Day period, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, and (if applicable) the Financing Commitment Letters and/or the Guaranty, so that such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this Section 6.03(f)).

(g) The Company agrees that in the event any of its Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 6.03, then the Company shall be deemed to be in breach of this Section 6.03.

(h) As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

(ii) “Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries that the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, and after taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement, including financing, regulatory approvals, shareholder litigation, identity of the Third Party making the Acquisition Proposal (including whether stockholder approval of such Third Party is required), breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of the Company, that such Acquisition Proposal would be, if consummated, more favorable to the holders of Company Stock (in their capacity as such) than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(f)).

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give to Parent, its counsel, financial advisors, auditors, financing sources and other authorized representatives reasonable access during normal business hours to the offices, properties, books, contracts, commitments and records of the Company and its Subsidiaries, (b) furnish to Parent, its counsel, financial advisors, auditors, financing sources and other authorized representatives such existing financial and operating data and other existing information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent in its investigation. The Company shall, and shall cause each of its Subsidiaries to, furnish, to the extent prepared by the Company in the ordinary course of business, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after

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the end of each month, a copy of the monthly internally prepared financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and all other information concerning its business, properties and personnel as Parent may reasonably request. Any investigation pursuant to this Section shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company.

Section 6.05. Financing Cooperation. (a) The Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use their reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to use their reasonable best efforts to, provide all cooperation that is customary in connection with the arrangement of the Debt Financing as may be reasonably requested in writing by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, due diligence sessions, lender presentations, “road shows” and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, (iii) furnishing Parent and its Debt Financing sources with such pertinent and customary information regarding the Company and its Subsidiaries, including information required under “know your customer” and anti-money laundering rules and regulations, all financial statements and projections and other pertinent information required by the Debt Commitment Letters, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X or Regulation S-K under the 1933 Act and of type and form customarily included in a registration statement on Form S-3 (or any applicable successor form) under the 1933 Act (all such information in this clause (iii) and in the immediately preceding clause (ii), the “Required Information”), (iv) obtaining accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested in writing by Parent, (v) executing and delivering any customary commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including, including, a customary solvency certificate by the Chief Financial Officer of the Company (provided that (A) none of the letters, agreements, registration statements, documents and certificates shall be executed and delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) none of the Company or any of its Subsidiaries or its Representatives shall be required to pay any commitment or other fee or incur any liability in connection with the Financing prior to the Effective Time and (D) no personal liability shall be imposed on the officers, directors, employees or agents involved), and (vi) obtaining any intellectual property assignment agreements relating to the Company Products, and making all necessary filings with governmental registration agencies to update ownership title in and to effectuate the release of any security interests granted in the Company Registered IP.

(b) Parent shall promptly, upon written request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred and documented by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.05 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

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Section 7.02. Voting of Shares. Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption and approval of this Agreement at the Company Stockholder Meeting.

Section 7.03. Indemnification and Insurance. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers, directors, employees and agents (including fiduciaries with respect to employee benefit plans) of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Delaware Law or any other Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the certificate of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability, indemnification and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the certificate of incorporation and bylaws of the Company and each of its Subsidiaries in existence on the date of this Agreement. From and after the Effective Time, any agreement between any Indemnified Person, on the one hand, and the Company or any of its Subsidiaries, on the other hand, regarding elimination of liability, indemnification or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(c) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided that the cost per annum payable for such “tail” insurance policy shall not exceed 250% of the amount per annum the Company paid in its last full year of coverage (ending December 18, 2011) (which amount is set forth in Section 7.03(c) of the Company Disclosure Schedule) (such maximum amount, the “Maximum Tail Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium.

(d) If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.03 (including this Section 7.03(d)).

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

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Section 7.04. Employee Matters. (a) For a period of 12 months following the Closing, with respect to United States employees of the Company or its Subsidiaries immediately before the Effective Time who remain employed during the requisite period (“Company Employees”), Parent shall, or shall cause the Surviving Corporation to, provide compensation and employee benefits that, taken as a whole, are comparable in the aggregate to those provided under the US Plans as of the date hereof, but excluding from such comparability requirement all equity-based compensation and benefits and change in control arrangements.

(b) Without limiting the generality of Section 7.04(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume, honor and continue during the twelve-month period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, CIC retention and termination plans and agreements that are set forth on Section 7.04(b) of the Company Disclosure Schedules, in each case, as in effect on the date hereof, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with Applicable Law or with the consent of the applicable Company Employee.

(c) With respect to any 401(k), vacation , paid-time off and severance plans maintained by the Surviving Corporation or any of its Affiliates in which Company Employees are entitled to participate, for all purposes, including determining eligibility to participate, level of benefits, and vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or its Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation.

(d) The Surviving Corporation shall use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any health benefit plan maintained by the Surviving Corporation or any of its Affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time and in the plan year in which the Effective Time occurs, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Employee Plan immediately prior to the Effective Time. The Surviving Corporation shall use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under any health benefit plans in which they will be eligible to participate from and after the Effective Time and in the plan year in which the Effective Time occurs.

(e) Without limiting the generality of Section 11.06, nothing in this Section 7.04 or any other provision of this Agreement (i) shall create any right or remedy (including any third-party beneficiary right) in any Person, including any employees, former employees, any participant in any Employee Plan or any beneficiary thereof, nor create any right to employment or continued employment or any term or condition of employment with Parent, Company, the Surviving Corporation or any of their Affiliates, nor prevent or otherwise restrict the Surviving Corporation from terminating the employment of any Company Employee, (ii) shall be construed to establish, amend, or modify any benefit or compensation plan, program, policy, agreement, contract or arrangement, or (iii) shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, contract or arrangement at any time assumed, established, sponsored or maintained by any of them, subject to a participants consent if required by the terms thereof.

Section 7.05. Financing. (a) Each of Parent and Merger Subsidiary shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitment Letters, and shall not

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permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Commitment Letters if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (A) the Debt Financing or the Equity Financing is increased by a corresponding amount and (B) after giving effect to any of the transactions referred to in clause (A) above, the representation and warranty set forth in Section 5.08 shall be true) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or otherwise expands, amends or modifies any other provision of the Financing Commitment Letters in a manner that would reasonably be expected to (A) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the date of the Closing or (B) adversely impact the ability of Parent or Merger Subsidiary to enforce its rights against other parties to the Financing Commitment Letters (provided that, subject to compliance with the other provisions of this Section 5.06(c), Parent and Merger Subsidiary may amend the Debt Commitment Letters to add additional lenders, arrangers, bookrunners and agents). Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement.

(b) Each of Parent and Merger Subsidiary shall use its reasonable best efforts (i) to maintain in full force and effect the Financing Commitment Letters, (ii) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letters on the terms and conditions contained in the Debt Commitment Letters (or on terms no less favorable to Parent or Merger Subsidiary than the terms and conditions in the Debt Commitment Letters), (iii) to satisfy on a timely basis all conditions to funding in the Debt Commitment Letters and such definitive agreements with respect thereto and in the Equity Commitment Letter and to consummate the Financing at or prior to the Closing and (iv) to comply with its obligations under the Financing Commitment Letters. Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of the material definitive agreements for the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall give the Company prompt notice (A) of any breach or default by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Subsidiary becomes aware, (B) of the receipt of (x) any written notice or (y) other written communication, in each case from any Financing source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of any provisions of the Financing Commitment Letters or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Financing Commitment Letters or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing and (C) if at any time for any reason Parent or Merger Subsidiary believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitment Letters or definitive agreements related to the Financing. As promptly as practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Subsidiary a written request therefor, Parent and Merger Subsidiary shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions,

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statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, (iii) defending or contesting any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (ii) each other appropriate filing required pursuant to any Foreign Antitrust Law, in each case with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Foreign Antitrust Law. Each of Parent and the Company shall promptly take all other actions necessary to avoid or eliminate each and every impediment under any Foreign Antitrust Law to the consummation of the transactions contemplated hereby, cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as practicable, and obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated hereby.

(c) Each of Parent and the Company shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any Foreign Antitrust Law, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any material communication with, and any inquiries or requests for additional information from, any other Governmental Authority regarding the transactions contemplated hereby, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests and (iii) unless prohibited by Applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (A) not participate in or attend any meeting with any Governmental Authority in respect of the transactions contemplated hereby without the other party, (B) give the other party reasonable prior notice of any such meeting, (C) in the event one party is prohibited by Applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (E) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement or the transactions contemplated hereby; provided, however, that any materials furnished by Parent or the Company to the other party pursuant to this Section 8.01(c) may be redacted (1) to remove references concerning the valuation of the Company or (2) as Parent or the Company, as applicable, determines in good faith is necessary to comply with contractual arrangements or other confidentiality obligations or Applicable Law or to address reasonable attorney-client or other privilege concerns.

Section 8.02. Proxy Statement. As promptly as practicable, the Company shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that the Company shall provide Parent and its counsel a reasonable opportunity to review the Company’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. Subject to Section 6.03, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following after the

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clearance (which shall include upon expiration of the 10-day period after filing in the event the SEC does not review the Proxy Statement) of the Proxy Statement by the SEC (the “SEC Clearance Date”), and in any event within three Business Days after the SEC Clearance Date. Parent and Merger Subsidiary shall furnish to the Company all information concerning Parent and Merger Subsidiary as may be reasonably required by the Company in connection with the Proxy Statement. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its stockholders, in each case as and to the extent required by Applicable Law. The Company shall (a) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (b) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments and (c)  consider in good faith any comments reasonably proposed by Parent and its counsel.

Section 8.03. Public Announcements. Subject to Section 6.03, and unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case the disclosing party shall use its reasonable best efforts to consult with the other party in accordance with this Section 8.03 prior to such public release), shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any Proceeding commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

Section 8.06. Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

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Section 8.07. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Stock from Nasdaq and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.08. Termination of Equity Plans. The Company will, or will cause the Company’s Board of Directors and each relevant committee of the Board of Directors to, take any and all commercially reasonable actions necessary to terminate as of or prior to the Effective Time all Company Stock Plans, the ESPP and the provisions in any other plan, agreement or arrangement relating to the Company Stock Plans or ESPP or providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Applicable Law shall be in effect that (i) makes illegal or otherwise prohibits consummation of the Merger or (ii) enjoins the Company, Parent or Merger Subsidiary from consummating the Merger;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(d) all actions or filings pursuant to any applicable Foreign Antitrust Laws required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Section 4.10(a)(ii) shall be true and correct in all respects as of the specified time set forth therein, (B) the representations and warranties of the Company contained in Sections 4.01(a), 4.02, 4.05, 4.24 and 4.26 shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time (other than (x) such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time and (y) solely with respect to Section 4.05, de minimis errors) and (C) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) since the date of this Agreement there shall not have occurred a Material Adverse Effect on the Company; and

(c) the Company shall have filed all Company SEC Documents required to be filed with the SEC prior to the Effective Time that are required to contain financial statements.

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Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by Parent or Merger Subsidiary of its obligations under this Agreement, and (ii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before April 6, 2012, provided, however, that the End Date shall not occur sooner than three Business Days after the final day of the Marketing Period (the applicable date, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) any Applicable Law shall be in effect that (A) permanently makes illegal or otherwise prohibits consummation of the Merger or (B) permanently enjoins the Company, Parent or Merger Subsidiary from consummating the Merger, and such injunction shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in such Applicable Law; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) (A) an Adverse Recommendation Change shall have occurred, or (B) at any time after receipt or public announcement of an Acquisition Proposal, the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation within five (5) Business Days after Parent has requested in writing that it do so and continues to fail to reaffirm the Company Recommendation as of the date this Agreement is terminated pursuant to this Section 10.1(c)(i); provided that Parent exercises the right to terminate this Agreement pursuant to this Section 10.01(c)(i) prior to the Company Stockholder Meeting and, with respect to clause (B), within five Business Days of the Board of Director’s failure to so affirm;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent’s breach of any provision of this Agreement would cause the conditions set forth in Section 9.03(a) not to be satisfied; or

(iii) the Company shall have breached any of its obligations under Section 6.03 (other than any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal); or

40

(d) by the Company, if:

(i) the Board of Directors of the Company authorizes the Company, subject to complying with Section 6.03, to enter into an Alternative Acquisition Agreement; provided that the Company pays the Company Termination Fee payable pursuant to Section 11.04(b);

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement would cause the condition set forth in Section 9.02(a) not to be satisfied; or

(iii) (A) the conditions set forth in Sections 9.01 and 9.02 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) the Company has irrevocably confirmed by written notice to Parent that all conditions set forth in Section 9.03 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 9.03 and (C) the Merger shall not have been consummated within three Business Days after the delivery of such notice.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that (a) the provisions of this Section 10.02 and Sections 6.05(b), 11.01, 11.04, 11.07, 11.08, 11.09 and 11.13, the Confidentiality Agreement and the Guaranty shall survive any termination hereof pursuant to Section 10.01 and (b) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful and intentional breach of any provision of this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Project Barbour Holdings Corporation

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, California 94111

Attention: Seth Boro

Facsimile No.: (415) 392-6480

with a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Drive

Chicago, Illinois 60654

Attention: Gerald T. Nowak, P.C.

    Jared G. Jensen

Facsimile No.: (312) 862-2200

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if to the Company, to:

Blue Coat Systems, Inc.

420 North Mary Ave.

Sunnyvale, California 94085

Attention: General Counsel

Facsimile No.: (408) 220-2175

with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, California 94025

Attention: William M. Kelly, Esq.

    Sarah K. Solum

Facsimile No.: (650) 752-3606

(650) 752-3611

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided in Section 6.05(b) and this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Company Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or 10.01(c)(iii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay the Company Termination Fee to Parent in immediately available funds, in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(ii) (but only if the failure to satisfy the condition specified therein results from an intentional breach by the Company of any of its representations,

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warranties, covenants or agreements contained herein), (B) after the date of this Agreement and prior to the earlier of (1) the date of such termination and (2) the date of the Company Stockholder Meeting, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company’s stockholders and (C) within 12 months following the date of such termination, an Acquisition Proposal shall have been consummated, then the Company shall pay to Parent in immediately available funds, concurrently with such consummation, the Company Termination Fee; provided that for purposes of this Section 11.04(b)(ii), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%” and clause (iv) in the definition of “Acquisition Proposal” shall be deemed to be deleted.

(iii) The “Company Termination Fee” shall equal $39,000,000.

(iv) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) Parent Termination Fee.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) (but only if the failure to satisfy the condition specified therein results from an intentional breach by Parent or Merger Subsidiary of any of their respective representations, warranties, covenants or agreements contained herein) or Section 10.01(d)(iii), then Parent shall pay or cause to be paid to the Company in immediately available funds $73,000,000 (the “Parent Termination Fee”) within two Business Days after such termination.

(ii) In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) Other Costs and Expenses.

(i) Each party acknowledges that (A) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, (B) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 11.04(b) or Section 11.04(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without these agreements, the parties would not have entered into this Agreement.

(e) Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, but subject to the Company’s rights set forth in Section 11.13, (i) the Company’s right to receive payment of an amount equal to the Parent Termination Fee from Parent or the Guarantors pursuant to the Guaranty in respect thereof shall be the sole and exclusive remedy of the Company and its Subsidiaries and the Company Related Parties against Parent, Merger Subsidiary, the Guarantors, any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Parent Related Parties”) and the Financing Sources for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally or otherwise) or otherwise and (ii) upon payment of such amount none of the Parent Related Parties or the Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, but subject to Parent’s rights set forth in Section 11.04(d)(i) and 11.13, (A) Parent’s right to receive payment from the Company of an amount equal to the Company Termination Fee pursuant to Section 11.04(b) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether

43

intentionally, unintentionally or otherwise)or otherwise and (B) upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, (1) under no circumstances will the Parent Related Parties or the Financing Sources be liable for monetary damages in excess of the amount of the Parent Termination Fee (and any amounts payable to the Company pursuant to Sections 6.05(b) and 11.04(d)) whether to the Company or any other Company Related Party and, with respect to the Financing Sources, the Financing Sources shall have no liability to the Company or any Company Related Party for any consequential, incidental, indirect or punitive damages, (2) while the Company may pursue both a grant of specific performance in accordance with Section 11.13 and the payment of the Parent Termination Fee under Section 11.04(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and money damages, including all or any portion of the Parent Termination Fee and (3) at any time Parent shall have the right to satisfy in full any claim by the Company for money damages by consummating the Merger in accordance with the terms of this Agreement.

Section 11.05. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except as provided in Article 2 and Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns; provided that the Financing Sources (including any source of alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 7.05) shall be intended third parties beneficiaries of Sections 11.04(e), 11.06, 11.08, 11.09 and 11.13(b)(v) and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in respect to the Financing Sources (including any source of alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 7.05) may be made without the prior consent of the Financing Sources (including any source of alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 7.05)).

(b) No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing) at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

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Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereto hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. The parties hereto agree that a final trial court judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support, or permit any of its Affiliates to bring or support, any claim, action, suit or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 11.09 relating to the waiver of jury trial shall apply to any such action.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement; No Other Representations and Warranties. (a) This Agreement, including the Company Disclosure Schedule and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(b) Except for the representations and warranties contained in Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information made available to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Subsidiary or any other Person resulting from the distribution to Parent or Merger Subsidiary, or Parent’s or Merger Subsidiary’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 4.

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(c) Except for the representations and warranties contained in Article 5, the Company acknowledges that none of Parent, Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

(d) Notwithstanding the foregoing, nothing herein shall relieve any Person of liability for fraud or willful misconduct.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Remedies.

(a) Remedies of Parent and Merger Subsidiary.

(i) Specific Performance. Prior to the valid termination of this Agreement pursuant to Article 10, Parent and Merger Subsidiary shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 11.08 and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger.

(ii) Company Termination Fee. Parent shall be entitled to payment of the Company Termination Fee if and when payable pursuant to Section 11.04(b) hereof.

(iii) Termination. Parent and Merger Subsidiary shall be entitled to terminate this Agreement in accordance with Article 10 hereof.

(iv) Monetary Damages. Other than in the case of fraud, in no event shall Parent, Merger Subsidiary or any Parent Related Party have the right to seek or obtain money damages from the Company or any Company Related Party under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Parent and Merger Subsidiary to payment of the Company Termination Fee or expense reimbursement as set forth in Section 11.04(e) above.

(b) Remedies of the Company.

(i) Specific Performance (Pre-Closing Covenants). Prior to the valid termination of this Agreement pursuant to Article 10 and other than as it relates to the right to cause the Equity Financing to be funded and to consummate the Merger (which are governed by the provisions of Section 11.13(b)(ii)), the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Merger Subsidiary in the courts described in Section 11.08 and to enforce specifically the terms and provisions hereof.

(ii) Specific Performance (Closing). Prior to a valid termination of this Agreement pursuant to Article 10 hereof, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable remedies to enforce Parent’s and Merger Subsidiary’s obligations to cause the Equity Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) the conditions set forth in Sections 9.01 and 9.02 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied on the date the Closing should have been consummated pursuant to the terms of this Agreement but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies

46

the conditions of, Section 7.05) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that if the Equity Financing and Debt Financing are funded, then it would take all such actions that are within its control to cause the Closing to occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the Parent’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 11.13.

(iii) Parent Termination Fee. The Company shall be entitled to payment of the Parent Termination Fee if and when payable pursuant to Section 11.04(c) hereof.

(iv) Termination. The Company shall be entitled to terminate this Agreement in accordance with Article 10 hereof.

(v) Monetary Damages. Other than in the case of fraud, in no event shall the Company, any of its Subsidiaries or any Company Related Party have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Parent, Merger Subsidiary, any Parent Related Party or any Financing Source under this Agreement other than the right of the Company to payment of the Parent Termination Fee as set forth in Section 11.04(c). In addition, notwithstanding anything in this Agreement to the contrary, the Company, each of its Subsidiaries and each Company Related Party hereby waive any claims against the Financing Sources and hereby agree that in no event shall the Financing Sources have any liability or obligation to the Company, any of its Subsidiaries or any Company Related Party relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters or the transactions contemplated hereby; provided that, notwithstanding the foregoing, nothing in this Section 11.13 shall in any way limit or modify the rights and obligations of Parent or Merger Subsidiary under the Debt Commitment Letters.

(c) Acknowledgement Regarding Available Remedies. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 11.13, the parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 11.13, the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity to the extent that the right of specific performance is explicitly applicable under the terms of this Section 11.13. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (to the extent that the right of specific performance is explicitly applicable under the terms of this Section 11.13) shall not be required to provide any bond or other security in connection with any such order or injunction.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

BLUE COAT SYSTEMS, INC.

By:	/s/ Greg Clark
Name: Greg Clark
Title:

PROJECT BARBOUR HOLDINGS CORPORATION

By:	/s/ Seth Boro
Name: Seth Boro
Title: Vice President and Assistant Secretary

PROJECT BARBOUR MERGER CORP.

By:	/s/ Seth Boro
Name: Seth Boro
Title: Vice President and Assistant Secretary

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLUE COAT SYSTEMS, INC.

ARTICLE ONE

The name of the corporation is Blue Coat Systems, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE NINE

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TEN

To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE TEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

*            *            *             *            *

ANNEX B

OPINION OF GOLDMAN, SACHS & CO

PERSONAL AND CONFIDENTIAL

December 8, 2011

Board of Directors

Blue Coat Systems, Inc.

420 North Mary Avenue

Sunnyvale, CA 94085

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Project Barbour Holdings Corporation (“PBHC”) and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Blue Coat Systems, Inc. (the “Company”) of the $25.81 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 8, 2011 (the “Agreement”), by and among PBHC, Project Barbour Merger Corp., a wholly owned subsidiary of PBHC, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, PBHC, and third parties, including Thoma Bravo, LLC, an affiliate of PBHC (“Thoma Bravo”) and its portfolio companies and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We also have provided certain investment banking services to Thoma Bravo and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as sole bookrunner with respect to a private offering of 8.0% Senior Notes due 2014 (aggregate principal amount $275,000,000) for JDA Software Group, Inc., of which an affiliate of Thoma Bravo is a principal stockholder, in December 2009; and as joint bookrunner with respect to a bank loan (aggregate principal amount $1,190,000,000) provided to Attachmate Corporation, a portfolio company of Thoma Bravo, in April 2011. We may also in the future provide investment banking services to the Company, PBHC, Thoma Bravo and its portfolio companies and their respective affiliates for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Thoma Bravo and its affiliates from time to time and may have invested in limited partnership units of affiliates of Thoma Bravo from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended April 30, 2011; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management as

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approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the technology industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $25.81 per Share in cash to be paid to the holders (other than PBHC and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $25.81 per Share in cash to be paid to the holders (other than PBHC and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or PBHC or the ability of the Company or PBHC to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $25.81 per Share in cash to be paid to the holders (other than PBHC and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

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ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

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(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the

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foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

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(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Blue Coat®

IMPORTANT SPECIAL MEETING INFORMATION 000004

ENDORSEMENT_LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on [ ], 2012.

Vote by Internet

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Vote by telephone

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Special Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1. To adopt and approve the Agreement and Plan of Merger dated as of December 8, 2011, among Project Barbour Holdings Corporation, a controlled affiliate of Thoma Bravo, LLC and its co-investors, Project Barbour Merger Corp., a wholly-owned subsidiary of Project Barbour Holdings Corporation, and Blue Coat Systems, Inc. (“Blue Coat”), as it may be amended from time to time, pursuant to which Project Barbour Merger Corp. will be merged with and into Blue Coat, with Blue Coat surviving the Merger as a wholly-owned subsidiary of Project Barbour Holdings Corporation (the “Merger”).

2. To approve, by an advisory vote, the agreements and understandings of Blue Coat Systems, Inc. and its named executive officers concerning compensation that is based on or otherwise relates to the Merger, and the aggregate total of all such compensation that may be paid or become payable to or on behalf of such executive officers, as disclosed in the proxy statement under the heading “The Merger — Interests of Executive Officers and Directors of Blue Coat in the Merger”.

3. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

For Against Abstain

For Against Abstain

For Against Abstain +

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Blue Coat®

Proxy — BLUE COAT SYSTEMS, INC.

420 North Mary Avenue, Sunnyvale, California 94085

This Proxy is Solicited on Behalf of the Board of Directors of Blue Coat Systems, Inc. for the Special Meeting of Stockholders to be held on XXXXXXXXX XX, 2012

The undersigned holder of Common Stock, par value $.0001, of Blue Coat Systems, Inc. (the “Company”) hereby appoints Gregory S. Clark and Gordon C. Brooks, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Stockholders (the “Special Meeting”) to be held on XXXXXXX XX, 2012 at XXXX p.m. local time, located at the headquarters of the Company at 420 North Mary Avenue, Sunnyvale, California 94085, and at any adjournments or postponements of the Special Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

The undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

If you vote over the Internet or by telephone, please do not mail your card.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE